AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 26, 1998.

                                                      REGISTRATION NO. 333-38845
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                            ------------------------
                         CULTURALACCESSWORLDWIDE, INC.
             (Exact name of registrant as specified in its charter)

             DELAWARE                             7389                     52-1309227
   (State or other jurisdiction       (Primary Standard Industrial      (I.R.S. Employer
of incorporation or organization)     Classification Code Number)     Identification No.)

                        2200 CLARENDON BLVD., 11TH FLOOR
                           ARLINGTON, VIRGINIA 22201
                                 (800) 522-3447
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                                JOHN FITZGERALD
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         CULTURALACCESSWORLDWIDE, INC.
                        2200 CLARENDON BLVD., 11TH FLOOR
                           ARLINGTON, VIRGINIA 22201
                                 (800) 522-3447
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:

  ANDREW J. BECK, ESQ.             FREDERICK W. DREHER, ESQ.
     HAYTHE & CURLEY             DUANE, MORRIS & HECKSCHER LLP
     237 PARK AVENUE                 4200 ONE LIBERTY PLACE
NEW YORK, NEW YORK 10017     PHILADELPHIA, PENNSYLVANIA 19103-7396
     (212) 880-6000                      (215) 979-1000

        Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                       CALCULATION OF REGISTRATION FEE

[CAPTION]

        TITLE OF EACH CLASS                                PROPOSED MAXIMUM          PROPOSED MAXIMUM         AMOUNT OF
          OF SECURITIES TO             AMOUNT TO BE         OFFERING PRICE           AGGREGATE OFFER-       REGISTRATION
           BE REGISTERED              REGISTERED (1)        PER SHARE (2)             ING PRICE (2)            FEE (3)
           -------------              --------------        -------------              -------------           ---------
Common Stock
  ($.01 par value)................       4,600,000              $14.00                $64,400,000.00         $19,515.15


(1) Includes 600,000 shares that the Underwriters have the option to purchase from the Registrant to cover any over-allotments.


(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a).


(3) The Registrant paid a fee of $25,091 upon filing the original Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                 SUBJECT TO COMPLETION, DATED JANUARY 26, 1998

PROSPECTUS
                                4,000,000 SHARES

                                  COMMON STOCK

     All of the 4,000,000 shares of Common Stock being offered hereby (the "Offering") are being offered by CulturalAccessWorldwide, Inc. ("CulturalAccess" or the "Company").


     Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $12.00 and $14.00 per share. See "Underwriting" for information related to the factors to be considered in determining the initial public offering price. The Common Stock has been approved for quotation on the Nasdaq Stock Market's National Market under the symbol "CAWW."

                            ------------------------
     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                                                            UNDERWRITING
                                                    PRICE TO               DISCOUNTS AND              PROCEEDS TO
                                                     PUBLIC                COMMISSIONS(1)              COMPANY(2)

Per Share...............................               $                         $                         $
Total(3)................................               $                         $                         $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting offering expenses estimated at $       .
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 600,000 additional shares of Common Stock on the same terms as set forth above solely to cover over-allotments, if any. See "Underwriting." If such option is exercised in full, the total Price to Public, Underwriting
    Discounts and Commissions and Proceeds to Company will be $       , $
    and $       , respectively.
                            ------------------------

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain conditions. It is expected that certificates for the shares of Common Stock offered hereby will be available for delivery on or about
February   , 1998 at the offices of Bear, Stearns & Co. Inc., 245 Park Avenue,
New York, New York 10167.


BEAR, STEARNS & CO. INC.                   NATIONSBANC MONTGOMERY SECURITIES LLC


                The date of this Prospectus is February   , 1998

                      [CULTURALACCESSWORLDWIDE, INC. LOGO]

                   A LEADER IN OUTSOURCED MARKETING SERVICES


  [Inside front cover of pictures of clients and employees of the Company]

Ethnic Cultures
Healthcare Cultures
Generational Cultures

  Helping Fortune 500 clients penetrate complex and hard-to-reach "Culture Markets"


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVERALLOTMENT, ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS, AND IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company intends to furnish to its stockholders annual reports containing audited financial statements and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.



              RESPONDING TO CORPORATE AMERICA'S GROWTH IMPERATIVE

         [Gatefold of pictures of clients and employees of the Company]

Sales Force Productivity Programs       Multicultural Marketing & Sales
Customer Service & Support              Strategic Planning & Market Research
Product Sampling & Fulfillment          Physician Detailing
Physician & Pharmacy Databases          Interactive Marketing Programs
Pharmacy Marketing Programs             Patient Compliance Programs
Direct Mail

                     [CULTURALACCESSWORLDWIDE, INC. LOGO]
                     Bridging Cultures and Building Profits

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND COMBINED AND OTHER FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS ASSUMES (I) NO EXERCISE OF THE UNDERWRITERS' OPTION TO PURCHASE FROM THE COMPANY UP TO 600,000 SHARES OF COMMON STOCK TO COVER OVER-ALLOTMENTS, IF ANY, (II) NO CONVERSION OF THE OUTSTANDING 6% CONVERTIBLE PROMISSORY NOTES OF THE COMPANY DUE DECEMBER 1, 2000 IN THE AGGREGATE PRINCIPAL AMOUNT OF $3.0 MILLION AND ISSUED IN DECEMBER 1996 AND (III) THE ISSUANCE OF 65,000 SHARES OF THE COMPANY'S PREFERRED STOCK, SERIES 1998, IN EXCHANGE FOR (X) ALL OF THE OUTSTANDING SHARES OF THE COMPANY'S 8% CUMULATIVE PREFERRED STOCK AND 8% CUMULATIVE PREFERRED STOCK, SERIES 1997, AND (Y) THE CONVERSION OF $2.9 MILLION OF INDEBTEDNESS OF THE COMPANY. SEE "USE OF PROCEEDS" AND "CERTAIN TRANSACTIONS." THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT ARE BASED ON MANAGEMENT'S ESTIMATES, ASSUMPTIONS AND PROJECTIONS. IMPORTANT FACTORS THAT COULD CAUSE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPECTED BY MANAGEMENT INCLUDE THE INABILITY OF THE COMPANY TO CARRY OUT ITS GROWTH STRATEGY AND THE OTHER FACTORS DISCUSSED UNDER "RISK FACTORS." PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE INFORMATION SET FORTH UNDER "RISK FACTORS."

                                  THE COMPANY
     CULTURALACCESSWORLDWIDE, INC. is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.
     The Company has marketing, sales and customer service expertise, supported by proprietary systems and technologies, that enables its clients to access increasingly important "Culture Markets." The Company targets Culture Markets which it believes are underpenetrated by many goods and services and represent substantial business-building opportunities for Fortune 500 companies. The Company also believes that these Culture Markets are disproportionately responsive to culturally sensitive marketing and sales activities. The Company's targeted Culture Markets are as follows:

ETHNIC CULTURE MARKETS     GENERATIONAL CULTURE MARKETS     HEALTHCARE CULTURE MARKETS
-----------------------    -----------------------------    ---------------------------
       Hispanic                  Mature (age 50+)                   Physicians
         Asian                   College Students                   Pharmacists
   African-American                                                  Patients

     The Company has demonstrated its ability to meet the diverse and growing outsourced marketing needs of its clients. Through technology, management systems and well-established working relationships, the Company is integrated into the daily activities of its clients. In the first nine months of 1997, the Company's top ten clients in alphabetical order were Astra Merck, Inc. ("Astra Merck"), ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll Pharmaceutical, Inc. ("Knoll"), Novartis Pharmaceutical Corporation ("Novartis"), The Purdue Frederick Company ("Purdue Frederick"), Schering Plough Corp. ("Schering Plough"), G.D. Searle & Co. ("G.D. Searle") and Sprint Corp. ("Sprint"). The Company's top ten clients have been clients of the Company for at least three years, and seven of the top ten have been clients for longer than five years. The Company believes that these relationships develop because its services, which produce clearly measurable results, increase its clients' sales and market share and/or reduce its clients' overall cost of sales/services.
                                       3

     The Company was founded in 1983 and is headquartered in Arlington, Virginia with offices in California, Florida, New Jersey, Pennsylvania and Texas. On a pro forma basis to reflect acquisitions, the Company's revenues increased by 32.4% during the first nine months of 1997 compared to the first nine months of 1996. As of September 30, 1997, the Company had approximately 1,160 employees.

                           FAVORABLE BUSINESS TRENDS
     The Company believes that it is operating in a high growth, high opportunity business environment driven by the following favorable business trends:
     GROWTH IN OUTSOURCING. The broad acceptance of outsourcing within Corporate America is resulting in increased outsourcing of marketing, sales and customer service functions.
     GROWTH IN DIRECT MARKETING. In 1995, $1.1 trillion in business and consumer sales were achieved through direct marketing, up 41% from the $780 billion spent in 1990.
     GROWTH IN PHARMACEUTICAL MARKETING SPENDING. Pharmaceutical industry expenditures on programs promoting, marketing and selling its products through direct channels are expected to grow at 8% per year from a base of $5.4 billion in 1996.
     GROWTH IN ETHNIC AND MATURE POPULATIONS. According to the U.S. Census Bureau, the Hispanic and Asian populations in the United States are projected to grow by approximately 48% and 57%, respectively, between 1996 and 2010, which is approximately four times greater than the general population's projected growth. During the same period, the 50 year and older age group is projected to grow faster than any other age group in the population.
     GROWTH IN ACCOUNTABILITY OF MARKETING AND SALES ACTIVITIES. There is increasing pressure within Corporate America to demonstrate a measurable return on marketing and sales investments.
     GROWTH IN CUSTOMER-FOCUSED MANAGEMENT PRACTICES. There is increasing recognition of the fundamental need to "speak the language" of the customer as a means of improving customer retention rates.
                            COMPANY GROWTH STRATEGY
     The Company intends to continue its rapid growth by implementing the following strategies:
     EXPLOIT NICHE MARKET OPPORTUNITIES. In each niche that it pursues, the Company's goal is to build and maintain a leading position as a specialized outsourced marketing services provider. The Company focuses its outsourced marketing efforts on ethnic, generational and healthcare Culture Markets. Through its experience, technology and management systems, the Company has demonstrated its effectiveness in communicating its clients' products and services to complex and hard-to-reach Culture Markets.
     DRIVE INTERNAL GROWTH. The Company plans to continue to grow internally by further penetrating existing client relationships, acquiring new client relationships, cross-selling established services and introducing new service offerings. The Company is committed to a formal and systematic approach to business development. The Company has a long history of achieving high levels of client satisfaction and has significantly expanded client relationships as a result of demonstrated performance.

     PURSUE COMPLEMENTARY ACQUISITIONS. The Company intends to continue to make "platform" acquisitions in order to establish a strong initial presence in a niche market or to strengthen its presence within a niche. The Company also pursues tactical acquisitions to broaden its geographic presence, strengthen its existing skills and gain complementary services. The Company seeks acquisitions with a history of proven performance, experienced management and potential for growth. The Company's management team is experienced in identifying, acquiring and integrating businesses.
     LEVERAGE MANAGEMENT EXPERTISE AND CORPORATE INFRASTRUCTURE. The Company believes it can achieve additional economies of scale which will contribute to improved financial performance. Each operating unit has a core executive group in place with the experience to drive additional growth and manage an expanding business. The continued identification of synergies between operating units is a top management priority.

     MAINTAIN TECHNOLOGICAL LEADERSHIP. The Company intends to continue to invest in proprietary systems and technologies that it believes provide it with competitive advantages. The Company's technology strategy is driven by its objective to maximize reliability, integration and flexibility.

                                  RISK FACTORS
     See "Risk Factors" beginning on page 7 for a discussion of certain factors investors should consider carefully before purchasing the shares of Common Stock offered hereby. Such risk factors include the Company's reliance on Sprint; the Company's reliance on its other major clients; the need for growth management; the risks related to rapid expansion; acquisition risk; loss of contracts; dependence on trend toward outsourcing; dependence on labor force; competition; industry consolidation; potential consumer saturation; reliance on technology; risk of business interruption; dependence on key personnel; contingent acquisition consideration; government regulation; effect of potential fluctuations in quarterly operating results; absence of public market; possible volatility of stock price; shares eligible for future sale; control by existing stockholders; substantial portion of proceeds to be used for payments to principal stockholders; possible effect of anti-takeover provisions; no dividends; and immediate and substantial dilution to new investors.
                                  THE OFFERING

Common Stock being offered................  4,000,000 shares
Common Stock to be outstanding after the
Offering (1)..............................  8,953,808 shares
Use of proceeds...........................  To repay certain indebtedness, to finance future acquisitions and internal growth and for other general corporate purposes
Nasdaq National Market symbol.............  CAWW


------------

(1) Does not include (i) 800,000 shares of Common Stock reserved for issuance under the Company's 1997 Stock Option Plan (the "Stock Option Plan") or (ii) 65,000 shares of the Preferred Stock, Series 1998. See
    "Management -- Executive Compensation -- Stock Option Plan," "Shares Eligible for Future Sale," "Description of Capital Stock -- Preferred Stock" and Note 11 of Notes to the Company's Combined Financial Statements. Includes (i) 192,308 shares of Common Stock to be issued upon conversion of the 6% convertible subordinated promissory note of the Company due December 1, 2000 in the principal amount of $2,500,000 and issued in October 1997 (the "Convertible Note") upon the consummation of the Offering, assuming an initial public offering price of $13.00 per share, provided that the Convertible Note will be converted into a greater number of shares if the initial public offering price is less than $13.00 per share, and (ii) 500,000 shares of Non-Voting Common Stock that will be converted into Common Stock on a share-for-share basis upon the consummation of the Offering. Unless otherwise indicated, information in this Prospectus regarding the Common Stock includes such shares of Non-Voting Common Stock.

                         SUMMARY FINANCIAL INFORMATION
                                 (IN THOUSANDS)


                                                                                              NINE MONTHS ENDED
                                              FIVE MONTHS     YEAR ENDED DECEMBER 31,           SEPTEMBER 30,
                                                 ENDED     ------------------------------  ------------------------
                       YEAR ENDED JULY 31,     DECEMBER                        PRO FORMA
                      ----------------------      31,                         AS ADJUSTED
                       1992    1993    1994      1994       1995     1996      1996 (1)       1996         1997
                      ------  ------  ------  -----------  ------  ---------  -----------  -----------  -----------
STATEMENT OF
  OPERATIONS DATA:
Revenues............. $1,660  $2,796  $4,397    $ 2,728    $9,047  $  16,286  $   38,102    $  13,125    $  24,039
Cost of revenues.....    514   1,182   1,720      1,437     4,396      8,639      19,026        6,350       14,436
                      ------  ------  ------  -----------  ------  ---------  -----------  -----------  -----------
Gross profit.........  1,146   1,614   2,677      1,291     4,651      7,647      19,076        6,775        9,603
Selling, general and
  administrative.....  1,073   1,513   2,715        807     4,540      7,754      18,626        4,706        5,877
                      ------  ------  ------  -----------  ------  ---------  -----------  -----------  -----------
Income (loss) from
  operations.........     73     101     (38)       484       111       (107)        450        2,069        3,726
Interest (expense)
  income.............     --      (5)     (3)        (2)       24       (101)       (134 )         13       (1,478)
Other income
  (expense)..........     --      --      --         --         5       (200)       (153 )        (37)        (302)
                      ------  ------  ------  -----------  ------  ---------  -----------  -----------  -----------
Income (loss) before
  income taxes.......     73      96     (41)       482       140       (408)        163        2,045        1,946
Tax (expense) benefit
  (2)................     --     (33)     --         --        --         88         (76 )         --         (941)
                      ------  ------  ------  -----------  ------  ---------  -----------  -----------  -----------
Net income (loss).... $   73  $   63  $  (41)   $   482    $  140  $    (320) $       87    $   2,045    $   1,005
                      ======  ====== ======== ===========  ======  ========== ============  =========== ===========

                                                                                                         SEPTEMBER
                                                                                                         30, 1997
                             JULY 31,                  DECEMBER 31,                                     -----------
                      ----------------------  ------------------------------
                       1992    1993    1994      1994       1995     1996                                 ACTUAL
                      ------  ------  ------  -----------  ------  ---------                            -----------
BALANCE SHEET DATA:
Current assets....... $  343  $  650  $1,110    $   994    $2,463  $  16,963                             $   8,123
Total assets (3).....    354     705   1,240      1,152     2,749     29,454                                28,644
Current
  liabilities........    137     414     996        429     2,159     16,757                                11,839
Long-term debt, less
  current
  maturities.........     --      16      10          6        --     16,201                                17,071
Mandatorily
  redeemable
  preferred stock....     --      --      --         --        --      1,800                                 3,816
Stockholders' equity
  (deficit)..........    217     275     234        717       590     (5,304)                               (4,082)

                          PRO FORMA
                         AS ADJUSTED
                          1997 (1)
                       ---------------
STATEMENT OF
  OPERATIONS DATA:
Revenues.............     $  38,801
Cost of revenues.....        22,187
                       ---------------
Gross profit.........        16,614
Selling, general and
  administrative.....        12,399
                       ---------------
Income (loss) from
  operations.........         4,215
Interest (expense)
  income.............           (76)
Other income
  (expense)..........          (309)
                       ---------------
Income (loss) before
  income taxes.......         3,830
Tax (expense) benefit
  (2)................        (1,696)
                       ---------------
Net income (loss)....     $   2,134
                      ================


                          PRO FORMA
                       AS ADJUSTED (4)
                       ---------------
BALANCE SHEET DATA:
Current assets.......     $  22,750
Total assets (3).....        59,692
Current
  liabilities........         6,841
Long-term debt, less
  current
  maturities.........         1,137
Mandatorily
  redeemable
  preferred stock....         6,500
Stockholders' equity
  (deficit)..........        45,214




------------

(1) Adjustments on a Pro Forma as Adjusted basis include pro forma adjustments to reflect acquisitions as of the periods presented and further give effect to the sale of shares of Common Stock offered hereby and to the reduction in interest expense and dividends on the preferred stock of the Company (the "Preferred Stock") outstanding prior to the Offering resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt, as described under "Use of Proceeds," and pay all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering. See "Unaudited Pro Forma Financial Information."


(2) In December 1996, the Company became a C Corporation for income tax purposes. Prior to that, the Company was an S Corporation; accordingly, $0 taxes were recorded by the Company. The data for the nine months ended September 30, 1997, and the Pro Forma as Adjusted data for 1996 and 1997 include a provision for income taxes. Had the Company been a C Corporation for all of 1996, its provision (benefit) for income taxes and net income
    (loss) would have been approximately ($149) and ($260), respectively, for the year ended December 31, 1996 and $818 and $1,227, respectively, for the nine months ended September 30, 1996.


(3) Includes $18,500 and $33,100 excess of cost over fair value of net assets acquired and other intangible assets, on an Actual and on a Pro Forma as Adjusted basis, respectively, at September 30, 1997.


(4) Adjusted on a Pro Forma as Adjusted basis to reflect the acquisition of Hispanic Market Connections, Inc. and Phoenix Marketing Group, Inc. which were effective after September 30, 1997 as if they had occurred on September 30, 1997, the sale of shares of Common Stock offered hereby at the assumed initial public offering price of $13.00 per share, the assumed conversion of the Convertible Note into 192,308 shares of Common Stock, the payment of all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering and the assumed use of the estimated net proceeds as if the Offering had occurred on September 30, 1997, as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

                                  RISK FACTORS
     IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROSPECTUS.
RELIANCE ON SPRINT

     Sprint is the Company's largest client, accounting for approximately $15.7 million, or approximately 41%, of the Company's pro forma revenues for the nine-month period ended September 30, 1997. The Company currently has a four-year master services agreement with Sprint, supported by four contract orders. The Company's work for Sprint is spread throughout several different divisions of Sprint ranging from outbound telemarketing to inbound customer service. The non-competition provision of the master services agreement restricts the Company from servicing Sprint's competitors at any facility that services Sprint, with limited exceptions. Each of the Sprint contract orders expires on June 30, 1999 and is automatically renewable for additional 12-month periods unless terminated by either party. As a result of the Recapitalization (as defined below) the core management group with which Sprint originally entered into the master services agreement changed, which had the potential to affect adversely the Company's on-going relationship with Sprint. However, the Company's experience since the Recapitalization indicates that the Company's on-going relationship with Sprint has not been adversely affected, and the Company anticipates that as the expiration of the Sprint contract orders nears, it will enter into negotiations with Sprint regarding the extension of their relationship. There can be no assurance that the Company will be able to renew its contract orders with Sprint, and the loss of any significant portion of the revenues provided by Sprint could have a material adverse effect on the Company.

RELIANCE ON OTHER MAJOR CLIENTS

     The Company's ten largest clients, including Sprint, accounted for approximately 76% of the Company's combined pro forma revenues for the nine-month period ended September 30, 1997. These clients, listed alphabetically, are Astra Merck, ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll, Novartis, Purdue Frederick, Schering Plough, G.D. Searle and Sprint. Although each of these clients has done business with the Company for at least three years, there can be no assurance that these clients will continue to do business with the Company over the long term, and the loss of any of these clients could have a material adverse effect on the Company.

NEED FOR GROWTH MANAGEMENT
     The Company has grown rapidly over the past several years, and its continued growth depends significantly on the Company's ability to utilize its existing infrastructure and databases to perform services for new clients, as well as on the Company's ability to develop and successfully implement new marketing methods or channels for new services for existing clients. Continued growth will also depend on a number of other factors, including, but not limited to, the Company's ability to: maintain the high quality of services it provides to customers; recruit, motivate and retain qualified personnel; train existing sales representatives or recruit new sales representatives to sell various categories of services; and open new service facilities in a timely and cost-effective manner. The Company's continued growth also will require the implementation of enhanced operational and financial systems and resources, as well as additional management. Such growth, if not managed effectively, could have a material adverse effect on the Company.
RISKS RELATED TO RAPID EXPANSION
     The Company intends to pursue a strategy of continued growth through acquisitions and internal growth and will seek to expand the range of its services and penetrate additional industry segments. The Company has a limited history in managing operations which are geographically dispersed, coordinating national sales efforts and introducing new services. The Company's proposed expansion will be dependent on, among other things, the Company's ability to: identify suitable acquisition candidates and additional industry segments with sufficient demand for the Company's services; hire and retain skilled management, marketing, technical, customer service and other personnel; obtain adequate capital; and improve administrative and operating systems. There can be no
                                       7
assurance that the Company will be able to expand its operations or its sales and marketing team which, if the Company were unable to do so, could have a material adverse effect on the Company. See "Business -- Growth Strategy." ACQUISITION RISK

     The Company made three acquisitions during 1997 and plans to make additional acquisitions in 1998 and subsequent years. However, there can be no assurance that suitable acquisition candidates will be identified by the Company in the future, that suitable financing for all such acquisition candidates can be obtained by the Company or that any such acquisitions will occur. Also, the Company's anticipated credit agreement with NationsBank, N.A. will require the Company to seek prior approval of acquisitions for which the acquisition consideration exceeds certain amounts, which may limit the Company's ability to make such acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." In addition, the Company competes for acquisition and expansion opportunities with entities that have substantially greater resources than those of the Company. The Company's future success is partially dependent upon its ability to integrate effectively acquired businesses into the Company. There can be no assurance that the Company will be able to successfully integrate its recently completed and any future acquisitions or that such acquisitions will yield profitable operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

LOSS OF CONTRACTS
     The majority of the Company's contracts are short-term, cancelable on 60 or 90 days notice or less. Although the contracts typically require payment of certain fees and, in some cases, a termination fee in the event the contract is terminated, the loss of any of the Company's large contracts or the loss of multiple contracts could have a material adverse effect on the Company. DEPENDENCE ON TREND TOWARD OUTSOURCING
     The Company's business and growth depend largely on the trend toward outsourcing marketing services, particularly by pharmaceutical, telecommunications and financial services companies. There can be no assurance that this trend toward outsourcing will continue, as companies may elect to perform such services internally. A significant change in the direction of this trend, or a trend in such industries to cease or to reduce the use of outsourced marketing services, such as those provided by the Company, could have a material adverse effect on the Company.
DEPENDENCE ON LABOR FORCE
     Many aspects of the Company's business are labor intensive with the potential for high personnel turnover. The Company's operations typically require specially trained persons, such as those employees who market services and products in languages other than English and those employees with expertise in the pharmaceutical detailing business. A higher turnover rate among the Company's employees would increase the Company's recruiting and training costs and decrease operating efficiencies and productivity. In addition, growth in the Company's business will require it to recruit and train qualified personnel at an accelerated rate from time to time. There can be no assurance that the Company will be able to continue to hire, train and retain a sufficient labor force of qualified persons.
COMPETITION; INDUSTRY CONSOLIDATION; POTENTIAL CONSUMER SATURATION
     The industry in which the Company competes is highly competitive and fragmented. The Company competes with other outsourced marketing services firms, ranging in size from very small firms offering specialized applications or short-term projects to large independent firms. In addition, the Company's largest clients and many prospective clients have significant internal marketing capabilities and also contract for these services with competitors of the Company. The Company's direct marketing services business is also subject to competition from technologically sophisticated companies, and management anticipates that such competition will intensify in the future. There can be no assurance that competitors will not introduce products or services that would achieve greater market acceptance than, or would be technologically superior to, the Company's products or services. Competitors and future competitors may have more extensive market research and capabilities, more extensive experience and greater financial, marketing or other resources than the Company. There can be no
                                       8
assurance that the Company will be able to compete successfully or that competitive pressures will not materially and adversely affect the Company.
     The industry is beginning to consolidate and, as a result of competitive pressures, factors such as quality of service, responsiveness to client issues, reliability, flexibility, reputation and record of timeliness are becoming increasingly important. A number of competitors have capabilities and resources equal to or greater than the Company's, and there can be no assurance that, as the Company's industry continues to evolve, additional competitors with greater resources than those of the Company will not enter the industry (or particular segments of the industry) or that the Company's clients will not conduct more of their targeted marketing services internally or through alternative marketing techniques. See "Business -- Competition."
     Moreover, the effectiveness of marketing by telephone and other direct methods could decrease as a result of consumer saturation and increased consumer resistance to such marketing methods. There can be no assurance that the Company will be able to anticipate and successfully respond in a timely manner to any such potential decrease.
RELIANCE ON TECHNOLOGY
     The Company has invested significant funds in specialized telecommunications and computer technologies and equipment to provide customized solutions to meet its clients' needs. In addition, the Company has invested significantly in sophisticated proprietary databases and software that enable it to market its clients' products to targeted markets. The Company anticipates that it will be necessary to continue to select, invest in and develop new and enhanced technology and proprietary databases on a timely basis in the future in order to maintain its competitiveness.
     The Company has made commitments to finance its leased equipment and has expended substantial time and resources to train its personnel in the operation of its existing equipment and to integrate the operations of its systems and facilities. In the event of substantial improvements in computer technologies and telecommunications equipment, the Company may be required to acquire such new technologies and equipment at significant cost and/or phase out a portion of its existing equipment. There can be no assurance that the Company's technologies and equipment will not be rendered obsolete or its services rendered less marketable or that the Company will be able to acquire any improved technology or equipment.
RISK OF BUSINESS INTERRUPTION
     The Company's business is highly dependent on its computer, software and distribution systems and telephone equipment. The temporary or permanent loss of such systems or equipment, through casualty or operating malfunction, or a significant increase in the cost of telephone services that is not recoverable through an increase in the price of the Company's services, could have a material adverse effect on the Company. The Company's property and business interruption insurance may not adequately compensate the Company for all losses that it may incur in any such event.
DEPENDENCE ON KEY PERSONNEL

     The success of the Company depends in large part upon the abilities and continued service of its key management personnel, most of whom, including all of the Company's executive officers, have non-competition agreements. John Fitzgerald, Chief Executive Officer and President of the Company, and Michael Dinkins, Senior Vice President and Chief Financial Officer of the Company, are considered to be the key management personnel, but no single executive officer of the Company is critical to the Company's success. Although each of Messrs. Fitzgerald and Dinkins has an employment agreement with the Company, holds shares of Common Stock or has stock options which vest over time based on continued employment with the Company, there can be no assurance that the Company will be able to retain the services of such key personnel, and the failure of the Company to retain the services of these key personnel could have a material adverse effect on the Company. See "Management -- Executive Compensation -- Agreements with Employees." In order to support its growth, the Company will be required to effectively recruit, hire, train and retain additional qualified management personnel. The inability of the Company to attract and retain the necessary personnel could have a material adverse effect on the Company. Also, the Company's anticipated credit agreement with NationsBank, N.A. will contain a change of control or management provision whereby (i) a change in any two of the Company's five key executives or a majority of the Board of Directors, unless such change is approved by NationsBank, N.A., or (ii) the acquisition by any person of beneficial ownership of more than 30% of the Company's Common Stock, would constitute an event of default under such agreement.

CONTINGENT ACQUISITION CONSIDERATION
     The Company is obligated to pay additional consideration to certain sellers of previously acquired businesses primarily contingent upon the achievement of certain net revenues and pre-tax earnings goals over the respective three full calendar-year periods from the dates of acquisition. The ultimate amount of cash to be paid and the ultimate number of shares of Common Stock to be issued cannot be determined until earn-out periods terminate and achievement of criteria is established. In the case of certain of these earn-out arrangements, the number of shares of Common Stock a seller will receive is dependent upon the market value of the Common Stock at the time such contingent payment is due. In the other earn-out arrangements, the number of shares of Common Stock a seller will receive if the earn-out objectives are met is fixed as of the date of the acquisition. If the criteria for the earn-out payments with respect to each of the Company's acquisitions to date are achieved but not exceeded, the Company will be obligated to make cash payments of $5,481,000 and issue approximately 915,000 shares of Common Stock over the next three years. A lesser amount of cash would be paid and a fewer number of shares of Common Stock would be issuable under certain acquisition agreements if the financial criteria are not met, and a greater amount of cash would be paid and a greater number of shares of Common Stock would be issuable under certain acquisition agreements if the financial criteria are exceeded. For example, if the criteria for the earn-out payments with respect to each of the Company's acquisitions to date are exceeded by 20%, the Company would be obligated to make cash payments of approximately $8,725,000 and issue 1,303,000 shares of Common Stock over the next three years. The Company expects to continue to enter into acquisition agreements providing for future contingent earn-out arrangements primarily based on the achievement of financial criteria. The Company believes that it will be able to make such cash payments from internally generated funds and, if necessary, from proceeds of future borrowings. However, there can be no assurance that the Company will generate sufficient cash to fund such obligations or that future acquisitions will not adversely affect cash generated from operations. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."
GOVERNMENT REGULATION
     Several of the industries in which the Company's clients operate are subject to varying degrees of government regulation and deregulation, particularly the pharmaceutical and telecommunications industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.
     Pharmaceutical companies and the healthcare industry in general are subject to significant federal and state regulation. The Company's handling and distribution of samples of pharmaceutical products is subject to regulation by its clients, the Prescription Drug Marketing Act of 1987, the Federal Food, Drug and Cosmetic Act, and other applicable federal, state and local laws and regulations. In addition, the Company must comply with regulations promulgated by professional associations such as the American Medical Association and the Pharmaceutical Manufacturers Association. Regulations affecting the pricing or marketing of pharmaceuticals could make it uneconomic or infeasible for pharmaceutical companies to market their products through outsourced marketing organizations.
     The Company must also comply with rules and regulations set forth by the Federal Communications Commission ("FCC") and the Federal Trade Commission ("FTC") and other applicable federal, state and local regulations with respect to the Company's telephone sales and customer sales activities. The Company believes its operating procedures comply with the applicable regulatory requirements of the FCC and FTC, including the Federal Telephone Consumer Protection Act of 1991 (the "FTCPA") and the Federal Telemarketing and Consumer Fraud and Abuse Protection Act of 1994 (the "TCFAPA").
     There can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance. See "Business -- Government Regulation."
                                       10

EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

     The Company has experienced and may experience future quarter to quarter fluctuations in its results of operations. In addition, while the Company has experienced substantial revenue growth in recent periods, there can be no assurance that such revenue growth rate can be maintained in the future. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of client orders, changes in client budgets, material variations in the cost of telephone services, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the demand for the Company's services, the timing of introduction of new services and service enhancements by the Company, the market acceptance of new services, competitive conditions in the industry and general economic conditions. These factors, either individually or in the aggregate, could result in decreasing revenues and earnings which could in turn materially and adversely affect the price of the Company's Common Stock.

ABSENCE OF PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE
     Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active trading market will develop or be sustained following the completion of the Offering, or that the market price of the Company's Common Stock will not decline below the initial offering price. The initial public offering price of the Company's Common Stock has been determined by negotiations between the Company and the representatives of the Underwriters (the "Representatives"). See "Underwriting." The market price of the Company's Common Stock could be subject to significant fluctuations in response to a number of factors, including, but not limited to, the announcement of quarterly operating results of the Company or general developments in the outsourced marketing industry. In addition, in recent years the stock market has experienced extreme price and volume fluctuations that have often been unrelated to the operating performance of particular companies. These fluctuations, as well as general economic, political and market conditions, may materially and adversely affect the market price of the Company's Common Stock. SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of the Offering, there will be 8,953,808 shares of the Company's Common Stock outstanding. The 4,000,000 shares sold in the Offering will be freely tradeable without restriction under the Securities Act, except to the extent acquired by affiliates of the Company. The Company, its officers and directors and stockholders of the Company beneficially holding in the aggregate 4,934,208 shares of the Company's Common Stock (55.1% following consummation of the Offering) have agreed that, for a period of 180 days from the date of this Prospectus, they will not, subject to certain limited exceptions, offer, sell, contract to sell or otherwise dispose of any of the Company's Common Stock (or any securities convertible into or exercisable or exchangeable for the Company's Common Stock) or grant any options or warrants to purchase the Company's Common Stock without the prior written consent of Bear, Stearns & Co. Inc., except by the Company in connection with acquisitions and pursuant to employee benefit plans existing on the date of this Prospectus, including the Stock Option Plan. Upon expiration of the 180-day period, at least 4,761,500 shares of Common Stock will be eligible for sale pursuant to Rule 144 under the Securities Act ("Rule 144"), including 537,040 shares which would be freely tradeable under paragraph
(k) of Rule 144 and 4,224,460 shares subject to compliance with Rule 144 volume limitations, of which 4,109,460 are held by officers, directors and affiliates of the Company. The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 800,000 shares of Common Stock authorized and reserved for issuance pursuant to the Stock Option Plan. Upon the filing of such Form S-8, outstanding shares of Common Stock so registered may be freely sold without restriction, except for shares held by officers, directors and other affiliates of the Company. Sales of a substantial amount of the shares could have a material adverse effect on the market price of the Company's Common Stock. See "Shares Eligible for Future Sale."

CONTROL BY EXISTING STOCKHOLDERS

     Upon consummation of the Offering, Stephen F. Nagy, Chairman of the Board and a director of the Company, and John H. Foster, a director of the Company, and their affiliates, will beneficially own approximately 39% of the voting stock of the Company and will, in effect, have the power to influence strongly the outcome of all matters requiring stockholder approval, including the election or removal of directors and the approval of significant corporate transactions. Such voting could also delay or prevent a change in the control of the Company in which the holders of the Company's Common Stock could receive a substantial premium.

SUBSTANTIAL PORTION OF PROCEEDS TO BE USED FOR PAYMENTS TO PRINCIPAL
STOCKHOLDERS

     The Company intends to apply approximately $38.6 million of the estimated net proceeds from the Offering to retire certain indebtedness of the Company. Accordingly, a substantial portion of the net proceeds will not be available for the Company's working capital needs, for future acquisitions or to finance internal growth. Of such amount, $32.1 million will be applied to the retirement of debt held by certain principal stockholders of the Company (investment partnerships of which Stephen F. Nagy, Chairman of the Board and a director of the Company, and John H. Foster, a director of the Company, are general partners of the general partner), and approximately $1.0 million will be applied to the retirement of debt guaranteed by such investment partnerships. Additionally, the Company will pay all accrued but unpaid dividends aggregating approximately $300,000 on the Preferred Stock outstanding prior to the Offering held by such investment partnerships and has agreed to pay Foster Management Company a fee of $750,000 for its assistance in effecting the Offering. John H. Foster is the Chairman and sole stockholder, and Stephen F. Nagy is the Managing Partner, of Foster Management Company. See Notes 7 and 9 of Notes to the Company's Combined Financial Statements, "Use of Proceeds," "Capitalization,"
"Management -- Compensation Committee Interlocks and Insider Participation" and "Certain Transactions."

POSSIBLE EFFECT OF ANTI-TAKEOVER PROVISIONS
     Certain provisions of the Company's Certificate of Incorporation could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. The Company's Certificate of Incorporation allows the Company to issue preferred stock with rights senior to those of the Company's Common Stock without any further vote or action by the stockholders. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of the Company's Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Company's Common Stock. See "Description of Capital Stock."
NO DIVIDENDS

     Since the Recapitalization (as defined below) in December 1996, the Company has never paid cash dividends on its Common Stock and does not anticipate that any cash dividends will be declared or paid in the foreseeable future. In addition, pursuant to its anticipated credit agreement with NationsBank, N.A., the Company will be prohibited from declaring and paying any dividends during the term of such agreement. See "Dividend Policy."

IMMEDIATE AND SUBSTANTIAL DILUTION

     Investors in the Offering will experience immediate and substantial dilution in net tangible book value per share of the Common Stock. Based upon an assumed offering price of $13.00 per share, dilution to investors in the Offering will be $10.00 per share, and the net tangible book value of the shares held by existing stockholders will increase by $7.83 per share. See "Dilution."

                                  THE COMPANY
     The Company was organized under the name Telephone Access, Inc. under the laws of the State of Delaware on August 11, 1983. In December 1996, the Company merged with TelAc, Inc. Also, in December 1996, the Company was recapitalized (the "Recapitalization") by affiliates of Foster Management Company. In January 1997, TLM Holdings Corp. ("TLM"), a company separately capitalized by affiliates of Foster Management Company, acquired through a subsidiary substantially all of the assets of TeleManagement Services, Inc. ("TMS"), a pharmaceutical/healthcare direct marketing and teleservices company. In August 1997, the Company changed its name to CulturalAccessWorldwide, Inc. In September 1997, the Company acquired Hispanic Market Connections, Inc. ("HMC"), an ethnic marketing research and strategic planning company. In October 1997, the Company acquired substantially all of the assets of Phoenix Marketing Group, Inc. ("Phoenix"), a database-driven pharmaceutical industry marketing services company. Also, in October 1997, CAW Acquisition Corp., a wholly owned subsidiary of the Company, was merged with TLM, pursuant to which TLM and its wholly owned subsidiary TMS became wholly owned by the Company. For additional information concerning such acquisitions, see "Certain Transactions" and the Notes to the Company's Combined Financial Statements. The Company transacts
                                       12
business directly and through its subsidiaries. Unless the context otherwise requires, all references in this Prospectus to the Company include its subsidiaries.
     The Company's principal executive offices are located at 2200 Clarendon Boulevard, 11th Floor, Arlington, Virginia 22201, and its telephone number is
(800) 522-3447.
                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 4,000,000 shares of Common Stock offered hereby, assuming an offering price of $13.00 per share, are estimated to be $46.6 million ($53.9 million if the Underwriters' over-allotment option is exercised in full) after deducting estimated underwriting discounts and commissions and offering expenses.


     The Company intends to apply approximately $38.6 million of the net proceeds of the Offering to retire certain indebtedness of the Company as follows: (i) $11.6 million to repay the outstanding balance of the Company's 8% subordinated term notes due December 1, 2006, together with accrued interest;
(ii) $5.0 million to repay the outstanding balance of the Company's 8% subordinated term notes due January 15, 2007, together with accrued interest;
(iii) $15.5 million to repay the outstanding balance of the Company's 8% subordinated term notes due October 15, 2007, together with accrued interest;
(iv) $2.5 million to repay the outstanding balance of the 6% redeemable promissory note due December 31, 1998, together with accrued interest; (v) $3.0 million to repay the outstanding balance of the Company's 6% subordinated promissory notes due December 1, 2000, together with accrued interest; and (vi) $1.0 million to repay all of the amount borrowed by the Company from an institutional lender pursuant to a demand line of credit (the "Credit Facility") (which bears interest at the Company's option at (a) the greater of (x) such lender's prime rate (which at January 15, 1998 was 8.5%), or (y) the federal funds rate (which at January 15, 1998 was 5.36%) plus 0.5% or (b) the eurodollar rate (which at January 15, 1998 was 5.59%) plus 2%, together with accrued interest. Substantially all of the foregoing indebtedness relates to the Company's acquisitions and has been used primarily to fund the cash portions of the purchase prices for acquisitions made by the Company during 1996 and 1997 and to pay expenses related thereto. See Notes 7 and 9 of Notes to the Company's Combined Financial Statements, "Capitalization" and "Certain Transactions" for further information concerning such indebtedness. The remaining net proceeds will be added to the Company's working capital and will be used to finance future acquisitions and internal growth. Pending such use, the Company intends to invest the net proceeds in short-term investment grade, interest-bearing, certificates of deposit or guaranteed obligations of the United States.

     The Company plans to augment its internal growth by acquiring companies with businesses that offer complementary services. However, no portion of the proceeds of the Offering has been allocated for any specific future acquisitions, nor has the Company entered into any agreements or letters of intent with respect to any future acquisitions.
                                DIVIDEND POLICY

     Since the Recapitalization in December 1996, the Company has not paid a cash dividend on its Common Stock. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations and expansion of the Company's business. Holders of the Company's Preferred Stock, Series 1998, are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time with respect to shares of Common Stock out of funds legally available therefor on the basis of 7.69 times, assuming an initial public offering price of $13.00 per share, the dividends paid per share of Common Stock, appropriately adjusted for any stock splits, stock dividends or similar events affecting the Common Stock. The payment of cash dividends in the future will depend on the Company's results of operations, financial condition and capital needs and on other factors deemed pertinent by the Company's Board of Directors. In addition, pursuant to its anticipated credit agreement with NationsBank, N.A., the Company will be prohibited from declaring and paying any dividends during the term of such agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operation -- Liquidity and Capital Resources."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of September 30, 1997 (i) on an actual basis and (ii) as adjusted to give effect to acquisitions which occurred subsequent to September 30, 1997 and the sale by the Company of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds." This table should be read in conjunction with the Combined Financial Statements of the Company and the Notes thereto appearing elsewhere in this Prospectus.


                                                                                             SEPTEMBER 30, 1997
                                                                                         ---------------------------
                                                                                                        PRO FORMA
                                                                                          ACTUAL     AS ADJUSTED (5)
                                                                                         --------    ---------------
                                                                                               (IN THOUSANDS)
Line of credit facility and current portion of indebtedness (1).......................   $  7,190       $     723
                                                                                         ========    ===============

Long-term debt, net of current portion (1)............................................   $ 17,071       $   1,137
Mandatorily redeemable preferred stock, $.01 par value; 1,000,000 shares authorized,
  36,000 shares issued and outstanding actual; 65,000 shares issued and outstanding as
  adjusted (2)........................................................................      3,816           6,500
Stockholders' equity (deficit):
  Common Stock, $.01 par value, voting; 19,500,000 shares authorized, 4,161,500 shares issued and outstanding actual; 8,853,808 shares issued and outstanding as
     adjusted (3).....................................................................         42              89
  Common Stock, $.01 par value, non-voting; 500,000 shares authorized, 500,000 shares
     issued and outstanding actual; no shares issued or outstanding as adjusted.......          5              --
  Additional paid-in capital..........................................................     12,811          62,064
  Accumulated deficit.................................................................    (17,134)        (17,134)
  Deferred compensation...............................................................        (10)            (10)
                                                                                         --------    ---------------
       Total stockholders' equity (deficit) (4).......................................     (4,286)         45,009
                                                                                         --------    ---------------
       Total capitalization...........................................................   $ 16,601       $  52,646
                                                                                         ========   =================



------------
(1) See Note 7 of Notes to the Company's Combined Financial Statements for information concerning indebtedness.

(2) Upon completion of the Offering, the Company will pay all accrued but unpaid dividends on all shares of Preferred Stock outstanding prior to the Offering. See "Certain Transactions."


(3) Includes 192,308 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering, assuming an initial public offering price of $13.00 per share, provided that the Convertible Note will be converted into a greater number of shares if the initial public offering price is less than $13.00 per share. Does not include (i) 100,000 shares of Common Stock issued subsequent to September 30, 1997 and (ii) 800,000 shares of Common Stock reserved for issuance under the Company's Stock Option Plan. See "Management -- Executive
    Compensation -- Stock Option Plan" and Note 11 of Notes to the Company's Combined Financial Statements.


(4) See Note 1 of Notes to the Company's Combined Financial Statements for information concerning the Company's basis of accounting.


(5) Adjusted to reflect acquisitions made by the Company effective subsequent to September 30, 1997, the sale of shares of Common Stock offered hereby at the assumed initial public offering price of $13.00 per share, the application of the estimated net proceeds therefrom, as described under "Use of Proceeds," the payment of all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering, the assumed conversion of the Convertible Note into 192,308 shares of Common Stock and the conversion of 500,000 shares of Non-Voting Common Stock into Common Stock. See "Unaudited Pro Forma Financial Information."

                                    DILUTION

     The net tangible book value (deficit) of the Company as of September 30, 1997, was approximately $(22.5) million or $(4.83) per share of Common Stock. "Net tangible book value (deficit)" represents the amount of the Company's total tangible assets reduced by the amount of its total liabilities and divided by the total number of shares of Common Stock outstanding. Without taking into account any other changes in such net tangible book value (deficit) after September 30, 1997, other than to give effect to (i) the receipt by the Company of the estimated net proceeds from the sale of the 4,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $13.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses and (ii) 192,308 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering, the pro forma net tangible book value of the Company as of September 30, 1997 would have been approximately $26.6 million or $3.00 per share. This represents an immediate increase in pro forma net tangible book value of $7.83 per share to existing stockholders and an immediate dilution of $10.00 per share to new investors purchasing Common Stock in the Offering. The following table illustrates this per share dilution:


Assumed public offering price (1).................................                $13.00
  Net tangible book value (deficit) at September 30, 1997 (2).....   $(4.83)
  Increase in net tangible book value attributable to new
     investors....................................................     7.83
                                                                     ------
Pro forma net tangible book value after the Offering (3)..........                  3.00
                                                                               ------------
Dilution to new investors (4).....................................                $10.00
                                                                               ============



------------
(1) Assumed public offering price before deduction of estimated underwriting discounts and commissions and offering expenses.

(2) Net tangible book value (deficit) per share of Common Stock excludes intangible assets of approximately $(18.5 million), or $(3.96) per share.

(3) The Convertible Note was not outstanding at September 30, 1997 and, accordingly, is not included in the computation of net tangible book value (deficit) at September 30, 1997.
(4) Dilution is determined by subtracting net tangible book value (deficit) per share of Common Stock after the Offering from the assumed public offering price paid by new investors for a share of Common Stock.

     Based on the assumptions utilized in the table set forth above, the following table summarizes, on a pro forma basis as of September 30, 1997, the difference between existing stockholders and new investors (at an assumed initial public offering price of $13.00 per share before deducting underwriting discounts, commissions and expenses) with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid:


                                                         SHARES PURCHASED       TOTAL CONSIDERATION
                                                       --------------------    ----------------------    AVERAGE PRICE
                                                        NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                                       ---------    -------    -----------    -------    -------------
Existing stockholders (1)...........................   4,661,500      53.8%    $   379,076       0.7%       $  0.08
New investors.......................................   4,000,000      46.2      52,000,000      99.3          13.00
                                                       ---------    -------    -----------    -------
  Total.............................................   8,661,500     100.0%    $52,379,076     100.0%
                                                       =========    =======    ===========    ========



------------

(1) Excludes (i) 192,308 shares of Common Stock to be issued upon the conversion of the Convertible Note upon the consummation of the Offering, assuming an initial public offering price of $13.00 per share, provided that the Convertible Note will be converted into a greater number of shares if the initial public offering price is less than $13.00 per share and (ii) 100,000 shares of Common Stock issued after September 30, 1997. If such shares were included, the number of shares of Common Stock purchased by existing stockholders would be 4,953,808 shares (55.3%) for a total consideration of $2,884,776 (5.3%), or an average price per share of $0.58.


     Other than as noted above, the foregoing computations assume no exercise of any stock options outstanding after September 30, 1997 or the Underwriters' over-allotment option and that no shares of Common Stock have been issued in connection with the earn-out arrangements for any of the acquisitions. See "Risk Factors -- Contingent Acquisition Consideration." As of September 30, 1997, options to purchase 184,000 shares of Common Stock were outstanding, and subsequent to September 30, 1997, options to purchase 243,500 shares of Common Stock were granted by the Company to employees and directors. Options to purchase 60,000 shares of Common Stock are exercisable at the date of the Offering, all of which are exercisable at the initial public offering price; accordingly, the exercise of these options would not create additional dilution to new investors. To the extent options are exercised or shares of Common Stock issued in connection with such earn-out arrangements are issued at below the market value of the Common Stock on the issuance date, there will be further dilution to new investors. See "Underwriting" for information concerning the Underwriters' over-allotment option.

                         SELECTED FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)
     The following data, insofar as they relate to the years 1993 through 1996 (including the five months ended December 31, 1994), have been derived from the audited financial statements of the Company. The audited financial statements as of July 31, 1994, as of December 31, 1994, 1995 and 1996 and for the applicable periods then ended appear elsewhere in this Prospectus. Effective December 31, 1994, the Company changed its fiscal year end from July 31 to December 31.
     The data, insofar as they relate to the year 1992 and the nine months ended September 30, 1996 and 1997, have been derived from the unaudited internal financial statements of the Company. The unaudited financial statements for the nine months ended September 30, 1996 and 1997 appear elsewhere in this Prospectus. Such financial statements include all adjustments, consisting only of normal and recurring adjustments, that management considers necessary for a fair and accurate presentation of the data.
     The interim results are not necessarily indicative of results of operations for the entire year.

     The selected financial data should be read in conjunction with the financial statements and notes thereto of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" appearing elsewhere in this Prospectus.


                                                                                                NINE MONTHS ENDED
                                                                 YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                FIVE MONTHS   ------------------------------  ----------------------
                         YEAR ENDED JULY 31,       ENDED                          PRO FORMA
                        ----------------------  DECEMBER 31,                     AS ADJUSTED
                         1992    1993    1994       1994       1995     1996      1996 (1)       1996        1997
                        ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
STATEMENT OF OPERATIONS
  DATA:
Revenues............... $1,660  $2,796  $4,397     $2,728     $9,047  $  16,286  $   38,102    $  13,125   $ 24,039
Cost of revenues.......    514   1,182   1,720      1,437      4,396      8,639      19,026        6,350     14,436
                        ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Gross profit...........  1,146   1,614   2,677      1,291      4,651      7,647      19,076        6,775      9,603
Selling, general and
  administrative.......  1,073   1,513   2,715        807      4,540      7,754      18,626        4,706      5,877
                        ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Income (loss) from
  operations...........     73     101     (38)       484        111       (107)        450        2,069      3,726
Interest (expense)
  income...............     --      (5)     (3)        (2)        24       (101)       (134 )         13     (1,478 )
Other income
  (expense)............     --      --      --         --          5       (200)       (153 )        (37)      (302 )
                        ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Income (loss) before
  income taxes.........     73      96     (41)       482        140       (408)        163        2,045      1,946
Tax (expense) benefit
  (2)..................     --     (33)     --         --         --         88         (76 )         --       (941 )
                        ------  ------  ------  ------------  ------  ---------  -----------  -----------  ---------
Net income (loss)...... $   73  $   63  $  (41)    $  482     $  140  $    (320) $       87    $   2,045   $  1,005
                        ======  ======  ======= ============  ======= ========== ============ ============ ==========

Net income per common
  share................                                                          $      .01                $    .21
                                                                                 ===========               =========

Shares used in net
  income per common
  share computation....                                                           9,045,641                4,853,333
                                                                                 ===========              ===========


                            PRO FORMA
                           AS ADJUSTED
                            1997 (1)
                         ---------------
STATEMENT OF OPERATIONS
  DATA:
Revenues...............     $  38,801
Cost of revenues.......        22,187
                         ---------------
Gross profit...........        16,614
Selling, general and
  administrative.......        12,399
                         ---------------
Income (loss) from
  operations...........         4,215
Interest (expense)
  income...............           (76)
Other income
  (expense)............          (309)
                         ---------------
Income (loss) before
  income taxes.........         3,830
Tax (expense) benefit
  (2)..................        (1,696)
                         ---------------
Net income (loss)......     $   2,134
                         ===============

Net income per common
  share................     $     .24
                         ===============

Shares used in net
  income per common
  share computation....     9,045,641
                         ===============



                                                                                                           SEPTEMBER
                                                                                                           30, 1997
                               JULY 31,                  DECEMBER 31,                                      ---------
                        ----------------------  -------------------------------
                         1992    1993    1994       1994       1995     1996                                ACTUAL
                        ------  ------  ------  ------------  ------  ---------                            ---------
BALANCE SHEET DATA:
Current assets......... $  343  $  650  $1,110     $  994     $2,463  $  16,963                            $  8,123
Total assets(3)........    354     705   1,240      1,152      2,749     29,454                              28,644
Current liabilities....    137     414     996        429      2,159     16,757                              11,839
Long-term debt, less
  current maturities...     --      16      10          6         --     16,201                              17,071
Mandatorily redeemable
  preferred
  stock................     --      --      --         --         --      1,800                               3,816
Stockholders' equity
  (deficit)............    217     275     234        717        590     (5,304)                             (4,082 )


                            PRO FORMA
                         AS ADJUSTED (4)
                         ---------------
BALANCE SHEET DATA:
Current assets.........     $  22,750
Total assets(3)........        59,692
Current liabilities....         6,841
Long-term debt, less
  current maturities...         1,137
Mandatorily redeemable
  preferred
  stock................         6,500
Stockholders' equity
  (deficit)............        45,214

------------

(1) Adjustments on a Pro Forma as Adjusted basis include pro forma adjustments to reflect acquisitions as of the periods presented and further give effect to the sale of shares of Common Stock offered hereby and to the reduction in interest expense and dividends on the Preferred Stock outstanding prior to the Offering resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt, as described in "Use of Proceeds," and pay all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering. See "Unaudited Pro Forma Financial Information."


(2) In December 1996, the Company became a C Corporation for income tax purposes. Prior to that, the Company was an S Corporation; accordingly, $0 taxes were recorded by the Company. The data for the nine months ended September 30, 1997, and the Pro Forma as Adjusted data for 1996 and 1997 include a provision for income taxes. Had the Company been a C Corporation for all of 1996, its provision (benefit) for income taxes and net income
    (loss) would have been approximately ($149) and $(260), respectively, for the year ended December 31, 1996 and $818 and $1,227, respectively, for the nine months ended September 30, 1996.


(3) Includes $18,500 and $33,100 of excess of cost over fair value of net assets acquired and other intangible assets, on an Actual and on a Pro Forma as Adjusted basis, respectively, at September 30, 1997.


(4) Adjusted on a Pro Forma as Adjusted basis to reflect the acquisition of HMC and Phoenix which were effective after September 30, 1997 as if they had occurred on September 30, 1997, the sale of shares of Common Stock offered hereby at the assumed initial public offering price of $13.00 per share, the assumed conversion of the Convertible Note into 192,308 shares of Common Stock, the payment of all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering and the assumed use of the estimated net proceeds as if the Offering had occurred on September 30, 1997 as described under "Use of Proceeds." See "Unaudited Pro Forma Financial Information."

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION
                      (IN THOUSANDS EXCEPT FOR SHARE DATA)
     The following Unaudited Pro Forma Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are based on the historical combined financial statements of the Company, adjusted to give effect, using the purchase method of accounting, to the acquisitions of TMS, HMC and Phoenix as of January 1, 1996. TMS was acquired effective January 1, 1997 and is included in the historical results of operations of the Company from that date. HMC and Phoenix were both acquired effective subsequent to September 30, 1997. The Unaudited Pro Forma Balance Sheet has been prepared assuming that the acquisitions which took place after September 30, 1997 and the Offering had occurred on September 30, 1997.

     The Unaudited Pro Forma Combined Statements of Operations also give effect to the reduction in interest costs and dividends on indebtedness and Preferred Stock outstanding prior to the Offering resulting from the assumed use, as of January 1, 1996, of the estimated net proceeds of the Offering to retire outstanding debt, together with accrued interest, as described under the "Use of Proceeds," and to pay all accrued but unpaid dividends on the Preferred Stock of the Company outstanding prior to the Offering.

     The Unaudited Pro Forma Financial Information does not purport to represent what the Company's results of operations or financial position would have been had the acquisitions occurred as of January 1, 1996 or to project the Company's results of operations or financial position for a future period or date, nor does it give effect to any matters other than those described in the notes thereto.
     The Unaudited Pro Forma Financial Information should be read in conjunction with the Company's Combined Financial Statements and the financial statements of certain of the above acquired companies appearing elsewhere in this Prospectus.
                                       18

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                          HISTORICAL
                               ---------------------------------   ACQUISITION                       OFFERING
                                                     ACQUIRED       PRO FORMA                        PRO FORMA      PRO FORMA
                                THE COMPANY(1)     COMPANIES(2)    ADJUSTMENTS      PRO FORMA       ADJUSTMENTS    AS ADJUSTED
                               ----------------   --------------   -----------   ----------------   -----------    -----------
Revenues.....................      $ 24,039          $ 14,762        $    --         $ 38,801         $    --        $38,801
Cost of revenues.............        14,436             7,751             --           22,187              --         22,187
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Gross profit...............         9,603             7,011             --           16,614              --         16,614
Selling, general and
  administrative.............         5,877             5,873            649(3)        12,399              --         12,399
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Income from operations.....         3,726             1,138           (649)           4,215              --          4,215
Interest income..............            81                 9             --               90              --             90
Interest expense.............        (1,559)             (248)          (960)(4)       (2,767)          2,601(5)        (166)
Other (expense)..............          (302)               (7)            --             (309)             --           (309)
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Income before taxes........         1,946               892         (1,609)           1,229           2,601          3,830
Income tax (expense)
  benefit....................          (941)             (358)           643(6)          (656)         (1,040)(6)     (1,696)
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Net income.................      $  1,005          $    534        $  (966)        $    573         $ 1,561        $ 2,134
                               ================   ==============  ============   ================   =============  ============

Net income per common
  share(7)...................      $    .21                                          $    .12                        $   .24
                               ----------------                                  ================                  ===========

Shares used in net income per
  common share
  computation(7).............     4,853,333                                         4,853,333       4,192,308      9,045,641
                               ----------------                                 =================  ============   =============




              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1996
                                 (IN THOUSANDS)


                                          HISTORICAL
                               ---------------------------------   ACQUISITION                       OFFERING
                                                     ACQUIRED       PRO FORMA                        PRO FORMA      PRO FORMA
                                THE COMPANY(1)     COMPANIES(2)    ADJUSTMENTS      PRO FORMA       ADJUSTMENTS    AS ADJUSTED
                               ----------------   --------------   -----------   ----------------   -----------    -----------
Revenues.....................      $ 13,125          $ 16,170        $    --         $ 29,295         $    --        $29,295
Cost of revenues.............         6,350             8,062             --           14,412              --         14,412
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Gross profit...............         6,775             8,108             --           14,883              --         14,883
Selling, general and
  administrative.............         4,706             6,373            467(3)        11,546              --         11,546
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Income from operations.....         2,069             1,735           (467)           3,337              --          3,337
Interest income..............            13                99             --              112              --            112
Interest expense.............           (37)             (497)        (1,065)(4)       (1,599)          1,280(5)        (319)
Other income.................            --                13             --               13              --             13
                               ----------------   --------------   -----------   ----------------   -----------    -----------
  Income before taxes........         2,045             1,350         (1,532)           1,863           1,280          3,143
Income tax (expense)
  benefit....................          (818)             (540)           613(6)          (745)           (512)(6)     (1,257)
                               ----------------   --------------   -----------   ----------------   -------------  -----------
  Net income.................      $  1,227          $    810        $  (919)        $  1,118         $   768        $ 1,886
                              =================   ==============   ===========   ================   ============   ============


              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)


                                                HISTORICAL
                               ---------------------------------------------   ACQUISITION                OFFERING
                                        THE                  ACQUIRED           PRO FORMA                 PRO FORMA     PRO FORMA
                                    COMPANY(1)             COMPANIES(2)        ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                               ---------------------   ---------------------   -----------   ---------   -----------   -----------
Revenues.....................         $16,286                 $21,816            $    --      $38,102      $    --       $38,102
Cost of revenues.............           8,639                  10,387                 --       19,026           --        19,026
                               ---------------------   ---------------------   -----------   ---------   -----------   -----------
  Gross profit...............           7,647                  11,429                 --       19,076           --        19,076
Selling, general and
  administrative.............           7,754                  10,250                622(3)    18,626           --        18,626
                               ---------------------   ---------------------   -----------   ---------   -----------   -----------
  (Loss) income from
     operations..............            (107)                  1,179               (622)         450           --           450
Interest income..............              --                      87                 --           87           --            87
Interest expense.............            (101)                   (407)            (1,420)(4)   (1,928)       1,707(5)       (221)
Other (expense) income.......            (200)                     47                 --         (153)          --          (153)
                               ---------------------   ---------------------   -----------   ---------   -----------   -----------
  (Loss) income before
     taxes...................            (408)                    906             (2,042)      (1,544)       1,707           163
Income tax (expense)
  benefit....................              88                    (298)               817(6)       607         (683)(6)       (76)
                               ---------------------   ---------------------   -----------   ---------   -----------   -----------
  Net (loss) income..........         $  (320)                $   608            $(1,225)     $  (937)     $ 1,024       $    87
                              ======================   =====================   ===========   =========== ============  ============

Net (loss) income per common
  share(7)...................                                                                 $  (.19)                   $   .01
                                                                                             =========                 ===========

Shares used in net income
  (loss) per common share
  computation(7).............                                                                4,853,333   4,192,308     9,045,641
                                                                                            ==========   ==========    ===========



------------

(1) For the periods ended September 30, 1996 and December 31, 1996, represents the historical statements of operations data for CulturalAccess. For the nine months ended September 30, 1997, represents the historical combined statements of operations data for the combined CulturalAccess and TLM.

(2) The historical results of the acquired companies represent the actual results of operations for the acquired companies prior to the dates of their acquisition by the Company. See "The Company."
(3) The adjustment to selling, general and administrative expenses includes reductions or increases to acquired companies' historical amounts of compensation for services provided by former owners for the difference between such historical amounts and amounts specified in employment contracts for comparable positions in the Company (resulting in net reduction in expense of $71 and $598 for nine months ended September 30, 1997 and year ended December 31, 1996, respectively). Such reductions in expenses have been effected by the Company in connection with the acquisition of such companies. The adjustment to selling, general and administrative expenses also includes the additional amortization over three to 35 years of the excess of cost over fair value of net assets acquired and other intangible assets of acquired companies, as if such acquisitions occurred as of January 1, 1996 (resulting in amortization expense of $720 and $1,220 for the nine months ended September 30, 1997 and year ended December 31, 1996, respectively).
(4) The adjustment reflects the additional interest expense that would have been incurred had the consideration in the form of cash and notes for the acquisitions been paid on January 1, 1996. The aggregate amount of borrowings and debt issued in connection with the acquisitions was approximately $25,700. Such borrowings bear interest at annual rates of 6% and 8%.
(5) The adjustment to interest expense reflects the retirement of certain outstanding debt of the Company by applying a portion of the estimated net proceeds of the Offering, as more fully described under "Use of Proceeds," as if the Offering had occurred on January 1, 1996. Such debt, which is to be retired by applying a portion of the estimated net proceeds, bears interest at annual rates of 6% and 8%.
(6) The adjustment to taxes reflects the taxes associated with the pro forma adjustments at an assumed tax rate of 40%.

(7) Pro forma net income (loss) per common share is computed by dividing the income (loss) applicable to Common Stock by the number of shares of Common Stock outstanding plus common equivalent shares as of January 15, 1998 since all such shares issued on or prior to that date were issued at prices significantly below the offering price. The shares used in the computation of net income (loss) per share on an as adjusted basis also include shares being sold pursuant to the Offering that would be required to generate net proceeds to be applied to the retirement of debt, including accrued interest, as more fully described under "Use of Proceeds," and to pay all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1997
                                 (IN THOUSANDS)


                                             HISTORICAL
                                     ---------------------------   ACQUISITION                OFFERING
                                         THE         ACQUIRED       PRO FORMA                 PRO FORMA     PRO FORMA
                                     COMPANY (1)   COMPANIES (2)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                                     -----------   -------------   -----------   ---------   -----------   -----------
ASSETS
  Current assets...................    $ 8,123        $ 4,180        $    --      $12,303      $10,447(4)    $22,750
  Property and equipment, net......      2,057          1,745             --        3,802           --         3,802
  Other assets.....................         16             --             --           16           --            16
  Intangible assets, net...........     18,448             78         14,598(3)    33,124           --        33,124
                                     -----------   -------------   -----------   ---------   -----------   -----------
     Total assets..................    $28,644        $ 6,003        $14,598      $49,245      $10,447       $59,692
                                    ============   =============   ===========   ==========  ===========   ===========

LIABILITIES, MANDATORILY REDEEMABLE
  PREFERRED STOCK AND STOCKHOLDERS'
  (DEFICIT) EQUITY
Current liabilities:
  Amount due on line of credit
     facility......................    $ 5,410        $    --        $    --      $ 5,410      $(5,410)(4)   $    --
  Current portion of
     indebtedness..................      1,780            461             --        2,241       (1,518)          723
  Other current liabilities........      4,648          2,337             --        6,985         (867)        6,118
                                     -----------   -------------   -----------   ---------   -----------   -----------
     Total current liabilities.....     11,838          2,798             --       14,636       (7,795)        6,841
  Long-term indebtedness...........     17,071          2,769         15,034(3)    34,874      (33,737)        1,137
  Mandatorily redeemable preferred
     stock.........................      3,816             --             --        3,816        2,684(4)      6,500
Stockholders' (deficit) equity:
  Common stock.....................         83             52            (52)(3)       83           42(4)        125
  Additional paid-in capital.......     12,980            (45)            45(3)    12,980       49,253(4)     62,233
  Retained earnings (accumulated
     deficit)......................    (17,134)           429           (429)(3)  (17,134)          --       (17,134)
  Deferred compensation............        (10)            --             --          (10)          --           (10)
                                     -----------   -------------   -----------   ---------   -----------   -----------
       Total stockholders'
          (deficit) equity.........     (4,081)           436           (436)      (4,081)      49,295        45,214
                                     -----------   -------------   -----------   ---------   -----------   -----------
  Total liabilities, mandatorily
     redeemable preferred stock and
     stockholders' (deficit)
     equity........................    $28,644        $ 6,003        $14,598      $49,245      $10,447       $59,692
                                    ============  ==============   ===========   ==========  ===========   ===========



------------
(1) Represents the historical balance sheet data for the Company.
(2) The historical balance sheet data for the acquired companies as of September 30, 1997 represent the combined September 30, 1997 balance sheets for HMC and Phoenix. Both companies were acquired subsequent to September 30, 1997. See "The Company."
                                       21

(3) Adjustment to (i) record the consideration for purchases of HMC and Phoenix;
    (ii) record the excess of purchase price over the net assets acquired; and
    (iii) eliminate the stockholders' equity of the acquired companies. Information with respect to the businesses acquired is as follows:

                                                                                   HMC      PHOENIX     TOTAL
                                                                                  ------    -------    -------
                                                                                         (IN THOUSANDS)
Cash paid (net of cash acquired)...............................................   $1,412    $11,612    $13,024
Notes issued...................................................................      240      5,000      5,240
Liabilities assumed............................................................      382      1,955      2,337
                                                                                  ------    -------    -------
                                                                                   2,034     18,567     20,601
Fair value of assets acquired..................................................      466      5,537      6,003
                                                                                  ------    -------    -------
Costs in excess of fair value of tangible assets acquired......................   $1,568    $13,030    $14,598
                                                                                 =======    =======    =======



     A summary of the preliminary allocation of the purchase price to the intangible assets acquired is as follows:

                                                                      USEFUL LIFE
                                                                       IN YEARS       HMC      PHOENIX     TOTAL
                                                                      -----------    ------    -------    -------
                                                                                            (IN THOUSANDS)
Goodwill...........................................................        35        $1,353    $11,287    $12,640
Customer lists.....................................................         5            82        664        746
Assembled workforce................................................         3            51        415        466
Noncompete.........................................................         7            82        664        746
                                                                                     ------    -------    -------
                                                                                     $1,568    $13,030    $14,598
                                                                                     =======   ========   ========




   The book value of the acquired companies' assets approximates fair market value as of the date of acquisition.

   The Company is obligated to pay additional consideration to certain sellers of the businesses acquired upon the businesses' achievement of certain net revenue and pre-tax earnings goals after the respective acquisition. The ultimate amount of cash to be paid and the ultimate number of shares of Common Stock to be issued cannot be determined until the earn-out periods terminate and achievement of criteria is established. Any amount paid pursuant to these agreements will be recorded as additional purchase price for the businesses acquired and will be amortized over 35 years. See "Risk Factors -- Contingent Acquisition Consideration."

(4) Adjustment to record (i) the issuance of Common Stock contemplated by the Prospectus; (ii) the use of estimated net proceeds as anticipated by the Company to retire long-term indebtedness, pay down borrowings under the Credit Facility and pay all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering; and (iii) the conversion of certain acquisition debt into 192,308 shares of Common Stock. See "Use of Proceeds."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS
     The following discussion of the Company's historical results of operations and of its liquidity and capital resources should be read in conjunction with the Selected Financial Information, the Unaudited Pro Forma Financial Information and the Combined Financial Statements of the Company and related notes thereto and other financial information appearing elsewhere in this Prospectus. Historical results are not necessarily indicative of trends in operating results for any future period.
OVERVIEW
     The Company is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.

     Significant events during 1997 included the following:


     (Bullet) On a pro forma basis to reflect acquisitions, the Company's revenues increased by 32.4% during the first nine months of 1997 compared to the first nine months of 1996.

     (Bullet) Effective January 1, 1997, TLM acquired TMS, a pharmaceutical and healthcare direct marketing and teleservices company. TLM subsequently merged into a subsidiary of the Company on October 21, 1997.
     (Bullet) In January 1997, the Company upgraded its corporate network to operate an Internet-based system, which provides seamless integration with its clients' systems.
     (Bullet) In May 1997, the Company added 85 Pentium equipped workstations to its Arlington, Virginia facility, which now contains 215 workstations.
     (Bullet) On April 1, 1997, the Company hired John Fitzgerald as President and Chief Executive Officer.
     (Bullet) On August 19, 1997, the Company hired Michael Dinkins as Senior
              Vice President of Finance and Administration and Chief Financial Officer.
     (Bullet) Effective October 1, 1997, the Company acquired HMC, an ethnic marketing research and strategic planning company.

     (Bullet) Effective October 31, 1997, the Company acquired substantially all of the assets of Phoenix, a database-driven pharmaceutical industry marketing services company.

     For additional information regarding the transactions see "The Company," "Business -- General," "Certain Transactions," "Use of Proceeds," "Capitalization" and the Notes to the Company's Combined Financial Statements appearing elsewhere in this Prospectus.
  REVENUES
     The Company provides a variety of services for a diverse client base. The major forms of revenue collection and recognition are as follows:
     (Bullet) The Company licenses Electronic Territory Management Systems to clients on a per salesperson basis. Data analysis to drive sales force deployment is billed on a fixed fee basis. Revenues are recognized as activities are performed.
                                       23

     (Bullet) For customized or non-standard database projects, the Company bills either on a fixed fee or on a per item basis, and revenues are recognized upon completion of the project. Monthly or scheduled data services are billed and recognized upon delivery of data.
     (Bullet) For sampling and fulfillment activities, the Company bills on a per item basis.
     (Bullet) For teleservices projects, the Company bills clients on one of the following bases: production hours; completed presentations; phone calls placed or received; and sales made per hour or a fixed monthly fee. Revenues are recognized when the services are completed.
     (Bullet) For market research projects, the Company generally bills and collects fixed project fees in periodic installments over the course of the project including a percentage of the total project costs at execution of a contract. Revenues are recognized on the percentage of completion method.
  COST OF REVENUES
     Cost of revenues consists of expenses specifically associated with client service revenues. The cost of revenues includes salaries and benefits, commissions paid to sales personnel and telephone charges.
  SELLING, GENERAL AND ADMINISTRATIVE
     Selling, general and administrative expenses include staff functions such as accounting, information technology and human resources, as well as expenses not directly linked to client service revenues, such as depreciation, amortization and rental expenses.
RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain statement of operations data and statement of operations data as a percentage of revenues obtained from the Company's combined statements of operations. There can be no assurance that trends in operating results will continue in the future. Prior to the Recapitalization, the Company was a closely-held S Corporation and accordingly its financial results are not indicative of those which would be achieved by a public company.


                                                        FIVE MONTHS                                 NINE MONTHS
                                                           ENDED           YEAR ENDED                  ENDED
                                                        DECEMBER 31,      DECEMBER 31,             SEPTEMBER 30,
                                                        ------------    -----------------    --------------------------
                                                            1994         1995      1996         1996           1997
                                                        ------------    ------    -------    -----------    -----------
                                                                                (IN THOUSANDS)  (UNAUDITED) (UNAUDITED)




Revenues.............................................      $2,728       $9,047    $16,286      $13,125        $24,039
Cost of revenues.....................................       1,437        4,396      8,639        6,350         14,436
                                                        ------------    ------    -------    -----------    -----------
  Gross profit.......................................       1,291        4,651      7,647        6,775          9,603
Selling, general and administrative..................         807        4,540      7,754        4,706          5,877
                                                        ------------    ------    -------    -----------    -----------
  Income (loss) from operations......................         484          111       (107)       2,069          3,726
Interest income (expense)............................          (2)          24       (101)          13         (1,478)
Other income (expense)...............................          --            5       (200)         (37)          (302)
                                                        ------------    ------    -------    -----------    -----------
  Income (loss) before taxes.........................         482          140       (408)       2,045          1,946
Income tax (expense) benefit.........................          --           --         88           --           (941)
                                                        ------------    ------    -------    -----------    -----------
  Net income (loss)..................................      $  482       $  140    $  (320)     $ 2,045        $ 1,005
                                                       =============    ========= =========  ===========    ===========


                                                        FIVE MONTHS                                 NINE MONTHS
                                                           ENDED           YEAR ENDED                  ENDED
                                                        DECEMBER 31,      DECEMBER 31,             SEPTEMBER 30,
                                                        ------------    -----------------    --------------------------
                                                            1994         1995      1996         1996           1997
                                                        ------------    ------    -------    -----------    -----------
Revenues.............................................       100.0%       100.0%     100.0%       100.0%         100.0%
Cost of revenues.....................................        52.7         48.6       53.0         48.4           60.1
                                                        ------------    ------    -------    -----------    -----------
  Gross profit.......................................        47.3         51.4       47.0         51.6           39.9
Selling, general and administrative..................        29.6         50.2       47.7         35.8           24.4
                                                        ------------    ------    -------    -----------    -----------
  Income (loss) from operations......................        17.7          1.2       (0.7)        15.8           15.5
Interest income (expense)............................          --          0.2       (0.6)         0.1           (6.1)
Other income (expense)...............................          --          0.1       (1.2)        (0.3)          (1.3)
                                                        ------------    ------    -------    -----------    -----------
  Income (loss) before taxes.........................        17.7          1.5       (2.5)        15.6            8.1
Income tax (expense) benefit.........................          --           --        0.5           --           (3.9)
                                                        ------------    ------    -------    -----------    -----------
  Net income (loss)..................................        17.7%         1.5%      (2.0)%       15.6%           4.2%
                                                       =============   ========   ========  ============   ============



  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996
     Revenues increased $10.9 million, or 83.2%, from $13.1 million for the nine months ended September 30, 1996 to $24.0 million for the nine months ended September 30, 1997 primarily as a result of the acquisition of TMS in January 1997. In addition, the Company experienced continued growth in the demand for its services from existing clients for whom the Company markets long distance services to residential customers in certain ethnic Culture Markets.

     Cost of revenues increased $8.1 million, or 127.3%, from $6.4 million for the nine months ended September 30, 1996 to $14.4 million for the nine months ended September 30, 1997. Cost of revenues as a percentage of revenues increased from 48.4% for the nine months ended September 30, 1996 to 60.1% for the nine months ended September 30, 1997. This increase was primarily due to the addition of new and temporary employees to support the Company's expanded programs. In addition, short lead times on new projects required the Company to utilize overtime and higher-priced contract labor to complement existing personnel.


     Selling, general and administrative expenses increased $1.2 million, or 24.9%, from $4.7 million for the nine months ended September 30, 1996 to $5.9 million for the nine months ended September 30, 1997. Selling, general and administrative expenses as a percentage of revenues decreased from 35.8% for the nine months ended September 30, 1996 to 24.4% for the nine months ended September 30, 1997. Prior to the Recapitalization, many of the services used by the Company were provided by related-party companies. The Company has since entered into new contracts that have reduced the costs of such services.

     Interest expense increased to $1.5 million for the nine months ended September 30, 1997 compared with interest income of $13,000 for the nine months ended September 30, 1996 primarily due to interest expense related to certain indebtedness incurred to finance the Recapitalization and the acquisition of TMS.
     Other income and expense increased from $37,000 for the nine months ended September 30, 1996 to $302,000 for the nine months ended September 30, 1997 due to non-capitalizable organizational costs incurred in identifying future acquisitions.
     Income tax expense for the nine months ended September 30, 1997 was $941,000. Prior to December 31, 1996, the Company had elected to be subject to taxation under Subchapter S of the Internal Revenue Code of 1986, as amended (the "Code"), and, therefore, no federal income tax expense was recorded for the nine months ended September 30, 1996.
  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues increased $7.2 million, or 80.0%, from $9.0 million in 1995 to $16.3 million in 1996. This increase resulted primarily from the continued expansion of contracts to market long distance services to residential customers in certain ethnic Culture Markets. To accommodate this increase and facilitate future growth, the

Company opened a customer development facility in Dallas, Texas in August 1995, representing a significant capacity addition. This facility added 125 workstations and employs 200 teleservices representatives.

     Cost of revenues increased $4.2 million, or 96.5%, from $4.4 million in 1995 to $8.6 million in 1996. Cost of revenues as a percentage of revenues increased from 48.6% in 1995 to 53.0% in 1996, primarily reflecting the use of overtime and contract labor at the Company's new customer development facility in Dallas during its startup phase in late 1995 and early 1996.

     Selling, general and administrative expenses increased $3.2 million, or 70.8%, from $4.5 million in 1995 to $7.8 million in 1996, primarily due to additional personnel and corporate expenses employed to support the Company's continued growth. Selling, general and administrative expenses as a percentage of revenues decreased from 50.2% in 1995 to 47.7% in 1996 reflecting the spreading of these increased expenses over a larger base of revenues.

     Interest expense increased $125,000 from interest income of $24,000 in 1995 to $101,000 of interest expense in 1996 primarily due to interest related to certain indebtedness incurred to finance the Recapitalization.
     Other income and expense increased $205,000 from income of $5,000 in 1995 to $200,000 of expense in 1996 primarily due to the write off of computer equipment considered to be obsolete as of December 31, 1996.
     The Company elected to be subject to taxation under Subchapter S of the Code for 1995 and 1996 for federal income tax purposes and, therefore, no federal income tax expense was recorded in 1995 and 1996.
  TWELVE MONTHS ENDED DECEMBER 31, 1995 COMPARED TO FIVE MONTHS ENDED DECEMBER 31, 1994
     Effective December 31, 1994, the Company changed its fiscal year end from July 31 to December 31. Therefore, comparisons for the twelve months ended December 31, 1995 versus the five months ended December 31, 1994 are more meaningful when viewed in terms of percentages of total revenues.
     Revenues were $9.0 million for the twelve months ended December 31, 1995 and $2.7 million for the five months ended December 31, 1994.
     Cost of revenues as a percentage of revenues decreased from 52.7% for the five months ended December 31, 1994 to 48.6% for the twelve months ended December 31, 1995 as the Company realized greater efficiencies in its labor force from supervisory personnel supporting a larger base of customer development representatives.
     Selling, general and administrative expenses increased as a percentage of revenues from 29.6% for the five months ended December 31, 1994 to 50.2% for the twelve months ended December 31, 1995 primarily due to services provided by related-party companies.
  NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996 (PRO FORMA)

     The following Unaudited Pro Forma Combined Statements of Operations for the nine months ended September 30, 1996 and September 30, 1997 are based on the historical combined financial statements of the Company.

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                                                                               NINE MONTHS ENDED
                                                                                 (IN THOUSANDS)
                                                        ----------------------------------------------------------------
                                                                                                    PERCENTAGE
                                                                                                   OF REVENUES
                                                                                          ------------------------------
                                                        SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,    SEPTEMBER 30,
                                                            1996             1997             1996             1997
                                                        -------------    -------------    -------------    -------------
Revenues.............................................      $29,295          $38,801            100.0%           100.0%
Cost of revenues.....................................       14,412           22,187             49.2             57.2
                                                        -------------    -------------    -------------    -------------
     Gross profit....................................       14,883           16,614             50.8             42.8
Selling, general and administrative..................       11,546           12,399             39.4             31.9
                                                        -------------    -------------    -------------    -------------
     Income from operations..........................      $ 3,337          $ 4,215             11.4%            10.9%
                                                        =============   ==============   ==============    =============




     Revenues increased $9.5 million, or 32.4%, from $29.3 million for the nine months ended September 30, 1996 to $38.8 million for the nine months ended September 30, 1997. This increase was attributable to growth in ethnic and generational customer development programs targeting specific Culture Markets, particularly college students, and the expansion of other residentially focused marketing program services. In addition, services which involved physician detailing and services targeting pharmaceutical Culture Markets, particularly pharmaceutical marketing support services, along with the sale of an Electronic Territory Management System to a large pharmaceutical client accounted for the balance of the increase.


     Cost of revenues increased $7.8 million, or 53.9%, from $14.4 million for the nine months ended September 30, 1996 to $22.2 million for the nine months ended September 30, 1997. Cost of revenues as a percentage of revenues increased from 49.2% for the nine months ended September 30, 1996 to 57.2% for the nine months ended September 30, 1997. The primary reasons for the increase were short lead times on new projects and significant growth in the number of workstations, both of which required the Company to utilize overtime and contract labor. The balance was primarily the cost of Personal Digital Assistance equipment sold to a large pharmaceutical client for its Electronic Territory Management System. Although the Company periodically makes such sales, there were no such sales in the comparable prior periods. However, management expects that this equipment will generate ongoing revenues from database sampling and fulfillment services.


     Selling, general and administrative expenses increased $853,000, or 7.4%, from $11.5 million for the nine months ended September 30, 1996 to $12.4 million for the nine months ended September 30, 1997. Selling, general and administrative expenses as a percentage of revenues decreased from 39.4% for the nine months ended September 30, 1996 to 31.9% for the nine months ended September 30, 1997. Prior to the Recapitalization, related-party companies provided many of the services used by the Company. The Company has since entered into new contracts that have reduced the costs of such services.

LIQUIDITY AND CAPITAL RESOURCES
     At September 30, 1997, the Company had negative working capital of $3.7 million, a decrease of $3.9 million from December 31, 1996 primarily due to the $5.4 million of borrowings under the Credit Facility. The Company's primary sources of liquidity as of September 30, 1997 consisted of cash and cash equivalents, accounts receivable and borrowing availability under the Credit Facility. There are no restrictions under any of the Company's financing arrangements on the Company's ability to: (i) incur any additional debt or capital expenditure or (ii) further pledge its assets. There are no financial ratios the Company is required to maintain in connection with any of its financing arrangements.

     During the nine months ended September 30, 1997, the Company used $7.2 million in investing activities to acquire TMS, purchase additional equipment and expand its technological infrastructure. During this period, the Company spent $760,000 for capital expenditures primarily for the expansion of its facilities and upgrading of its systems. Also during this period, the Company used approximately $15.0 million to repay borrowings incurred in connection with the Recapitalization.

     The Company experienced significant growth during 1996 and expects to continue to grow through both internal expansion and complementary acquisitions. The Company expended $6.5 million cash during January 1997 as partial consideration for the acquisition of TMS. Subsequent to September 30, 1997, the Company has incurred indebtedness of approximately $13.0 million for cash payments made in the acquisitions of Phoenix and HMC, both of which were accounted for as purchases for accounting and financial reporting purposes.
To the extent that the consideration paid for future acquisitions does not include securities of the Company, acquisitions will initially be financed using available cash and cash equivalents, but depending on the amount necessary to complete an acquisition, additional financing may be required.
To finance future acquisitions, the Company may need to issue additional securities and incur additional debt. The Company may not be able to obtain additional required capital on satisfactory terms, if at all. The failure to raise the funds necessary to finance future cash requirements could materially adversely affect the Company's ability to pursue its growth strategy and its operating results in future periods.


     The Company anticipates that as the expiration of the Sprint contract orders nears, it will enter into negotiations with Sprint regarding the extension of their relationship. The Company does not believe that the implementation of its internal and external growth strategy and any financing activities in connection therewith will have an adverse effect on its on-going relationship with Sprint. There can be no assurance that the Company will be able to renew its contract orders with Sprint and the loss of any significant portion of the revenues provided by Sprint could have a material adverse effect on the Company.


     Immediately subsequent to the consummation of the Offering, the Company intends to enter into a $30.0 million three-year revolving credit agreement with NationsBank, N.A. The credit agreement will provide for interest at a variable rate, depending on certain financial ratios, equal to (a) the LIBOR rate plus 1.25% to 2.00% or (b) the lead bank's prime rate plus 0% to 0.375%. Loans made under the credit agreement will be secured by a pledge of all of (i) the Company's interest in the common stock of its subsidiaries and (ii) the assets of the Company and its subsidiaries. The closing with respect to the credit agreement will be subject to certain conditions, including (a) receipt by the Company in the Offering of gross proceeds of not less than $48.0 million and (b) liquid assets of the Company after the Offering (after the payment of all underwriting discounts and commissions and offering expenses, retirement of certain indebtedness of the Company and the payment of all accrued but unpaid dividends on the Preferred Stock outstanding prior to the Offering) of not less than $5.0 million.


     The Company believes that the proceeds from the Offering, together with cash generated from operations and cash available to the Company through the anticipated credit agreement with NationsBank, N.A., will be sufficient to finance the Company's current operations and planned capital expenditures for at least the next 12 months.

                                    BUSINESS
GENERAL
     CULTURALACCESSWORLDWIDE, INC. ("CulturalAccess" or the "Company") is a rapidly growing outsourced marketing services company that assists Fortune 500 companies in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated and cost-effective marketing, sales and customer service programs using various combinations of the Company's core competencies including market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, product sampling and fulfillment. The Company has expertise in serving corporations in industries that are undergoing dramatic changes due to consolidation, deregulation and technological innovation. These industries include pharmaceutical, telecommunications and financial services.
     The Company has marketing, sales and customer service expertise, supported by proprietary systems and technologies, that enables its clients to access increasingly important Culture Markets. The Company targets Culture Markets which it believes are underpenetrated by many goods and services and represent substantial business building opportunities for Fortune 500 companies. The Company also believes that these Culture Markets are disproportionately responsive to culturally sensitive marketing and sales activities. The Company's targeted Culture Markets are as follows:

ETHNIC CULTURE MARKETS      GENERATIONAL CULTURE MARKETS      HEALTHCARE CULTURE MARKETS
-----------------------     -----------------------------     ---------------------------
       Hispanic                   Mature (age 50+)                    Physicians
         Asian                    College Students                    Pharmacists
   African-American                                                    Patients

     The Company was founded in 1983 and has long-standing relationships with many of its clients. Through technology, management systems and well-established working relationships, the Company is integrated into the daily activities of its clients. As of September 30, 1997, the Company's top ten clients in alphabetical order were Astra Merck, ESI Lederle (a division of Wyeth Ayerst Inc.), Global One, Johnson & Johnson, Knoll, Novartis, Purdue Frederick, Schering Plough, G.D. Searle and Sprint. The Company's top ten clients have been clients of the Company for at least three years, and seven of the top ten have been clients for longer than five years. The Company believes that these relationships develop because its services, which produce clearly measurable results, increase its clients' sales and market share and/or reduce its clients' overall cost of sales/services.
     The Company has a seasoned management team which has extensive experience in targeted marketing and sales programs, strategic planning, internal growth management and acquisitions integration, as well as an intimate knowledge of the industries on which it focuses.

     The Company is headquartered in Arlington, Virginia, and has offices in California, Florida, New Jersey, Pennsylvania and Texas. On a pro forma basis to reflect acquisitions, the Company's revenues increased by 32.4% during the first nine months of 1997 compared to the first nine months of 1996. As of September 30, 1997, the Company had approximately 1,160 employees.

INDUSTRY OVERVIEW
     The Company believes that it is well positioned to take advantage of the following industry and marketplace trends: (i) growth in outsourcing; (ii) shifts in demographics; (iii) growing accountability of marketing and sales activities; (iv) increasing customer-focused management practices; and (v) accelerating industry consolidation.
     GROWTH IN OUTSOURCING. The Company believes that the demand for outsourced marketing services is growing rapidly as large corporations look to outside service organizations to supplement their internal marketing, sales and customer service activities. Outsourcing marketing, sales and customer service activities allows companies to focus on core competencies, gain market share more quickly, avoid incremental infrastructure costs and
                                       29
evaluate programs that might be too costly to test internally. In addition, such activities enable companies to access niche-market expertise needed to penetrate the complex and hard-to-reach market segments that the Company targets. The Company believes that once companies outsource their marketing or sales activities, they tend to develop dependent relationships with outsourced marketing services firms. These relationships and high switching costs deter companies from moving such functions back in-house.
     SHIFTS IN DEMOGRAPHICS. Two significant demographic trends currently under way are ethnic diversification and the aging of the overall population. For example, the U.S. Census Bureau has projected that two of the Company's target ethnic Culture Markets, the Hispanic and Asian populations in the United States, which were comprised of approximately 27.8 million and 9.7 million people, respectively, in 1996, will grow at rates of approximately 48% and 57%, respectively, by 2010, compared to a 12% growth rate for the general population during the same period. Similarly, the U.S. Census Bureau has projected that one of the Company's target populations, persons 50 years of age and older, the fastest growing age group in the country, will grow 39% from 69.2 million people in 1996 to 96.3 million people in 2010. The Company believes that the ethnic and generational markets are generally regarded as underpenetrated by many industries.
     GROWING ACCOUNTABILITY OF MARKETING AND SALES ACTIVITIES. The ability to measure results has been instrumental in the dramatic growth of direct marketing. In 1995, $1.1 trillion in business and consumer sales were achieved through direct marketing, up 41% from $780 billion in 1990. Significant direct marketing opportunities exist in a number of large rapidly changing and intensely competitive industries such as the pharmaceutical, telecommunications and financial services industries. For example, in 1996, the pharmaceutical industry spent approximately $5.4 billion promoting, marketing and selling its products through direct channels. This spending is projected to grow at approximately 8% per year. Growing pressures within companies in these industries to demonstrate a high return on their marketing and sales investments have forced them to seek outsourced services and programs that provide a high level of accountability and measureability. Outsourced marketing services firms that offer highly measurable database-driven direct marketing services and programs, including teleservices and product sampling, are benefiting from this growing need for corporate accountability.
     In addition, recent regulatory changes in the pharmaceutical, telecommunications and financial services industries have created a "window of opportunity" for growth-minded companies, leading them to outsource marketing services to enhance their competitive position. For example, in the healthcare industry, cost containment efforts by the government and private companies, industry consolidations and changes in Food and Drug Administration (the "FDA") regulations regarding advertising directly to consumers, have drastically increased the amount of outsourced marketing services. In the telecommunications industry, where large companies compete fiercely for customers, increased outsourcing has allowed these companies to react nimbly to competitive pressures in order to capture and maintain market share.
     INCREASING CUSTOMER-FOCUSED MANAGEMENT PRACTICES. Companies operating in marketing intensive industries are focusing on protecting their existing customer base and growing the lifetime value of individual customer relationships as a means of improving both revenue growth and profitability. There is an increasing recognition of the fundamental need to "speak the language" of the customer in order to improve customer retention rates.
     ACCELERATING INDUSTRY CONSOLIDATION. The highly fragmented industry in which the Company operates includes many independent and captive direct marketing providers. In the teleservices industry alone, industry analysts have estimated that there are a large number of providers of outsourced direct marketing services. In the direct marketing industry, no single company dominates the market, and many of the participants offer limited services. Currently, there is a trend in the industry towards consolidation, and the Company is increasing its market share through strategic acquisitions. These acquisitions increase the Company's ability to provide Fortune 500 companies with integrated outsourced marketing solutions within selected niches.
                                       30

GROWTH STRATEGY
     The Company, as well as the companies it has acquired, have experienced significant internal growth over the past several years. To continue its growth the Company intends to: (i) exploit niche market opportunities; (ii) pursue complementary acquisitions; (iii) drive internal growth; (iv) leverage management expertise and corporate infrastructure; and (v) maintain technological leadership.
     EXPLOIT NICHE MARKET OPPORTUNITIES. The Company's goal is to build and maintain a leading position as a specialized outsourced marketing services provider within each niche that the Company pursues. The Company focuses its outsourced marketing efforts on ethnic, generational and healthcare Culture Markets. Outsourced marketing services that target these niche markets provide clients with the skills and experience that would otherwise be difficult or expensive for the clients to assemble themselves. Through its experience, technology and management systems, the Company has also demonstrated its effectiveness in communicating its clients' products and services to complex and hard-to-reach Culture Markets.
     The Company plans to develop additional niches through new programs and by making platform acquisitions that provide it with a substantial presence in these niches. For example, the Company is targeting the rapidly growing "fifty plus" age population segment through innovative programs under the leadership of a marketer experienced in this segment.
     Though hard-to-reach by traditional marketing means, the Culture Markets targeted by the Company represent significant opportunities for growth-minded marketers because these Culture Markets are generally underpenetrated by many goods and services common to mainstream American markets.
     DRIVE INTERNAL GROWTH. The Company plans to continue to grow internally by further penetrating existing client relationships, acquiring new client relationships and broadening service offerings. The Company is committed to a formal and systematic approach to business development which incorporates the following strategies:
          (Bullet) EXPAND EXISTING CLIENT RELATIONSHIPS. The Company has generated substantial revenues from new relationships developed with existing clients. Many of the Company's clients are multi-divisional, and outsourcing decisions are frequently made independently at the divisional level. The Company's strategy is to initiate a relationship with one division and deliver an effective program that establishes a performance track record and leads to assignments with other divisions within the client company. The Company has a long history of achieving high levels of client satisfaction. All of the Company's top ten clients in 1997 have been with the Company for at least three years, and all of these clients have purchased multiple services or programs from the Company over the course of their relationship.
          (Bullet) ACQUIRE NEW CLIENT RELATIONSHIPS. The Company's marketing and sales planning process is structured around targeted industries and prospective companies. Industry and prospect "profiles" are developed by the head of strategic planning in order to facilitate the Company's targeted selling process. The Company focuses on high-potential industries including pharmaceutical, telecommunications and financial services. The Company believes that its proven ability to deliver innovative and highly measurable sales and marketing programs will enable it to continue to expand its client base.
          (Bullet) CROSS-SELL ESTABLISHED SERVICES. The Company believes that the cross-selling of services to existing and potential clients represents significant future business development opportunities. Current client development is a top priority for the senior management at both the operating unit and corporate levels.
          (Bullet) INTRODUCE NEW SERVICE OFFERINGS. The Company has demonstrated an ability to generate additional revenue growth from both current and prospective clients by offering new value-added services that enable its clients to penetrate targeted Culture Markets more effectively. The Company has already benefited from providing new services that have been developed as a result of new product development and acquisition synergies.
     PURSUE COMPLEMENTARY ACQUISITIONS. The Company makes "platform" acquisitions in order to establish a strong initial presence in a niche market or to strengthen its presence within a niche. Additionally, tactical acquisitions are pursued by the Company to broaden its geographic presence, strengthen the Company's existing skills
                                       31
and gain complementary services. The Company seeks acquisitions with a record of proven performance, experienced management and potential for growth. The Company has a prioritized, targeted list of acquisition candidates and a development team that contacts and reviews potential acquisitions. The Company's management team is experienced in identifying, acquiring and integrating complementary businesses.
     LEVERAGE MANAGEMENT EXPERTISE AND CORPORATE INFRASTRUCTURE. To implement its niche-focused strategy, the Company must have managers with Culture Market expertise who can drive internal growth thereby creating operational scale. Each operating unit has a core executive group in place with the experience to drive additional growth and manage an expanding business. Moreover, the Company believes that there are economies of scale that can be achieved that will contribute to improved financial performance. For example, the Company has available capacity at its newly acquired pharmaceutical sampling facility and the ability to expand operating capacity within its existing teleservice facilities.
     MAINTAIN TECHNOLOGICAL LEADERSHIP. The Company has a commitment to technology investments as a means of maintaining a leadership position in the marketplace. The Company's technology strategy is driven by its objective to maximize reliability, integration and flexibility.
     To implement its strategy, the Company's 30-person MIS staff has developed proprietary systems and technologies, including:
     (Bullet) An advanced systemized drug sample dispensing and tracking system that conforms to applicable Drug Enforcement Agency and Prescription Drug Marketing Act compliance standards. This single-loop system maximizes sample distribution efficiency, trackability and security.
     (Bullet) An Electronic Territory Management System (ETMS) that utilizes both Personal Digital Assistance (PDA) and laptop computers for pharmaceutical industry field sales organizations. These paperless systems provide field/headquarters connectivity that accelerates the sales, sampling and fulfillment process and enables instant customer profile updates.
     (Bullet) An intranet teleservices systems environment that provides:
     - Multilingual scripting (character and non-character based)
     - Secured and integrated data management and order transmission
     - Parallel Internet connectivity at individual workstations
MARKETING SERVICES AND SOLUTIONS

     The Company provides integrated marketing services and programs across four distinct competencies: Strategic Planning and Database Management; Product Sales and Marketing Programs; Sales Organization Productivity Programs; and Customer Retention and Development Programs.


     STRATEGIC PLANNING AND DATABASE MANAGEMENT. The Company provides analysis and strategic direction as to how its clients should most effectively target and approach high-potential customers in high-value Culture Markets. Strategic planning is supported by the Company's research capabilities, which offer detailed definitions and analyses of the market segments targeted by clients. The Company's research group has been recognized by AMERICAN DEMOGRAPHICS MAGAZINE for the last two years as one of the "Best 100 Sources of Marketing Information." In addition, the Company has significant expertise in collecting, analyzing, organizing and communicating data. The Company licenses, maintains and sells several specialized databases including the Phoenix file, the American Medical Association franchise list, a database of all independent pharmacies, and Hispanic and Asian surname tables. The Company also works with data owned or acquired by its clients.


     PRODUCT SALES AND MARKETING PROGRAMS. The Company helps its clients generate incremental sales by effectively penetrating pharmaceutical, ethnic and generational Culture Markets. The Company's pharmaceutical programs target physicians, through focused sales and marketing communications campaigns and pharmaceutical sampling programs, and pharmacists, through product promotion and stocking programs. The Company's Cultural Advantage programs target ethnic and generational Culture Markets through a variety of services. The Company's multicultural and multilingual staff executes marketing and Customer Activation programs in over 15 non-English languages, including Arabic, Cantonese, French, German, Hindi, Japanese, Khmer, Korean, Mandarin, Portuguese, Russian, Spanish, Tagalog, Urdu and Vietnamese.


     SALES ORGANIZATION PRODUCTIVITY PROGRAMS. The Company helps improve the efficiency of its clients' sales force by providing them with a variety of services as well as an integrated technological infrastructure and support system. This is comprised of: an Electronic Territory Management System, which allows geographically dispersed sales forces to report and track their efforts electronically; product sample and fulfillment support, to respond to physician requests from the Company's ethical drug distribution center, one of the largest outsourcing facilities of its kind; database management; personalized mail services; and vacant territory management. Typically, these programs require the Company to be integrated into the systems and sales force management structure of the client's organization.


     CUSTOMER RETENTION AND DEVELOPMENT PROGRAMS. The Company assists its clients in increasing the lifetime value of their current customer relationships by strengthening and expanding these customer relationships. The Company provides customer loyalty and win-back programs, and customer service and support. For its healthcare clients, the Company has the capability to deliver direct-to-patient communications programs as well as patient monitoring and compliance programs.

QUALITY ASSURANCE
     The Company's objective is to develop long-term relationships with existing and potential clients and to become their preferred provider of outsourced marketing services. This objective requires extensive employee training and development and a continued focus on superior client service and quality control.
     TRAINING AND DEVELOPMENT. The Company recognizes that the retention and development of key marketing, sales and technical staff is important to its continued growth and high client satisfaction levels. The Company's senior managers play an active and "hands-on" role in employee recruitment and development efforts. In addition, the training of new employees is conducted in-house through certified trainers and/or by professionals supplied by outside organizations, including clients. Employees receive on-going training in order to respond to changes in industry matters, products and technology.
     QUALITY CONTROL. The Company uses its proprietary software and systems to monitor carefully the progress of client projects. For example, management maintains an ongoing oversight of the duration of each customer teleservices presentation, time between presentations, response time, number of queries resolved after the first call and other statistics important in measuring and enhancing productivity and service levels. Clients have daily access to a variety of measures of service performance tracked by the Company's technology, and can monitor presentations directly through the Company's remote monitoring systems. The Company's pharmaceutical sample dispensing and tracking systems are designed to verify order accuracy and to audit data integrity.
CONTRACTUAL ARRANGEMENTS
     The Company operates under both multi-year and month-to-month contractual relationships.
     In the pharmaceutical/healthcare business, the compensation system is divided into long-term and short-term programs. The long-term (multi-year) programs generate monthly fees and sometimes bonuses based on specific performance criteria such as market share increases or prescription order growth. The short-term programs are primarily billed on a completed unit of service basis, such as presentations delivered or pharmaceutical samples forwarded.
                                       33

     For the ethnic and generational teleservices business, hourly rate structures reflect the specialized nature of multi-ethnic/multi-lingual skills that exist throughout the organization as well as the extensive systems integration that the Company has created with its clients.
     Sprint is the only client that represented over 10% of the Company's total revenues for the nine months ended September 30, 1997. There is one master services agreement for the Sprint account that establishes the Company's role as a strategic partner. As a result of the multiplicity of markets and the multitude of programs within each market that the Company is servicing, the master services agreement is supported by four contract orders. Each of these contract orders is specific to a market area. Each market area's budget is controlled by a separate marketing team. The Company is targeting a wide range of markets for Sprint and provides an array of services within these markets. The targeted markets that the Company is contracted to service are as follows:
Asian-American, college, mainstream, international and Latino. The services the Company provides include customer service, acquisition, retention, winback and third-party verification, all in an outbound and inbound mode. The contract orders that delineate these activities are all two and one-half year agreements that expire on June 30, 1999 and are automatically renewed for additional one-year terms unless renegotiation or termination occurs at at least 90 days prior to the expiration. A single contract order could be suspended without any impact to the others. The master services agreement is a four-year agreement that expires on December 31, 2001.
COMPETITION
     The industry in which the Company operates is very competitive and highly fragmented. While many companies provide outsourced marketing services, management believes that no single company dominates the industry.
     The Company believes that it competes primarily on its ability to deliver marketing, sales and customer support solutions that enable its clients to penetrate niche markets that are disproportionately responsive when approached in a culturally sensitive manner. Companies targeting these niche Culture Markets require special knowledge and skills in order to penetrate them effectively and efficiently. The Company provides differentiated value-added services that help its clients attract new customers, protect existing customer relationships and increase the lifetime value of all customer relationships. The Company believes that its ability to provide both strategic and tactical solutions, supported by systems and technology, differentiates itself in the highly fragmented marketing services industry.
GOVERNMENT REGULATION
     Several industries in which the Company's clients operate are subject to varying degrees of governmental regulation, particularly the pharmaceutical, healthcare and telecommunications industries. Generally, compliance with these regulations is the responsibility of the Company's clients. However, the Company could be subject to a variety of enforcement or private actions for its failure or the failure of its clients to comply with such regulations.
     Pharmaceutical companies and the healthcare industry in general are subject to significant federal and state regulation. The Company's handling and distribution of samples of pharmaceutical products are subject to regulation by its clients, the Drug Enforcement Agency, the FDA and other applicable federal, state and local laws and regulations, including the Prescription Drug Marketing Act of 1987. Currently, the healthcare industry is monitoring potential passage of new regulations under the Prescription Drug Marketing Act which would impose even stricter requirements in the areas of storage, inventory control and lot number tracking.
     In addition, the Company must comply with regulations promulgated by professional associations such as the American Medical Association and the Pharmaceutical Manufacturers Association. The American Medical Association has established ethical guidelines which govern receipts of gifts to physicians from health related entities, including any items received during peer-to-peer meetings and symposia sponsored by pharmaceutical companies. The Pharmaceutical Manufacturers Association has implemented similar regulations, as have many accreditation organizations.
     The pharmaceutical industry is also subject to federal regulation by the FDA. The Federal Food, Drug and Cosmetics Act regulates the approval, labeling, advertising, promotion, sales and distribution of drugs, which
                                       34
includes the distribution of product samples to physicians. The FDA also regulates all promotional activities involving prescription drugs. There can be no assurance that additional federal or state legislation regulating the pharmaceutical or healthcare industries would not limit the scope of the Company's product sampling services or significantly increase the cost of regulatory compliance.
     The Company's business has been subject to an increasing amount of federal and state regulation in recent years. The FCC rules under the FTCPA limit the hours during which telemarketers may call consumers and prohibit the use of automated telephone dialing equipment to call certain telephone numbers. The TCFAPA broadly authorizes the FTC to issue regulations prohibiting misrepresentation in telephone sales. In August 1995, the FTC issued regulations under the TCFAPA, which, among other things, require telemarketers to make certain disclosures when soliciting sales. The Company believes its operating procedures comply with the telephone solicitation rules of the FCC and FTC. However, there can be no assurance that additional federal or state legislation, or changes in regulatory implementation, would not limit the activities of the Company or its clients in the future or significantly increase the cost of regulatory compliance.
     Two bills recently introduced in Congress included provisions requiring parental consent to any sale of lists of minors. Though neither of these bills was reported out of committee, there can be no assurance that similar legislation will not be passed in the future at the federal or state level. Any substantial legal restriction on the use or sale of marketing lists could have a material adverse effect on the Company.
     One of the significant regulations of the FCC applicable to long distance carriers, such as Sprint, prohibits the unauthorized switching of subscribers' long distance carriers, known in the industry as "slamming." A fine of up to $100,000 may be imposed by the FCC for each instance of slamming. In order to prevent unauthorized switches, federal law requires that switches authorized over the telephone, such as through the Company's teleservices, be verified contemporaneously by a third party. The Company believes its procedures comply with this third-party verification requirement.
     Third-party verification generally is not required for switches obtained in person, such as those obtained by members of a direct field sales force. The Company's training and other procedures are designed to prevent unauthorized switching. However, as with any sales force, the Company cannot completely ensure that each employee will always follow the Company's mandated procedures. Accordingly, it is possible that employees may in some instances engage in unauthorized activities, including slamming. The Company investigates customer complaints reported to it by its telecommunications clients and reports the results to such clients. To the Company's knowledge, no FCC complaint has been brought against any of its clients as a result of the Company's services, although the Company believes that the FCC is examining the sales activities of long distance telecommunications providers, including the Company's clients, and the activities of outside vendors, such as the Company, used by such providers. If any complaints were brought, the Company's client might assert that such complaints constituted a breach of its agreement with the Company and, if material, seek to terminate the contract. Any termination by Sprint would be likely to have a material adverse effect on the Company. If such complaints resulted in fines being assessed against a client of the Company, the client could seek to recover such fines from the Company.
INTELLECTUAL PROPERTY
     The Company has developed certain computer software and technically-derived procedures intended to maximize the quality and efficiency of its services. Although the Company does not believe that its intellectual property rights are as important to its results of operations as factors such as the technical expertise, knowledge, ability and experience of its employees, the Company believes that its technological capabilities provide significant benefits to its clients.
     The Company also owns a number of registered trademarks and service marks and has filed applications to register additional trademarks and service marks with the United States Patent and Trademark Office, including CULTURALACCESSWORLDWIDE and related logos. The Company believes the CULTURALACCESSWORLDWIDE service mark and logo will be an important component in its merchandising and marketing strategy and that it will have all service mark and trademark rights necessary to conduct business under the CULTURALACCESSWORLDWIDE name.
                                       35

EMPLOYEES
     At September 30, 1997, the Company had approximately 1,160 employees. None of the Company's employees is represented by a labor union, and the Company is not aware of any current activity to organize any of its employees. Management considers relations between the Company and its employees to be good. PROPERTIES

     The Company's principal executive offices are located at 2200 Clarendon Boulevard, 11th Floor, Arlington, Virginia 22201. In addition, the Company has six other locations in California (2), Florida, New Jersey, Pennsylvania and Texas. See Note 8 of Notes to the Company's Combined Financial Statements for information concerning the Company's leases for its facilities. In January 1998, the Company entered into lease agreements for additional space in Florida and Virginia in order to accommodate the Company's anticipated growth. The Company does not anticipate that it will experience any difficulty in renewing any such leases upon their expiration or obtaining different space on comparable terms if such leases are not renewed. The Company believes that these facilities are well maintained and are of adequate size for present needs and planned expansion in the near future.

INSURANCE
     The Company believes that it maintains the types and amounts of insurance customary in the industry, including coverage for general liability, product liability, property damage and workers' compensation. Although there can be no assurance that the Company's property damage and business interruption insurance will adequately compensate the Company for losses that it may incur in any such event, the Company considers its insurance coverage to be adequate both as to risks and amounts.
LEGAL PROCEEDINGS
     From time to time, the Company is party to certain claims, suits and complaints which arise in the ordinary course of business. Currently, there are no such claims, suits or complaints which, in the opinion of management, would have a material adverse effect on the Company.
                                       36

                                   MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
     The following sets forth certain information with respect to the directors and executive officers of the Company:

                            NAME           AGE                             POSITION
                      ----------------     ---   ------------------------------------------------------------

Executive Officers


                      John Fitzgerald      50    President, Chief Executive Officer and Director
                      Michael Dinkins      43    Senior Vice President of Finance and Administration
                                                   and Chief Financial Officer
                      John Jordan          38    President, TelAc Teleservices Group
                      Lee Edelstein        49    President, Professional Markets Group and Director
                      Isabel Valdes        48    President, Market Connections Group
                      Douglas Rebak        54    President, Phoenix Marketing Group
                      Beth Broderson       42    Senior Vice President, Strategic Planning
                      Mary Sanchez         38    Corporate Controller


Directors

                      Stephen F. Nagy      53    Chairman of the Board and Director
                      Peter D. Bewley      51    Director
                      Liam Donohue         30    Director
                      John H. Foster       55    Director
                      Shawkat Raslan       46    Director

     JOHN FITZGERALD has been President, Chief Executive Officer and a director of the Company since April 1997. He has 25 years of experience in the global marketing services industry, with broad-based marketing and operational management experience in multi-site marketing/communications organizations. Mr. Fitzgerald has held senior management and board level positions while running global, regional and local operations. He was President and Chief Operating Officer of Saatchi & Saatchi Worldwide (1996), and he served in various capacities at McCann-Erickson Worldwide from 1990 to 1995, serving as President and Chief Executive Officer for McCann-Erickson Japan and as Vice Chairman of North America and Chief Operating Officer of New York for McCann-Erickson. Mr. Fitzgerald served in several senior positions for Ketchum Communications Inc. from 1985-1990, including Chairman of Ketchum Advertising USA. From 1981 to 1984, he was Senior Vice President for Hill Holliday, Inc. From 1971 to 1980, he served in a variety of account management positions rising to Senior Vice President for Ted Bates Worldwide. Mr. Fitzgerald's professional development includes the Harvard Business School's Advanced Management Program, the University of Michigan's East-Asia Studies Program, and extensive strategic planning, marketing and communications experience working with leading corporate clients, including: Johnson & Johnson, Procter & Gamble Co., Bayer AG, The Coca-Cola Company, AT&T, Nestle S.A., PNC Bank Corp., Motorola, Inc. and Bell Atlantic Corp.

     MICHAEL DINKINS has served as Senior Vice President of Finance and Administration and Chief Financial Officer of the Company since August 1997. From September 1993 until he joined the Company, Mr. Dinkins served in various capacities with Cadmus Communications Corp., where he most recently was President of the Graphic Communications Group and before that was Vice President and Chief Financial Officer. From 1976 to 1993, Mr. Dinkins was employed at the General Electric Co. in numerous divisions, including Corporate Financial Planning & Analysis, GE Lighting, GE Capital and GE Appliances. During this period, Mr. Dinkins earned CPA and CMA designations. Mr. Dinkins also serves on the Board of Directors of the Lawyers Title Corporation. Mr. Dinkins has a Bachelor of Science degree in Financial Administration from Michigan State University.

     JOHN JORDAN has been President of the TelAc Teleservices Group of the Company since December 1996. In 1983, Mr. Jordan founded the Company and served as President and Chief Executive Officer of the Company until the Recapitalization in December 1996. Mr. Jordan has a national reputation for leadership and innovation in targeted general market telemarketing as well as the application of direct marketing methodology within the Hispanic and Asian-American communities. As the Company's Chief Executive Officer from 1983 to 1996, Mr. Jordan designed and executed many innovative direct marketing campaigns for a diverse selection of clients including: MCI, Sprint, NYNEX, Ameritech, SouthwesternBell, Global One, Allstate, MetLife, JCB, Beneficial National Bank, Mellon Bank and Marine Midland/Hong Kong Bank. Prior to starting the Company, Mr. Jordan worked at Campaign Marketing Group Inc. from 1979 to 1983 in various positions, including Vice President of Client Services which he held until the time he departed to start the Company. Mr. Jordan has a Bachelor of Arts degree in Economics and Political Science from the University of Maryland.

     LEE EDELSTEIN has been the President of the Professional Markets Group of the Company since January 1997 and a director of the Company since October 1997. In 1992, he founded TMS, a pharmaceutical/healthcare direct marketing and teleservices company acquired by the Company in January 1997. Mr. Edelstein brings over 18 years of pharmaceutical industry experience to the Company. Prior to founding TMS, Mr. Edelstein worked for Goldline Laboratories, a division of IVAX Corp., for 11 years in various management positions including Operations Manager, Director of Marketing and Vice President of Marketing and Business Development. Prior to his employment with Goldline Laboratories, Mr. Edelstein held management positions at the New York College of Podiatric Medicine and Premo Pharmaceutical. Mr. Edelstein graduated from Brooklyn College in 1970 with a Bachelor of Science degree in Accounting and received a Masters of Business Administration degree from New York University in 1973.

     ISABEL VALDES has been the President of the Market Connections Group of the Company since September 1997. In 1985, Ms. Valdes founded HMC, a marketing research and strategic planning organization acquired by the Company in September 1997. Prior to founding HMC in 1985, Ms. Valdes served as a member of the clinical faculty at Stanford's School of Medicine in the Division of Family Medicine from 1980 to 1989. From 1982 to 1985, Ms. Valdes was Director of IC-NET, an on-line information network. Ms. Valdes is a summer lecturer at the Professional Communications Program at Stanford University. She also holds a faculty position at the National Hispanic Corporate Council Institute, an organization created by Fortune 500 executives to further understand the National and Global Hispanic marketplace. In 1995, Ms. Valdes was named the Latino Business Woman of the Year by the New York Federation of Hispanic Chambers of Commerce. Ms. Valdes is the principal author of Hispanic Market Handbook, "a bible for marketers and advertisers communicating with Hispanics." Ms. Valdes is a founding member of the Ethnic Advertising Committee for the Advertising Research Foundation and a founding member of the San Mateo, Latino Leadership Council. Ms. Valdes' Master of Arts degree in Communications and Master of Arts degree in Education are both from Stanford University. She also has professional degrees in Communication Arts and Advertising from two major Chilean universities.
     DOUGLAS REBAK has been the President of the Phoenix Marketing Group of the Company since October 1997. In 1983, Mr. Rebak founded Phoenix and served as its President and Chief Executive Officer until it was acquired by the Company in October 1997. Mr. Rebak served as President of the Data Services Division of Fisher-Stevens, a subsidiary of Dun & Bradstreet from 1981 to 1983. Before that he had 14 years of sales, marketing and product management experience with Pfizer, Inc. and Roche Laboratories, Inc. Mr. Rebak has a Bachelor of Science degree from Villanova University and a Masters of Business Administration degree from the University of Chicago. He is currently a member of the Board of Directors of the Passaic Rubber Company in Wayne, New Jersey and a Managing Director of Phoenix Realty Partners.
     BETH BRODERSON has served as Senior Vice President, Strategic Planning for the Company since July 1997. Prior to joining the Company, Ms. Broderson was Vice President, Marketing at the National Council on the Aging from January 1996 to July 1997, with a dedicated focus on tapping the rapidly expanding elderly market segment. For 15 years prior thereto, she served in senior management roles at integrated marketing services companies in the United States and Europe. She was Executive Vice President, Strategic Planning at Goldberg,
                                       38

Marchesano, Kohlman from 1991 to 1995, and from 1989 to 1991, she was Senior Vice President at Ketchum Communications Inc., a marketing communications company. She held a range of client management positions at Hill Holliday, Inc. from 1981 to 1989. Throughout her career, Ms. Broderson's clients included Ortho-McNeil Pharmaceutical Corporation, Pfizer, Inc., NYNEX Corporation, Digital Equipment Corporation, Polaroid Corp., Wang Laboratories, Inc., GE Information Systems, John Hancock Mutual Life Insurance Company and the Sara Lee Corporation. Ms. Broderson received a Bachelor of Arts degree in history, magna cum laude, from Boston University.
     MARY SANCHEZ has served as Corporate Controller of the Company since August 1997. From February 1996 until TMS was acquired by TLM in January 1997, Ms. Sanchez served as Chief Financial Officer of TMS. Prior to joining TMS, Ms. Sanchez had seven years of pharmaceutical experience as Controller for Goldline Laboratories, a division of IVAX Corp. In addition to working in the finance department, Ms. Sanchez was responsible for various functions such as customer service, bids and contracts, and warehousing. Prior to joining Goldline Laboratories, Ms. Sanchez was an audit manager with Ernst and Young, LLP. Ms. Sanchez graduated in 1981 from Florida International University with a degree in Business Administration and a major in Accounting. Ms. Sanchez is a certified public accountant.
     STEPHEN F. NAGY has been Chairman of the Board and a director of the Company since December 1996. Since January 1996, Mr. Nagy has also served as Chairman of the Board and a director of Valley Forge Dental Associates, Inc., a leading provider of dental services, as well as its Chief Executive Officer until October 1997. Mr. Nagy was Chairman of the Board of The Pet Practice, Inc. ("Pet Practice"), a leading national provider of veterinary services, from March 1995 to July 1996 and a director from October 1993 to July 1996 (when Pet Practice was acquired by Veterinary Centers of America, Inc.) Mr. Nagy has been a Managing Partner of Foster Management Company, a venture capital firm, since 1989. He was President of Foster Medical Corporation from 1982 to 1984 and Executive Vice President of Avon Products, Inc. from 1984 to 1986, after Avon's acquisition of Foster Medical Corporation. Mr. Nagy was a Vice President of Foster Management Company from 1980 to 1982. From 1971 to 1980, Mr. Nagy was with Booz, Allen and Hamilton, Inc., serving as a Vice President from 1976 to 1980. Mr. Nagy received a Bachelor of Science degree from Union College (Schenectady), a Masters of Science degree from Columbia University and a Masters of Science degree from New York University.
     PETER D. BEWLEY has been a director of the Company since May 1997. Since May 1994, he has also been Senior Vice President, General Counsel and Secretary of NovaCare, Inc., the nation's clinical and technological leader in rehabilitation. Prior to joining NovaCare, Inc., Mr. Bewley was employed as Associate General Counsel with Johnson & Johnson for 17 years. He served as an associate with the law firm of Wilmer, Cutler & Pickering, in Washington, D.C. from 1972 to 1977. He received a Bachelor of Arts degree, cum laude from Princeton University in 1968 and graduated from Stanford University with a Doctor of Jurisprudence degree in 1971. Mr. Bewley is a member of the bar in California and Washington, D.C., as well as the Court of Appeals for the D.C. Circuit and the United States Supreme Court.
     LIAM DONOHUE has been a director of the Company since December 1996. Since 1995, Mr. Donohue has also been a Principal of Foster Management Company and since June 1997 has served on the Board of Directors of XYAN, Inc., a digital print-on-demand company. In 1994, he was an Associate with Salomon Brothers Corporate Finance Group in London. From 1989 to 1993, he was an Associate with Booz, Allen and Hamilton, Inc.'s International Environmental Management Practice where he started Booz, Allen's office in Budapest, Hungary. Mr. Donohue received a Bachelor of Science degree from Georgetown University and a Masters of Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College.
     JOHN H. FOSTER has been a director of the Company since December 1996. He is the founder and Chairman of Foster Management Company and a general partner of various venture capital investment funds. He is founder and Chairman of the Board of NovaCare, Inc. Mr. Foster is a director of Corning Incorporated, an international corporation with business interests in specialty materials, communications, laboratory services and consumer products. He serves as a trustee of the Children's Hospital of Philadelphia, the Hospital for Special Surgery, and
                                       39
the Independence Seaport Museum. He is a member of the Dean's Council of the Harvard School of Public Health and the Amos Tuck School Board of Overseers. He also serves as Chairman of the Board and Chief Executive Officer of Apogee, Inc., a national provider of mental health services. Mr. Foster received a Bachelor of Arts degree from Williams College and a Masters of Business Administration degree from the Amos Tuck School of Business Administration at Dartmouth College.
     SHAWKAT RASLAN has been a director of the Company since May 1997. Since June 1983, he has served as President and Chief Executive Officer of International Resource Holdings, Inc., an asset management and investment advisory service for international clients. Prior thereto, he served as Vice President of Trans Arabian Investment Bank in Bahrain from 1980 to 1983. From 1976 to 1980, Mr. Raslan was a liaison officer and engineer for Turner International in New York. Mr. Raslan serves on the Board of Advisors of investment funds managed by Foster Management Company. He currently serves as a director of Apogee Inc., Arbitrage Associates, Parisco Limited, Tiedemann International Research, and U.S. HomeCare Corp. He was previously a director of Fairfield First Bank and Trust Company, Orthopedic Services, Inc. and RehabClinics, Inc. Mr. Raslan has a Bachelor of Science degree in Civil Engineering and a Masters in Science degree in Civil Engineering.
     All directors hold office until the next annual meeting of stockholders and until their successors have been elected or until their earlier death, resignation or removal. Each executive officer serves at the discretion of the Board of Directors, subject to certain contractual rights described below. No family relationship exists between any of the directors or executive officers of the Company.
COMMITTEES OF THE BOARD
     The Board has a Compensation Committee, an Audit Committee and an Acquisition Committee. The members of the Compensation Committee are John H. Foster, Liam S. Donohue, Shawkat Raslan and Peter D. Bewley. The Compensation Committee has a Stock Option Subcommittee. The members of the Stock Option Subcommittee are Peter D. Bewley and Shawkat Raslan. The Compensation Committee makes recommendations to the full Board as to the compensation of senior management. The Stock Option Subcommittee administers the Company's Stock Option Plan and determines the persons who are to receive options, the number of shares subject to each option and the terms, including the exercise price, of such options.
     The members of the Audit Committee are Peter D. Bewley, John H. Foster and Shawkat Raslan. The Audit Committee acts as a liaison between the Board and the independent accountants and annually recommends to the Board the appointment of the independent accountants. The Audit Committee reviews with the independent accountants the planning and scope of the audits of the financial statements, the results of those audits and the adequacy of internal accounting controls and monitors other corporate and financial policies.
     The members of the Acquisition Committee are Stephen F. Nagy, John Fitzgerald, Liam S. Donohue and Lee Edelstein. The Acquisition Committee is authorized to approve acquisitions of businesses having an aggregate purchase price of less than $5,000,000.
     The Board of Directors does not have a Nominating Committee.
DIRECTOR COMPENSATION
     Directors of the Company do not receive fees for service as directors but are reimbursed for out-of-pocket expenses.
                                       40

EXECUTIVE COMPENSATION

     The following table sets forth information for the fiscal year ended December 31, 1997 concerning the compensation paid or awarded to the Chief Executive Officer of the Company and each other executive officer whose salary and bonus exceeded $100,000 (the "Named Executive Officers"):


                           SUMMARY COMPENSATION TABLE


                                                                                           LONG-TERM
                                                                                      COMPENSATION AWARDS
                                                    ANNUAL COMPENSATION               -------------------
                                          ---------------------------------------         SECURITIES
                                                                   OTHER ANNUAL       UNDERLYING OPTIONS         ALL OTHER
NAME AND PRINCIPAL POSITION                SALARY      BONUS       COMPENSATION               (#)             COMPENSATION (1)
--------------------------------------    --------     -----     ----------------     -------------------     ----------------
John Fitzgerald                           $191,125      $ 0             $0                  100,000                  $0
President and Chief Executive Officer
John Jordan                                221,451        0              0                    5,000                   0
President, TelAc Teleservices Group
Lee Edelstein                              150,000        0              0                    5,000                   0
President, Professional Markets Group

------------

(1) The Company provides its officers with certain non-cash group life and health benefits generally available to all salaried employees. Such benefits are not included in the above table pursuant to applicable Securities and Exchange Commission (the "Commission") rules. No Named Executive Officer received aggregate personal benefits or perquisites that exceed the lesser of $50,000 or 10% of his total annual salary and bonus for such year.


     The following table sets forth certain information with respect to the grants of stock options to the Named Executive Officers during the fiscal year ended December 31, 1997:


                       OPTION GRANTS IN FISCAL YEAR 1997


                                                                                     POTENTIAL REALIZABLE
                                                                                    VALUE AT ASSUMED ANNUAL
                                                                                     RATES OF STOCK PRICE
                                 % OF OPTIONS                                       APPRECIATION FOR OPTION
                                  GRANTED TO         EXERCISE                              TERM (2)
                    OPTIONS      EMPLOYEES IN         PRICE          EXPIRATION     -----------------------
NAME                GRANTED      FISCAL YEAR      ($ /SHARE) (1)        DATE           5%           10%
----------------    --------     ------------     --------------     ----------     --------     ----------
John Fitzgerald      50,000           11.7%           $13.00            5/1/07      $368,796      $913,794
                     50,000           11.7             13.00          10/24/07       393,048       987,340
John Jordan           5,000            1.2             13.00          10/25/07        39,305        98,734
Lee Edelstein         5,000            1.2             13.00          10/25/07        39,305        98,734
--------------       -------          -----          --------         --------        -------      ---------






------------


(1) Exercise price per share is equal to the price per share to the public in the Offering. For purposes of the tables, the Company has assumed an initial public offering price of $13.00 per share in the Offering.


(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The fair market value of the Common Stock underlying the options is equal to the initial public offering price.

     No options were exercised by the Named Executive Officers during the fiscal year ended December 31, 1997. The following table sets forth for the Named Executive Officers certain information concerning the value of unexercised stock options at the end of the fiscal year ended December 31, 1997:


                         FISCAL YEAR-END OPTION VALUES


                        NUMBER OF SECURITIES
                       UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                     OPTIONS AT FISCAL YEAR-END           IN-THE-MONEY OPTIONS
                    -----------------------------     -----------------------------
NAME                EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
----------------    -----------     -------------     -----------     -------------
John Fitzgerald          0             100,000            $ 0              $ 0
John Jordan              0               5,000              0                0
Lee Edelstein            0               5,000              0                0
--------------       --------        -----------        --------         ---------






     AGREEMENTS WITH EMPLOYEES

     The Company has entered into employment agreements with each of its executive officers. These agreements provide that the Company will employ each such executive officer on an "at will" basis and generally include certain non-competition agreements, confidentiality commitments, non-solicitation of employee provisions and assignment of work product agreements. Set forth below is a description of the terms of the employment arrangements for the five highest compensated executive officers of the Company based on their projected 1998 annual salary.
     John Fitzgerald entered into a four-year employment agreement with the Company effective in April 1997 which provides for Mr. Fitzgerald to serve as the President and Chief Executive Officer of the Company and to receive an annual base salary of $250,000, which base salary will increase to $300,000 after the Offering. In addition, Mr. Fitzgerald will be eligible for merit increases as determined at the discretion of the Board of Directors of the Company and will be eligible to receive an annual bonus of up to 50% of his annual base salary based on the achievement on a weighted average basis of certain quantitative and qualitative goals to be mutually agreed upon by Mr. Fitzgerald and the Board of Directors of the Company. Mr. Fitzgerald will receive an option to purchase 50,000 shares of the Company's Common Stock at the price to the public in the Offering. Mr. Fitzgerald's employment agreement is automatically renewable for successive one year terms at the end of the initial term and each extended term, unless either party provides notice of termination at least six months prior to the expiration of such term. If Mr. Fitzgerald's employment is terminated by the Company for "cause" or, in certain cases with notice from the Company, upon disability, he is entitled to receive all salary accrued to the effective date of termination and not theretofore paid to him. If Mr. Fitzgerald is terminated without "cause" during the term of his employment agreement, he is entitled to severance pay equal to one year's base salary due under the agreement, 100% of his bonus opportunity for the year of termination prorated through the date of such termination, health and medical insurance coverage for one year following the date of such termination, and, in certain cases, a car allowance for no more than three months following the date of such termination.

     Michael Dinkins entered into an employment agreement with the Company effective in August 1997 which provides for Mr. Dinkins to serve as the Senior Vice President of Finance and Administration and Chief Financial Officer of the Company and to receive an annual base salary of $175,000, which base salary will increase to $200,000 after the Offering. In addition, Mr. Dinkins will be eligible for merit increases as determined in the discretion of the Board of Directors of the Company and will be eligible to receive an annual bonus of up to $25,000 for calendar year 1997 and 40% of his base salary for each year thereafter, based on the achievement of certain objectives as agreed upon with the Chief Executive Officer of the Company. Mr. Dinkins received an option to purchase 50,000 shares of Common Stock at an exercise price of $5.00 per share, which options vest evenly over five years, except that 10,000 of the options vest upon consummation of the Offering. Mr. Dinkins will receive an option to purchase an additional 10,000 shares of the Company's Common Stock at the price to the public in the Offering. If Mr. Dinkins' employment is terminated by the Company for "cause," he is entitled to receive all salary accrued to the effective date of termination and not theretofore paid to him. If Mr. Dinkins is terminated without "cause" during the term of his employment agreement, he is entitled to severance pay equal to six months' base salary due under the agreement, plus an additional two months' base salary for each year of service with the Company up to a maximum of 12 months' total severance.
     John Jordan entered into a five-year employment agreement with the Company effective in December 1996 which provides for Mr. Jordan to receive an annual base salary of $220,000, subject to merit increases as determined at the discretion of the President of the Company. In addition, Mr. Jordan is eligible to receive an annual bonus of up to 35% of his base salary based on the achievement of certain operational, financial and performance objectives and certain corporate growth objectives established by the President of the Company. If Mr. Jordan's employment is terminated by the Company for "cause" or, in certain cases with notice from the Company, upon disability, he is entitled to receive all salary (and bonus, if earned and determined in accordance with the terms of the agreement) accrued to the effective date of termination and not theretofore paid to him, and any expense reimbursement due and not yet paid. If Mr. Jordan is terminated without "cause" during the term of his employment agreement, he is entitled to severance pay equal to all salary accrued to the effective date of such termination and not theretofore paid, a lump sum payment in the amount of $300,000, the prorated portion of any bonus earned in accordance with the terms of the agreement, and any expense reimbursement due and not yet paid.
     Lee Edelstein entered into a five-year employment agreement with the Company effective in January 1997 which provides for Mr. Edelstein to receive an annual base salary of $150,000, subject to merit increases at the discretion of the President and the Board of Directors of the Company. In addition, Mr. Edelstein is eligible to receive an annual bonus of up to 25% of his base salary based on the achievement of certain performance objectives. If Mr. Edelstein's employment is terminated by the Company for "cause" or, in certain cases with notice from the Company, upon disability, he is entitled to receive all salary (and bonus, if earned and determined in accordance with the terms of the agreement) accrued to the effective date of termination and not theretofore paid to him, and any expense reimbursement due and not yet paid. Mr. Edelstein's employment with the Company may be terminated by the Company at any time after January 15, 2000 for whatever reason the Company deems appropriate. If Mr. Edelstein is terminated without "cause" after January 15, 2000, he is entitled to severance pay equal to the lesser of (i) annual base salary paid through the scheduled expiration of the term of the agreement or (ii) six months' annual base salary, plus any expense reimbursement due and not yet paid.

     Douglas Rebak entered into a five-year employment agreement with the Company in October 1997 which provides for Mr. Rebak to receive an annual base salary of $225,000, subject to merit increases as determined at the discretion of the Chief Executive Officer of the Company. In addition, Mr. Rebak is eligible to receive an annual bonus of up to 20% of his base salary based on the achievement by the Company of certain financial goals. Mr. Rebak also received stock options to purchase 24,000 shares of the Company's Common Stock at $11.00 per share, one-half of which vest on December 31, 2000 and one-half on December 31, 2001. If Mr. Rebak's employment is terminated by the Company for "cause" or, in certain cases with notice from the Company, upon disability, he is entitled to receive all salary accrued to the effective date of termination and not theretofore paid to him. Mr. Rebak's employment with the Company may be terminated by the Company at any time after November 1, 2000 for whatever reason the Company deems appropriate. If Mr. Rebak is terminated without "cause" after November 1, 2000, he is entitled to severance pay equal to the lesser of (i) annual base salary paid through the scheduled expiration of the term of the agreement or (ii) six months' annual base salary. In certain cases, prior to November 1, 2000, the agreement may be terminated by Mr. Rebak upon 30 days' prior written notice to the Company.

     STOCK OPTION PLAN
     Effective May 1, 1997, the Board of Directors and the stockholders of the Company adopted the Stock Option Plan to attract and retain key personnel. The following discussion of the material features of the Stock Option Plan is qualified by reference to the text of the Stock Option Plan filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Under the Stock Option Plan, options to purchase up to an aggregate of 800,000 shares of Common Stock may be granted to key employees of the Company or its subsidiaries, and to officers and directors of the Company.
     The Compensation Committee of the Board of Directors, through the Stock Option Subcommittee, administers the Stock Option Plan and determines the persons who are to receive options and the number of shares of
                                       43

Common Stock to be subject to each option. In selecting individuals for options and determining the terms thereof, the Compensation Committee may consider any factors it deems relevant including present and potential contributions to the success of the Company. Options granted under the Stock Option Plan must be exercised within a period fixed by the Compensation Committee, which may not exceed ten years from the date of the option or, in the case of incentive stock options granted to any holder on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company, five years from the date of grant of the option. Options may be made exercisable in whole or in installments, as determined by the Compensation Committee.
     Options may not be transferred other than by will or the laws of descent and distribution and during the lifetime of an optionee may be exercised only by the optionee or, if approved by the Compensation Committee, to immediate family members or charitable organizations. The per share exercise price may not be less than the per share market value of the Common Stock on the date of grant of the option. In the case of incentive stock options granted to any holders on the date of grant of more than ten percent of the total combined voting power of all classes of stock of the Company and its subsidiaries, the exercise price may not be less than 110% of the market value per share of the Common Stock on the date of grant. Unless designated as "incentive stock options" intended to qualify under Section 422 of the Code, options which are granted under the Stock Option Plan are intended to be "nonstatutory stock options." The exercise price may be paid in cash, shares of Common Stock owned by the optionee, or in a combination of cash and shares.
     The Stock Option Plan provides that the maximum number of shares of Common Stock which may be subject to options granted to any person during any fiscal year of the Company is 150,000 shares.
     The Stock Option Plan provides that, in the event of changes in the corporate structure of the Company or certain events affecting the Common Stock, the Compensation Committee may, in its discretion, make adjustments with respect to the number of shares which may be issued under the Stock Option Plan or which are covered by outstanding options, in the exercise price per share, or both. The Compensation Committee may in its discretion provide that, in connection with any merger or consolidation in which the Company is not the surviving corporation or any sale or transfer by the Company of all or substantially all its assets or any tender offer or exchange offer for or the acquisition, directly or indirectly, by any person or group of all or a majority of the then outstanding voting securities of the Company, outstanding options under the Stock Option Plan will become exercisable in full or in part, notwithstanding any other provision of the Stock Option Plan or of any outstanding options granted thereunder, on and after (i) 15 days prior to the effective date of such merger, consolidation, sale, transfer or acquisition or (ii) the date of commencement of such tender offer or exchange offer, as the case may be.

     Between May 1, 1997 and December 31, 1997, the Company granted options to purchase a total of 427,500 shares of Common Stock. Between May 1, 1997 and October 17, 1997, the Company granted options to purchase 245,000 shares of Common Stock to certain members of the Company's management at a weighted average exercise price of $8.12 per share (assuming an offering price of $13.00 per share). In addition to any options granted under their respective employment agreements, between October 18, 1997 and December 31, 1997 the Company granted options to purchase 50,000 shares to John Fitzgerald, 25,000 shares to Michael Dinkins and an aggregate of 107,500 shares to other members of the Company's management under the Stock Option Plan effective upon the consummation of the Offering at an exercise price per share equal to the price per share to the public in the Offering.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Board of Directors of the Company for fiscal 1998 are John H. Foster, Peter D. Bewley, Liam S. Donohue and Shawkat Raslan. See "Management -- Directors and Executive Officers."

     As discussed in "Certain Transactions," the Company has engaged in a variety of transactions with limited partnerships of which John H. Foster and Stephen F. Nagy are general partners of the general partner and Foster Management Company, an investment adviser, of which Mr. Foster is the Chairman of the Board and sole stockholder, Mr. Nagy is Managing Partner and Mr. Donohue is a Principal. For a more detailed description of such relationships and transactions, see "Certain Transactions."
                                       44

                              CERTAIN TRANSACTIONS

     In December 1996, in connection with the Recapitalization:


     (i) Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"), Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II") and Abbingdon Venture Partners Limited Partnership-III ("Abbingdon-III") purchased from the Company an aggregate of 3,000,000 shares of Common Stock and 500,000 shares of Non-Voting Common Stock for an aggregate purchase price of $200,000, and 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000. Abbingdon-I, Abbingdon-II and Abbingdon-III are investment partnerships operated by Foster Management Company (an investment advisor of which Stephen F. Nagy is Managing Partner, Liam S. Donohue is a Principal and John H. Foster is the Chairman and sole stockholder);


     (ii) Abbingdon-I, Abbingdon-II and Abbingdon-III agreed to extend credit in the amount of $1,333,000, $7,198,200 and $4,798,800, respectively, to the
Company pursuant to 8% Subordinated Promissory Notes due December 1, 2006 (the "Notes"). Effective January 2, 1997, (x) Abbingdon-I (i) transferred to Abbingdon-III at cost 300,000 shares of Common Stock, 50,000 shares of Non-Voting Common Stock and 1,800 shares of Preferred Stock and (ii) assigned its rights under its Note to Abbingdon-III and (y) Abbingdon-II transferred to Abbingdon-III at cost (i) 270,000 shares of Common Stock, 45,000 shares of Non-Voting Common Stock and 1,620 shares of Preferred Stock and (ii) $1,199,700 of the principal amount of its Note; and


     (iii) the Company redeemed from (x) John Jordan 1,102,500 shares of Common Stock of the Company held by him in exchange for (i) a 6% convertible promissory note in the principal amount of $926,100 due December 1, 2000 and (ii) a non-interest bearing promissory note in the principal amount of $4,630,500 due January 2, 1997, (y) Joseph Morrow 1,610,000 shares of Common Stock of the Company held by him in exchange for (i) a 6% convertible promissory note in the principal amount of $1,352,400 due December 1, 2000 and (ii) a non-interest bearing promissory note in the principal amount of $6,672,000 due January 2, 1997 and (z) certain other stockholders of the Company (collectively, the "Individuals") an aggregate of 787,500 shares of Common Stock of the Company held by them in exchange for (i) 6% convertible promissory notes in the aggregate principal amount of $721,500 due December 1, 2000 and (ii) non-interest bearing promissory notes in the aggregate principal amount of $3,607,500 due January 2, 1997. Mr. Morrow and Mr. Jordan retained 360,640 and 246,960 shares of the Common Stock, respectively. To secure the non-interest bearing promissory notes in December 1996, Abbingdon-I and Abbingdon-II on behalf of the Company funded a letter of credit in the amount of $15,000,000 from the Company. On January 2, 1997, the $4,630,500 note to Mr. Jordan, the $6,672,000 note to Mr. Morrow and the $3,607,500 of notes to the other Individuals were repaid. At any time after ten days after the consummation of the Offering, each of Mr. Morrow, Mr. Jordan and the other Individuals have the option of requiring the Company to prepay the convertible promissory notes issued to them. The Company intends to prepay these notes from the net proceeds of the Offering. See "Use of Proceeds."

     In January 1997, the Partnerships made a capital contribution of $112,000 to the Company for working capital purposes. In January 1997, in connection with the initial capitalization of TLM, presently a subsidiary of the Company, Abbingdon-II and Abbingdon-III (collectively, the "Partnerships") purchased an aggregate of (x) 3,500,000 shares of common stock, $.01 par value, of TLM (the "TLM Common Stock") for an aggregate purchase price of $199,500 and (y) 18,000 shares of 8% Cumulative Preferred Stock of TLM for an aggregate purchase price of $1,800,000. In October 1997, CAW Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Company ("CAW"), was merged with and into TLM, pursuant to which TLM was the surviving corporation and, after the effective time of the merger, a wholly owned subsidiary of the Company. As part of such merger, (x) the Partnerships made a capital contribution to the Company of the 3,500,000 shares of the TLM Common Stock held by them and (y) the 18,000 shares of preferred stock, $.01 per value, held by the Partnerships were converted into 18,000 shares of 8% Cumulative Preferred Stock, Series 1997 of the Company.
     In January 1997, the Company and Ash Creek, Inc., a subsidiary of the Company ("Ash Creek"), jointly and severally, entered into an agreement with the Partnerships whereby the Partnerships agreed to lend the Company and Ash Creek up to $5,000,000 pursuant to 8% Subordinated Promissory Notes due January 15, 2007. To date,
                                       45
the Company and Ash Creek have borrowed an aggregate of approximately $2,070,541 from Abbingdon-II and $2,530,662 from Abbingdon-III under these notes.

     In January 1997, TLM and Sturges Pond, Inc., a subsidiary of the Company ("Sturges Pond"), entered into an agreement whereby the Partnerships agreed to lend to the Company and Sturges Pond up to $3,000,000 pursuant to 8% Subordinated Promissory Notes due January 15, 2007. To date, neither the Company nor Sturges Pond has borrowed any amounts under these notes.

     In October 1997, the Company and Ash Creek entered into an agreement with the Partnerships whereby the Partnerships agreed to lend to the Company and Ash Creek up to $15,500,000 pursuant to 8% Subordinated Promissory Notes due October 15, 2007. To date, the Company and Ash Creek have borrowed an aggregate of approximately $6,975,000 from Abbingdon-II and $8,525,000 from Abbingdon-III under these notes.


     The Company intends to apply a portion of the net proceeds from the Offering to repay certain of these notes and the other promissory notes issued to the Partnerships and to pay all accrued but unpaid dividends on the shares of Preferred Stock outstanding prior to the Offering held by the Partnerships. The Partnerships have agreed with the Company that simultaneously with the consummation of the Offering, the Partnerships will (x) exchange the 36,000 shares of the Preferred Stock held by them and (y) convert $2.9 million of the principal amount of the notes due December 1, 2006 for an aggregate of 65,000 shares of Preferred Stock, Series 1998, in a recapitalization. After the Offering, the Company's loan agreements with the Partnerships will be terminated. See "Use of Proceeds."


     Through December 31, 1997, the Company has been billed by Foster Management Company an aggregate of $80,000 for management fees (at the rate of $6,667 per month) plus reimbursement of out-of-pocket expenses of approximately $520,000. The agreement to pay a monthly management fee will terminate upon the consummation of the Offering. The Company has agreed to pay Foster Management Company a fee of $750,000 for its assistance in effecting the Offering.

     Lee Edelstein was a stockholder of TMS, substantially all of the assets of which a subsidiary of the Company acquired in January 1997. In consideration for such assets, such subsidiary paid to TMS $6.5 million in cash, issued three-year 6% subordinated promissory note of such subsidiary in the principal amount of $1,300,000 and agreed to pay to Mr. Edelstein certain additional contingent payments of cash and Common Stock of such subsidiary payable over a three-year period dependent upon the achievement of certain financial and operational goals. If the criteria for the contingent payments are achieved but not exceeded, the Company would be obligated to make cash payments of $5,049,000, and issue approximately 336,616 shares of Common Stock, to TMS over the next three years. If the criteria for the contingent payments are exceeded by 20%, the Company would be obligated to make cash payments of $8,207,000, and issue approximately 455,939 shares of Common Stock, to TMS over the next three years.

     Douglas Rebak was a stockholder of Phoenix, substantially all the assets of which were acquired by a subsidiary of the Company effective October 1997. In consideration for such assets, such subsidiary paid to Phoenix $10,000,000 in cash, a 6% subordinated redeemable promissory note of the Company and such subsidiary (the "Redeemable Note") in the principal amount of $2,500,000 due the earlier of (i) ten days after the Offering or (ii) December 31, 1998, the Convertible Note, and agreed to pay to Phoenix certain additional contingent payments of the Company's Common Stock payable over a three-year period dependent upon the achievement of certain financial and operational goals. If the criteria for the contingent payments are achieved but not exceeded, the Company would be obligated to issue approximately 502,991 shares of Common Stock to Phoenix over the next three years. If the criteria for the contingent payments are exceeded by 20%, the Company would be obligated to issue approximately 757,056 shares of Common Stock to Phoenix over the next three years. The principal amount of the Convertible Note is convertible into 192,308 shares of Common Stock at the rate of $13.00 per share of Common Stock, provided that the Convertible Note will be converted into a greater number of shares of Common Stock if the initial price to the public in the Offering is less than $13.00 per share. The Redeemable Note will be repaid from the net proceeds of the Offering. See "Use of Proceeds."

     In connection with the acquisition of the assets of Phoenix, the Company entered into a lease agreement with Phoenix Realty Partners, a New Jersey partnership ("Phoenix Realty"), of which Mr. Rebak is a partner, for two locations in Lincoln Park, New Jersey. The lease is for a term of ten years. In years one through five, the Company will pay Phoenix Realty fixed rent in the aggregate amount of $618,560 per year, payable in equal monthly installments. In years six through ten, the Company will pay Phoenix Realty fixed rent in the aggregate amount of $733,600 per year, payable in equal monthly installments.
     In December 1996, the Company sold to John Jordan, the President of the TelAc Teleservices Group of the Company, 75,000 shares of Common Stock at $.057 per share and in April 1997, the Company sold to John Fitzgerald, the President and Chief Executive Officer and a director of the Company, 230,000 shares of Common Stock at $.057 per share. The shares of Common Stock issued to Mr. Fitzgerald vest over a four-year period and the shares of Common Stock issued to Mr. Jordan vest over a five-year period, each contingent upon continued service with the Company. Messrs. Jordan and Fitzgerald purchased such shares pursuant to stock purchase agreements with the Company (the "Stock Purchase Agreements"). The Stock Purchase Agreements provide for restrictions on the sale of such shares and further provide that the Company has the option to repurchase such shares at $.057 per share upon the occurrence of certain conditions contained therein. The Company and each of Messrs. Jordan and Fitzgerald agreed that, in the event of a proposed sale of control of the Company, each of such individuals will be permitted, or may be required, to sell a number of those shares of Common Stock covered by his respective Stock Purchase Agreement as shall be proportionate to the number of shares of Common Stock that the controlling stockholders shall sell of the shares owned by them, for the same consideration per share and on the same terms and conditions received by such controlling stockholders in such sale of control.

     On January 14, 1997, the Company executed a demand promissory note payable to PNC Bank under the Credit Facility in the principal amount of the lesser of the amount borrowed or $6,000,000, with an interest rate, at the Company's option, equal to (a) the greater of (i) PNC Bank's prime rate, which at January 15, 1998 was 8.5%, or (ii) the federal funds rate (which at January 15, 1998 was 5.36%) plus 0.5% or (b) the Eurodollar rate (which at January 15, 1998 was 5.59%) plus 2%, together with accrued interest. The Partnerships unconditionally guaranteed the payment of the Company's obligations to PNC Bank under such note. The Company intends to apply a portion of the net proceeds from the Offering to retire such debt to PNC Bank. See "Use of Proceeds." Upon such repayment, the guarantees by the Partnerships will terminate.


     In December 1996, the Company purchased Jordan Computer Specialists Incorporated ("JCSI") from Jared Jordan, the brother of John Jordan. In consideration for his shares of JCSI stock, the Company paid to Jared Jordan $60,000 in cash and a three-year 6% subordinated convertible promissory note of the Company in the principal amount of $180,000. Mr. Jordan has the right to convert the principal amount of the note into shares of the Company's Common Stock at the rate of $13.00 per share if certain financial and operational goals are achieved by JCSI. Prior to the purchase of JCSI, the Company had paid JCSI consulting fees of $155,799 and $216,432 in 1995 and 1996, respectively, pursuant to a written consulting agreement.

     Prior to the Recapitalization in December 1996, certain affiliates of Joseph Morrow, a beneficial holder of more than 5% of the Company's Common Stock, received management and professional fees from the Company in consideration of certain services provided by such affiliates. In 1995 and 1996, the Company paid to such affiliates management fees of $1,500,000 and $1,175,000, respectively, and professional fees of $40,300 and $342,000, respectively.

     In August 1995, the Company and Triple J Enterprises L.L.C. ("Triple J"), a limited liability company of which John Jordan and Joseph Morrow are members, entered into an equipment lease agreement whereby the Company leased certain equipment from Triple J, which agreement was amended in December 1996 and terminated in 1997. The Company made lease payments to Triple J of $386,734, $462,662 and $219,165 in 1995, 1996 and 1997, respectively.

     The purchase price with respect to each of the acquisitions described above was determined by arms-length negotiations based upon the sale price of comparable companies. The Company believes that the terms of the other transactions with affiliated persons described above are no less favorable to the Company than the Company could have obtained from non-affiliated parties.
                                       47

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock (i) as of January 15, 1998 and (ii) as adjusted to reflect the sale of the 4,000,000 shares of Common Stock offered by the Company in Offering by (a) each person known by the Company to own beneficially more than 5% of the Company's Common Stock, (b) each director of the Company, (c) each of the Named Executive Officers and (d) all officers and directors of the Company as a group. Except as indicated in the footnotes to the table, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.


                                                                            COMMON         PERCENT OF COMMON STOCK(1)
                                                                            STOCK        -------------------------------
                                                                         BENEFICIALLY      BEFORE               AFTER
NAME AND ADDRESS                                                            OWNED         OFFERING           OFFERING(2)
----------------------------------------------------------------------   ------------    -----------         -----------
Abbingdon Venture Partners............................................      1,575,000(3)     35.1%               18.0%
  Limited Partnership-II
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Abbingdon Venture Partners............................................      1,925,000(4)     42.4%               22.0%
  Limited Partnership-III
  1018 West Ninth Avenue
  King of Prussia, PA 19406
John H. Foster........................................................      3,500,000(5)     73.5%               39.9%
  Foster Management Company
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Stephen F. Nagy.......................................................      3,500,000(5)     73.5%               39.9%
  Foster Management Company
  1018 West Ninth Avenue
  King of Prussia, PA 19406
Joseph J. Morrow......................................................        356,340         8.4%                4.1%
  47 Lafayette Place
  Greenwich, CT 06830
John Jordan...........................................................        321,960         7.6%                3.7%
  1791 Crestwood Drive, N.W.
  Washington, D.C. 20011
Peter D. Bewley.......................................................             --          --                  --
Lee Edelstein.........................................................         50,000         1.2%                  *
John Fitzgerald.......................................................        280,000(6)      6.5%                3.2%
Shawkat Raslan........................................................             --          --                  --
Directors and executive...............................................      4,161,960(7)     86.3%               47.2%
  officers as a group (13 persons)

------------
 * Less than 1%

(1) The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after January 15, 1998 through the exercise of any stock option, warrant or other right. Also, under such rules, more than one person may be deemed the beneficial owner of the same shares. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Excludes 192,308 shares of Common Stock to be issued upon conversion of the Convertible Note upon the consummation of the Offering assuming an initial public offering price of

    $13.00 per share. The Convertible Note will be converted into a greater number of shares if the initial public offering price is less than $13.00 per share.


(2) Assumes the conversion of 500,000 shares of Non-Voting Common Stock into 500,000 shares of Common Stock upon the consummation of the Offering.


(3) Includes 225,000 shares of Non-Voting Common Stock convertible at any time after the consummation of the Offering into shares of Common Stock on a share-for-share basis. In addition, Abbingdon-II owns 8,100 shares of 8% Cumulative Preferred Voting Stock and 8,100 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be exchanged for shares of Preferred Stock, Series 1998, concurrently with the consummation of the Offering. In addition, concurrently with the consummation of the Offering, $1.3 million of indebtedness owed to Abbingdon-II will be converted into 13,000 shares of Preferred Stock, Series 1998. See "Use of Proceeds" and "Certain Transactions."


(4) Includes 275,000 shares of Non-Voting Common Stock convertible at any time after the consummation of the Offering into shares of Voting Common Stock on a share-for share basis. In addition, Abbingdon-III owns 9,900 shares of 8% Cumulative Preferred Voting Stock and 9,900 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be exchanged for shares of Preferred Stock, Series 1998, concurrently with the consummation of the Offering. In addition, concurrently with the consummation of the Offering, $1.6 million of indebtedness owed to Abbingdon-III will be converted into 16,000 shares of Preferred Stock, Series 1998. See "Use of Proceeds" and "Certain Transactions."


(5) Represents shares of Common Stock owned by Abbingdon-II and Abbingdon-III, limited partnerships of which John H. Foster and Stephen F. Nagy are general partners of the general partner. In addition, Abbingdon-II and Abbingdon-III own an aggregate of 18,000 shares of 8% Cumulative Preferred Voting Stock and 18,000 shares of 8% Cumulative Preferred Non-Voting Stock, all of which will be exchanged for shares of Preferred Stock, Series 1998, simultaneously with the Offering. In addition, concurrently with the consummation of the Offering, an aggregate of $2.9 million of indebtedness owed to Abbingdon-II and Abbingdon-III will be converted into $29,000 shares of Preferred Stock, Series 1998. See "Use of Proceeds" and "Certain Transactions."


(6) Includes options to purchase 50,000 shares of Common Stock that will become exercisable upon the consummation of the Offering.


(7) Includes the shares of Common Stock owned by Abbingdon-II and Abbingdon-III and also includes options to purchase 60,000 shares of Common Stock that will become exercisable upon the consummation of the Offering. See Footnotes
    (3), (4), (5) and (6).

                          DESCRIPTION OF CAPITAL STOCK
AUTHORIZED CAPITAL STOCK
     The Company's authorized capital stock consists of (a) 20,000,000 shares of Common Stock, of which 19,500,000 shares are Common Stock and 500,000 shares are Non-Voting Common Stock, and (b) 1,000,000 shares of Preferred Stock, issuable in series.
     The following description of all material matters relating to the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.
COMMON STOCK
     The issued and outstanding shares of Common Stock are, and all shares of Common Stock to be issued and to be sold in the Offering will be, validly issued, fully paid and nonassessable. Except as set forth below, all shares of Common Stock have equal rights and, subject to the rights of the holders of the Preferred Stock, are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time out of funds legally available therefor. Upon liquidation of the Company, after payment or provision for payment of all of the Company's debts and obligations and liquidation payments to holders of outstanding shares of Preferred Stock, the holders of the Common Stock will share ratably in the net assets, if any, available for distribution to holders of Common Stock upon liquidation.

     COMMON STOCK. At December 31, 1997 and as of the date of this Prospectus, approximately 33 persons were holders of the 4,261,500 shares of Common Stock outstanding. Each holder of record of Common Stock is entitled to one vote for each outstanding share of Common Stock owned by such holder, is not entitled to cumulate his votes for the election of directors and does not have preemptive rights.


     NON-VOTING COMMON STOCK. At December 31, 1997 and as of the date of this Prospectus, the Partnerships held all 500,000 shares of Non-Voting Common Stock outstanding. Each share of Non-Voting Common Stock is convertible at any time on or after the earlier to occur of (i) December 31, 2000 or (ii) the closing of the initial sale by the Company to the public, through an underwritten public offering, of shares of Common Stock pursuant to a registration statement under the Securities Act, at the option of the holder, into shares of Common Stock at the rate of one share of Common Stock for each share of Non-Voting Common Stock converted.

PREFERRED STOCK

     The Company has issued two series of its Preferred Stock, one designated the 8% Cumulative Preferred Stock (the "Original Preferred Stock") and the other designated the 8% Preferred Stock, Series 1997 (the "1997 Preferred Stock"). At December 31, 1997 and as of the date of this Prospectus, the Company had issued and outstanding (i) 18,000 shares of the Original Preferred Stock and (ii) 18,000 shares of the 1997 Preferred Stock, all of which are owned by the Partnerships. See "Certain Transactions." A portion of the proceeds of the Offering will be used to pay all accrued but unpaid dividends on such shares, outstanding prior to the Offering.


     The Partnerships have agreed with the Company that simultaneously with the consummation of the Offering, the Partnerships will (x) exchange the (a) 18,000 shares of the Original Preferred Stock, (b) 18,000 shares of the 1997 Preferred Stock and (y) convert $2.9 million of the principal amount of the notes due to the Partnerships for an aggregate of 65,000 shares of Preferred Stock, Series 1998 (the "1998 Preferred Stock"). Holders of the 1998 Preferred Stock are entitled to receive ratably such dividends, if any, as the Board of Directors may declare from time to time with respect to shares of Common Stock out of funds legally available therefor on the basis of 7.69 times, assuming an initial public offering price of $13.00 per share, the dividends paid per share of Common Stock, appropriately adjusted for any stock splits, stock dividends or similar events affecting the Common Stock. In the event of the liquidation of the Company, the holders of the 1998 Preferred Stock are entitled to receive payment of a preferential amount of $100 per share plus all accrued and accumulated but unpaid dividends before any distribution is made to holders of Common Stock. The 1998 Preferred Stock does not have any voting rights and is not convertible. The 1998 Preferred Stock is required to be redeemed upon the earliest to occur of (i) the consummation of a sale by the Company to the public of shares of the Common Stock subsequent to the Offering

(other than pursuant to a registration statement on Forms S-4 or S-8 or similar forms), (ii) the sale of more than 50% of the Common Stock then outstanding, or substantially all of the assets of the Company, to a third party (or related group of persons), (iii) a merger between the Company and any other person or the consolidation of the Company with any other person if, immediately after such event, the stockholders of the Company immediately prior to such event shall in the aggregate hold less than 50% of the outstanding equity interests in the entity surviving such merger or consolidation or (iv) the achievement by the Company of net income of aggregate aggregating not less than $10 million over any four consecutive quarters.

     The Company's Board of Directors may without further action by the Company's stockholders, from time to time, direct the issuance of additional shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. The rights of any such series may include voting and conversion rights which would adversely affect the voting power of the holders of Common Stock. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available, if any, for the payment of dividends on Common Stock. See "Dividend Policy." Also, the holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of the Common Stock. The Company does not have any present plans to issue any additional series of Preferred Stock.
     The overall effect of the ability of the Company's Board of Directors to issue Preferred Stock may be to render more difficult the accomplishment of mergers or other takeover or change in control attempts. To the extent that this ability has this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Further, this may have an adverse impact on the ability of stockholders of the Company to participate in a tender or exchange offer for the Common Stock and in so doing diminish the market value of the Common Stock. The Company is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock.
LIMITATIONS ON DIRECTOR AND OFFICER LIABILITY; INDEMNIFICATION; ANTI-TAKEOVER PROVISIONS
     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.
     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case in which the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law, or obtained an improper personal benefit.
     The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale and other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock.
TRANSFER AGENT
     The transfer agent for the Common Stock is American Stock Transfer and Trust Company, New York,
New York.
                                       51

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offering, the Company will have 8,953,808 shares of Common Stock outstanding, of which 4,953,808 shares (approximately 55.3% of the shares to be outstanding) will be held by persons who acquired such shares in transactions in which such shares were not registered under the Securities Act. These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration, such as Rule 144. Rule 144, as currently in effect and subject to its provisions and other applicable federal and state securities laws, permits a person (or persons whose shares are aggregated) who has beneficially owned his or her shares for at least one year to sell within any three-month period a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of Common Stock or the average weekly trading volume during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information concerning the Company. Rule 144 also permits, under certain circumstances, such sale of shares without any quantity limitation or current public information described above by a person who is not an affiliate of the Company and who has satisfied a two-year holding period.


     The Company, its officers and directors and certain of the other stockholders of the Company, have agreed that, for a period of 180 days from the date of this Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any shares of Common Stock of the Company or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock except, in the case of the Company, in certain limited circumstances, without the prior written consent of Bear, Stearns & Co. Inc. See "Underwriting."


     The Company cannot predict the number of shares of Common Stock which may be sold in the future pursuant to Rule 144 since such sales will depend upon the market price of the Common Stock, the individual circumstances of holders thereof and other factors. Any sales of a substantial number of shares of Common Stock in the public market could have a significant adverse effect on the market price of the Common Stock. See "Risk Factors -- Shares Eligible for Future Sale."

     The Company intends to file a registration statement on Form S-8 under the Securities Act to register the 800,000 shares of Common Stock authorized and reserved for issuance pursuant to the Stock Option Plan. Upon the filing of such Form S-8, outstanding shares of Common Stock so registered may be freely sold without restriction, except for shares held by officers, directors and other affiliates of the Company. See "Management -- Stock Option Plan."
                                       52

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement among the Company, Bear, Stearns & Co. Inc. and NationsBanc Montgomery Securities LLC as Representatives of the Underwriters, each of the Underwriters named below has severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters, the respective number of shares of Common Stock set forth opposite its name below.


                                                          NUMBER OF
UNDERWRITER                                                SHARES
-----------------------------------------------------   -------------
Bear, Stearns & Co. Inc..............................
NationsBanc Montgomery Securities LLC................
                                                        -------------
Total................................................       4,000,000
                                                        =============




     The Underwriting Agreement provides that the obligations of the several Underwriters to purchase shares of Common Stock are subject to approval of certain legal matters by counsel and to certain other conditions precedent. If any of the shares of Common Stock are purchased by the Underwriters pursuant to the Underwriting Agreement, all such shares of Common Stock (other than shares of Common Stock covered by the over-allotment option described below) must be so purchased.


     The Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this
Prospectus, and at such price less a concession not in excess of $      per
share of Common Stock to certain other dealers who are members of the National Association of Securities Dealers, Inc. The Underwriters may allow, and such
dealers may reallow, concessions not in excess of $      per share to certain
other dealers. After the public offering, the public offering price, such concessions and other selling terms may be changed by the Underwriters. The Representatives have informed the Company that the Underwriters do not intend to confirm sales to accounts over which they exercise discretionary authority.


     The Underwriters have been granted a 30-day over-allotment option to purchase from the Company up to 600,000 additional shares of Common Stock at the public offering price less the underwriting discounts and commissions only to cover over-allotments, if any, made in connection with the sale of shares of Common Stock offered hereby. If the Underwriters exercise such over-allotment options, then each Underwriter will have a firm commitment, subject to certain conditions, to purchase approximately the same percentage thereof as the number of shares of Common Stock to be purchased by it as shown in the above table bears to the 4,000,000 shares of Common Stock offered hereby.


     The Company, its officers and directors and stockholders of the Company owning an aggregate of 4,934,208 shares of Common Stock have agreed not to offer, sell, transfer, assign or otherwise dispose of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock or grant any options or warrants to purchase Common Stock for a period of 180 days after the date of the final prospectus relating to the Offering without the prior written consent of Bear, Stearns & Co. Inc. except, in the case of the Company, in certain limited circumstances.


     The Underwriting Agreement provides that the Company will indemnify the Underwriters and controlling persons, if any, against certain civil liabilities, including liabilities under the Securities Act, or will contribute to payments that the Underwriters or any such controlling persons may be required to make in respect thereof.

     In order to facilitate the Offering, certain persons participating in the Offering may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock during and after the Offering. Specifically, the Underwriters may over-allot or otherwise create a short position in the Common Stock for their own account by selling more shares of Common Stock than have been sold to them by the Company. The Underwriters may elect to cover any such short position by purchasing shares of Common Stock in the open market or by exercising the over-allotment option granted to the Underwriters. In addition, such persons may stabilize or maintain the price of the Common Stock by bidding for or purchasing shares of Common Stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in the Offering are reclaimed if shares of Common Stock previously distributed in the Offering are repurchased in connection with stabilizing transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the Common Stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the Common Stock to the extent that it discourages resales thereof. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market and, if commenced, may be discontinued at any time.

     Prior to the Offering, there has not been any public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and the prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for the growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.

     Immediately subsequent to the consummation of the Offering, the Company intends to enter into a $30.0 million three-year revolving credit agreement with NationsBank, N.A., an affiliate of NationsBanc Montgomery Securities LLC, one of the Representatives of the Underwriters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                 LEGAL MATTERS
     The validity of the Common Stock being offered hereby will be passed upon for the Company by Haythe & Curley, 237 Park Avenue, New York, New York 10017. Certain legal matters will be passed upon for the Underwriters by Duane, Morris & Heckscher LLP, 4200 One Liberty Place, Philadelphia, Pennsylvania 19103-7396.
                                    EXPERTS
     The combined financial statements of the Company and TLM as of and for the year ended December 31, 1996, TMS as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, Phoenix as of December 31, 1995 and 1996 and October 31, 1997 and for the periods then ended and HMC as of December 31, 1996 and September 30, 1997 and for the periods then ended included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
     The financial statements of Telephone Access, Inc. and TelAc, Inc. as of and for the year ended July 31, 1994, as of and for the five months ended December 31, 1994 and as of and for the year ended December 31, 1995 included in this Prospectus have been so included in reliance on the report of Green, Holman, Frenia and Company, L.L.P., independent accountants, given on the authority of said firm as experts in auditing and accounting.
                                       54

     In December 1996, the Company engaged Price Waterhouse LLP as its independent accountants and dismissed Green, Holman, Frenia and Company, L.L.P. as its independent accountants. The reports of Green, Holman, Frenia and Company, L.L.P. on the financial statements for the year ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The Company's Board of Directors participated in and approved the decision to change independent accountants. In connection with its audits for such periods and through December 1996, there were no disagreements with Green, Holman, Frenia and Company, L.L.P. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to the satisfaction of Green, Holman, Frenia and Company, L.L.P. would have caused them to make reference thereto in their report on the financial statements for such periods. The Company has requested that Green, Holman, Frenia and Company, L.L.P. furnish it with a letter addressed to the Commission stating whether or not it agrees with the above statements. A copy of such letter, dated December 2, 1997, has been filed as an exhibit to the Registration Statement.

                             AVAILABLE INFORMATION
     The Company has filed with the Commission a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to herein represent materially complete summaries of such contents. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.
     The Registration Statement, the exhibits and schedules forming a part thereof, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such documents can be obtained from the public reference section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the prescribed fees. In addition, the Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy information statements and other information regarding registrants that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Registration Statement has been filed electronically through EDGAR and may be retrieved through the Commission's Web site on the Internet.
     As a result of the Offering, the Company will be subject to the informational requirements of the Exchange Act. As long as the Company is subject to periodic reporting requirements of the Exchange Act, it will continue to file reports and other information required thereby by the Commission. The Company intends to furnish its stockholders with annual reports containing financial statements audited by the Company's independent accountants and to make available quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.
                                       55

                         CULTURALACCESSWORLDWIDE, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                              PAGE
                                                                                                              ----
COMBINED CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
Reports of Independent Accountants.........................................................................    F-2
Combined Balance Sheets as of July 31, 1994; December 31, 1994, 1995, and 1996; and September 30, 1997
  (unaudited)..............................................................................................    F-4
Combined Statements of Operations for the Year Ended July 31, 1994; for the Five Months Ended December 31,
  1994; for the Years Ended December 31, 1995 and 1996; and for the Nine Months Ended September 30, 1996
  and 1997 (unaudited).....................................................................................    F-5
Combined Statements of Changes in Common Stockholders' Equity (Deficit) for the Year Ended July 31, 1994;
  for the Five Months Ended December 31, 1994; for the Years Ended December 31, 1995 and 1996; and for the
  Nine Months Ended September 30, 1997 (unaudited).........................................................    F-6
Combined Statements of Cash Flows for the Year Ended July 31, 1994; for the Five Months Ended December 31,
  1994; for the Years Ended December 31, 1995 and 1996; and for the Nine Months Ended September 30, 1996
  and 1997 (unaudited).....................................................................................    F-7
Notes to Combined Financial Statements.....................................................................    F-8
TELEMANAGEMENT SERVICES, INC.
Report of Independent Accountants..........................................................................   F-22
Balance Sheets as of December 31, 1995 and 1996............................................................   F-23
Statements of Operations and Retained Earnings for the Years Ended December 31, 1994, 1995 and 1996........   F-24
Statements of Cash Flows for the Years Ended December 31, 1994, 1995 and 1996..............................   F-25
Notes to Financial Statements..............................................................................   F-26
HISPANIC MARKET CONNECTIONS, INC.
Report of Independent Accountants..........................................................................   F-31
Balance Sheets as of December 31, 1996 and September 30, 1997..............................................   F-32
Statements of Operations and Retained Earnings for the Year Ended December 31, 1996 and for the Nine Months
  Ended September 30, 1997.................................................................................   F-33
Statements of Cash Flows for the Year Ended December 31, 1996 and for the Nine Months Ended September 30,
  1997.....................................................................................................   F-34
Notes to Financial Statements..............................................................................   F-35
PHOENIX MARKETING GROUP, INC.
Report of Independent Accountants..........................................................................   F-39
Balance Sheets as of December 31, 1996 and October 31, 1997................................................   F-40
Statements of Operations and Accumulated Deficit for the Years Ended December 31, 1995 and 1996 and for the
  Ten Months Ended October 31, 1997........................................................................   F-41
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996 and for the Ten Months Ended
  October 31, 1997.........................................................................................   F-42
Notes to Financial Statements..............................................................................   F-43

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.

     In our opinion, the accompanying combined balance sheet and the related combined statements of operations, of changes in common stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of CulturalAccessWorldwide, Inc. and TLM Holdings Corp. (collectively, "the Company") at December 31, 1996 and the results of their operations and their cash flows for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Philadelphia, PA
October 22, 1997
                                      F-2

                       REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
CULTURALACCESSWORLDWIDE, INC.


     We have audited the accompanying combined balance sheets of CulturalAccessWorldwide, Inc. as of July 31, 1994, December 31, 1994 and December 31, 1995 and the combined statements of operations and changes in common stockholders' equity and cash flows for the year ended July 31, 1994, for the five months ended December 31, 1994 and for the year ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of CulturalAccessWorldwide, Inc. as of July 31, 1994, December 31, 1994 and December 31, 1995 and the results of its operations and its cash flows for the year ended July 31, 1994, for the five months ended December 31, 1994 and for the year ended December 31, 1995 in conformity with generally accepted accounting principles.


/s/ GREEN, HOLMAN, FRENIA AND COMPANY, L.L.P.


Woodbridge, New Jersey


October 23, 1997

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
                            COMBINED BALANCE SHEETS

                                                                                                                  COMBINED
                                                                                                          CULTURALACCESSWORLDWIDE,
                                                                                                           INC. AND TLM HOLDINGS
                                                             CULTURALACCESSWORLDWIDE, INC.                         CORP.
                                               ---------------------------------------------------------  ------------------------
                                                JULY 31,     DECEMBER 31,     DECEMBER 31,  DECEMBER 31,       SEPTEMBER 30,
                                                  1994           1994             1995          1996                1997
                                               ----------  -----------------  ------------  ------------  ------------------------
                                                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash........................................ $  101,241     $   406,094      $  773,287   $    300,387        $  1,817,718
  Restricted cash.............................         --              --              --     15,000,000                  --
  Accounts receivable, net of allowance for
    doubtful accounts of $33,000, $18,000,
    $18,000, $0, $11,532, and $182,604,
    respectively..............................    969,193         547,083       1,501,946      1,488,173           5,725,510
  Due from employees..........................         --              --              --             --              15,382
  Due from related party......................         --              --              --             --              50,000
  Deferred tax asset..........................         --              --              --         87,533              41,074
  Other receivables...........................         --              --              --             --                  --
  Other assets................................     39,549          40,444         187,296         86,500             473,428
                                               ----------  -----------------  ------------  ------------        ------------
    Total current assets......................  1,109,983         993,621       2,462,529     16,962,593           8,123,112
  Property and equipment, net.................    119,123         122,364         200,338      1,127,239           2,057,462
  Other assets................................     10,800          35,800          85,800             --              15,250
  Intangible assets, net......................         --              --              --     11,363,827          18,448,185
                                               ----------  -----------------  ------------  ------------        ------------
    Total assets.............................. $1,239,906     $ 1,151,785      $2,748,667   $ 29,453,659        $ 28,644,009
                                              ===========  =================  ============= =============       ============

LIABILITIES, MANDATORILY REDEEMABLE PREFERRED
  STOCK AND COMMON STOCKHOLDERS' EQUITY
  (DEFICIT)
Current liabilities:
  Amount due on line of credit facility....... $       --     $        --      $       --   $         --        $  5,410,000
  Accounts payable............................    590,460         334,727       1,898,361        185,525           1,633,797
  Accrued recruiting expenses.................         --              --              --        100,000                  --
  Accrued interest expense related party......         --              --              --         95,617             995,134
  Accrued salaries, wages and related
    benefits..................................         --              --              --        807,820           1,030,646
  Other accrued expenses......................    324,720          58,019          39,000         20,120             237,805
  Due to related parties......................     74,379          29,297         215,300        328,747             443,224
  Deferred revenue............................         --              --              --             --             307,716
  Capital lease obligation....................      6,066           6,996           6,186        219,165                  --
  Current portion of indebtedness -- related
    parties...................................         --              --              --     15,000,000           1,780,255
                                               ----------  -----------------  ------------  ------------        ------------
    Total current liabilities.................    995,625         429,039       2,158,847     16,756,994          11,838,577
Long-term portion of capital lease
  obligation..................................     10,150           6,187              --             --                  --
Long-term portion of indebtedness -- related
  parties.....................................         --              --              --     16,201,000          17,071,015
Mandatorily redeemable preferred stock, $.01
  par value: 8% cumulative, 2,000,000 shares
  authorized, 18,000 shares and 36,000 shares
  issued and outstanding at December 31, 1996
  and September 30, 1997, respectively........         --              --              --      1,800,000           3,816,000
                                               ----------  -----------------  ------------  ------------        ------------
    Total liabilities.........................  1,005,775         435,226       2,158,847     34,757,994          32,725,592
                                               ----------  -----------------  ------------  ------------        ------------
Commitments and contingencies (Notes 8 and 14)
Common stockholders' equity (deficit):
  Common stock of CulturalAccess (Note 9).....      1,000           1,000           1,670         39,300              41,640
  Common stock subscribed, $1 par value: 330
    shares issued and outstanding at December
    31, 1995..................................         --              --             330             --                  --
  Common stock of CulturalAccess, $.01 par
    value: non-voting: 500,000 shares
    authorized, issued and outstanding at
    December 31, 1996 and September 30, 1997,
    respectively..............................         --              --              --          5,000               5,000
  Common stock of TLM, $.01 par value: voting
    20,000,000 shares authorized, 3,600,000
    issued and outstanding at September 30,
    1997......................................         --              --              --             --              36,000
  Additional paid-in capital..................     24,000          24,000         217,000     12,789,892          12,979,980
  Accumulated equity (deficit)................    209,131         691,559         370,820    (18,138,527)        (17,134,170)
  Less: cost of treasury stock, 2,500
    shares....................................         --              --              --             --                (143)
  Deferred compensation.......................         --              --              --             --              (9,890)
                                               ----------  -----------------  ------------  ------------        ------------
    Total common stockholders' equity
      (deficit)...............................    234,131         716,559         589,820     (5,304,335)         (4,081,583)
                                               ----------  -----------------  ------------  ------------        ------------
    Total liabilities, mandatorily redeemable
      preferred stock and common stockholders'
      equity (deficit)........................ $1,239,906     $ 1,151,785      $2,748,667   $ 29,453,659        $ 28,644,009
                                              ===========  =================  ============= ==============      =============



   The accompanying notes are an integral part of these financial statements.
                                      F-4

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
                       COMBINED STATEMENTS OF OPERATIONS

                                                                                                            COMBINED
                                                                                                           CULTURAL-
                                                                                                            ACCESS-
                                                                                                           WORLDWIDE,
                                                                                                          INC. AND TLM
                                                      CULTURALACCESSWORLDWIDE, INC.                         HOLDINGS
                                   --------------------------------------------------------------------      CORP.
                                                  FOR THE                                                 ------------
                                                FIVE MONTHS                    FOR THE     FOR THE NINE   FOR THE NINE
                                    FOR THE        ENDED        FOR THE      YEAR ENDED    MONTHS ENDED   MONTHS ENDED
                                   YEAR ENDED    DECEMBER      YEAR ENDED     DECEMBER      SEPTEMBER      SEPTEMBER
                                    JULY 31,        31,       DECEMBER 31,       31,           30,            30,
                                      1994         1994           1995          1996           1996           1997
                                   ----------   -----------   ------------   -----------   ------------   ------------
                                                                                           (UNAUDITED)    (UNAUDITED)
Revenues.........................  $4,396,550   $ 2,727,704    $9,047,323    $16,286,280   $13,124,800    $24,038,772
Cost of revenues.................   1,719,732     1,436,646     4,396,712      8,639,578     6,350,184     14,435,838
                                   ----------   -----------   ------------   -----------   ------------   ------------
  Gross profit...................   2,676,818     1,291,058     4,650,611      7,646,702     6,774,616      9,602,934
Selling, general and adminis-
  trative expenses (selling,
  general and administrative
  expenses paid to related
  parties are $936,543, $88,952,
  $1,868,089, $2,196,094,
  $1,522,000 and $241,137,
  respectively)..................   2,714,918       807,296     4,539,955      7,754,127     4,705,993      5,877,033
                                   ----------   -----------   ------------   -----------   ------------   ------------
  (Loss) income from
     operations..................     (38,100)      483,762       110,656       (107,425)    2,068,623      3,725,901
Interest income..................          --            --        26,524             --        13,532         80,518
Interest expense-related
  parties........................          --            --            --       (100,733)           --     (1,514,123)
Interest expense.................      (3,308)       (1,334)       (2,358)            --            --        (44,633)
Other expense-related party......          --            --            --             --       (22,901 )     (301,841)
Other income (expense)...........          --            --         5,131       (200,322)      (14,222 )         (549)
                                   ----------   -----------   ------------   -----------   ------------   ------------
  (Loss) income before income
     taxes.......................     (41,408)      482,428       139,953       (408,480)    2,045,032      1,945,273
Income tax benefit (expense).....          --            --            --         87,533            --       (940,916)
                                   ----------   -----------   ------------   -----------   ------------   ------------
  Net (loss) income..............  $  (41,408)  $   482,428    $  139,953    $  (320,947)  $ 2,045,032    $ 1,004,357
                                  ============  ===========   ============   ============  ============   =============

Historical information --
  Note 1:
  Net income per common share....                                                                         $       .21
                                                                                                         =============

  Weighted average shares
     outstanding.................                                                                           4,853,333
                                                                                                          ============

Pro forma data (unaudited) --
  Notes 1 and 6:
  Historical income (loss) before
     taxes.......................               $   482,428    $  139,953    $  (408,480)  $ 2,045,032
  Pro forma (provision) benefit
     for income taxes............                  (185,075)      (99,584)       148,934      (818,013)
                                                -----------   ------------   -----------   ------------
  Net income (loss) adjusted for
     pro forma income tax
     provision...................               $   297,353    $   40,369    $  (259,546)  $ 1,227,019
                                               ============   ============   ============  ============

Supplemental earnings per share
  data (unaudited) --
  Note 1:
  Net (loss) income per common
     share.......................                                            $      (.04)  $       .25    $       .26
                                                                             ===========   ============   ============

  Weighted average number of
     shares outstanding..........                                              5,211,319     4,853,333      7,475,343
                                                                            ============  =============  =============



   The accompanying notes are an integral part of these financial statements.
                                      F-5

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.


    COMBINED STATEMENTS OF CHANGES IN COMMON STOCKHOLDERS' EQUITY (DEFICIT)

                    FOR THE YEAR ENDED DECEMBER 31, 1996 AND
                    THE NINE MONTHS ENDED SEPTEMBER 30, 1997

                                                CULTURALACCESS     CULTURALACCESS          TLM           CULTURALACCESS
                                                 COMMON STOCK       COMMON STOCK       COMMON STOCK       COMMON STOCK
                                               (VOTING-ISSUED)       SUBSCRIBED          (VOTING)         (NON-VOTING)
                                             --------------------  --------------  --------------------  ---------------
                                               SHARES     AMOUNT   SHARES  AMOUNT    SHARES     AMOUNT    SHARES  AMOUNT
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, August 1, 1993.....................      1,000  $  1,000
Net loss for the year ended July 31, 1994...         --        --
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, July 31, 1994......................      1,000     1,000
Net income for the five months ended
  December 31, 1994.........................         --        --
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, December 31, 1994..................      1,000     1,000
Issuance of common stock....................        670       670    330   $ 330
Stockholder distributions...................         --        --     --      --
Net income for the year ended December 31,
  1995......................................         --        --     --      --
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, December 31, 1995..................      1,670     1,670    330     330
Payment of subscribed common stock..........        330       330   (330)   (330 )
Stock split effective
  December 6, 1996..........................  4,298,000    41,000     --      --
Merger of TelAc, Inc. and Telephone Access,
  Inc.......................................
Assumption of net liabilities by Former
  Principal Stockholders....................         --        --     --      --
Sale of common stock to management..........    130,000     1,300     --      --
Sale of common stock to investors...........  3,000,000    30,000     --      --                          500,000 $5,000
Purchase of common
  shares....................................         --        --     --      --                               --    --
Retirement of treasury
  stock..................................... (3,500,000)  (35,000)    --      --                               --    --
Revocation of S Corporation status..........         --        --     --      --                               --    --
Net loss for the year ended December 31,
  1996......................................         --        --     --      --                               --    --
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, December 31, 1996..................  3,930,000    39,300     --      --                          500,000 5,000
Sale of common stock to management
  (unaudited)...............................    234,000     2,340     --      --      100,000  $  1,000        --    --
Purchase of TMS by TLM (Note 1)
  (unaudited)...............................         --        --     --      --    3,500,000    35,000        --    --
Purchase of common shares...................         --        --     --      --           --        --        --    --
Net income for the nine months ended
  September 30, 1997 (unaudited)............         --        --     --      --           --        --        --    --
                                             ----------  --------  ------  ------  ----------  --------  -------- ------
Balance, September 30, 1997 (unaudited).....  4,164,000  $ 41,640     --      --    3,600,000  $ 36,000   500,000 $5,000
                                            =========== ========= =======  ======= ==========  ========= ======== =======


                                              ADDITIONAL                 ACCUMULATED
                                                PAID-IN      TREASURY       EQUITY       DEFERRED
                                                CAPITAL       STOCK       (DEFICIT)    COMPENSATION     TOTAL
                                              -----------  ------------  ------------  ------------  ------------
Balance, August 1, 1993.....................      $24,000                $    250,539                $    275,539
Net loss for the year ended July 31, 1994...           --                     (41,408)                    (41,408)
                                              -----------  ------------  ------------  ------------  ------------
Balance, July 31, 1994......................       24,000                     209,131                     234,131
Net income for the five months ended
  December 31, 1994.........................           --                     482,428                     482,428
                                              -----------  ------------  ------------  ------------  ------------
Balance, December 31, 1994..................       24,000                     691,559                     716,559
Issuance of common stock....................      193,000                          --                     194,000
Stockholder distributions...................           --                    (460,692)                   (460,692)
Net income for the year ended December 31,
  1995......................................           --                     139,953                     139,953
                                              -----------  ------------  ------------  ------------  ------------
Balance, December 31, 1995..................      217,000                     370,820                     589,820
Payment of subscribed common stock..........           --                          --                          --
Stock split effective
  December 6, 1996..........................      (41,000)                         --                          --
Merger of TelAc, Inc. and Telephone Access,
  Inc.......................................   11,170,882            --                                11,170,882
Assumption of net liabilities by Former
  Principal Stockholders....................      936,500                          --                     936,500
Sale of common stock to management..........        6,110                          --                       7,410
Sale of common stock to investors...........      277,000                          --                     312,000
Purchase of common
  shares....................................           --  $(18,000,000)           --                 (18,000,000)
Retirement of treasury
  stock.....................................     (147,420)   18,000,000   (17,817,580)                         --
Revocation of S Corporation status..........      370,820            --      (370,820)                         --
Net loss for the year ended December 31,
  1996......................................           --            --      (320,947)                   (320,947)
                                              -----------  ------------  ------------  ------------  ------------
Balance, December 31, 1996..................   12,789,892            --   (18,138,527)                 (5,304,335)
Sale of common stock to management
  (unaudited)...............................       25,588            --            --  $    (9,890)        19,038
Purchase of TMS by TLM (Note 1)
  (unaudited)...............................      164,500            --            --           --        199,500
Purchase of common shares...................           --          (143)           --           --           (143)
Net income for the nine months ended
  September 30, 1997 (unaudited)............           --            --     1,004,357           --      1,004,357
                                              -----------  ------------  ------------  ------------  ------------
Balance, September 30, 1997 (unaudited).....  $12,979,980  $       (143) $(17,134,170) $    (9,890)  $ (4,081,583)
                                              ===========  ============  ============= ============ ===============





   The accompanying notes are an integral part of these financial statements.
                                      F-6

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
                       COMBINED STATEMENTS OF CASH FLOWS

                                                                                                                   COMBINED
                                                                                                           CULTURALACCESSWORLDWIDE,
                                                          CULTURALACCESSWORLDWIDE, INC.                     INC. AND TLM HOLDINGS
                                        -----------------------------------------------------------------           CORP.
                                         FOR THE                                             FOR THE NINE  ------------------------
                                          YEAR     FOR THE FIVE    FOR THE       FOR THE     MONTHS ENDED        FOR THE NINE
                                          ENDED    MONTHS ENDED   YEAR ENDED    YEAR ENDED    SEPTEMBER          MONTHS ENDED
                                        JULY 31,   DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      30,            SEPTEMBER 30,
                                          1994         1994          1995          1996          1996                1997
                                        ---------  ------------  ------------  ------------  ------------  ------------------------
                                                                                             (UNAUDITED)         (UNAUDITED)
Cash flows from operating activities:
  Net (loss) income.................... $ (41,408)  $  482,428    $  139,953   $   (320,947) $ 2,045,032         $  1,004,357
  Adjustments to reconcile net (loss)
    income to net cash provided by
    (used in) operating activities:
    Depreciation and amortization......    40,911       28,126        54,270        184,056      117,000              830,570
    Deferred tax provision.............        --           --            --        (87,533)          --               46,459
    Interest expense on mandatorily
      redeemable preferred stock.......        --           --            --             --           --              216,000
    Loss on disposition of property....        --           --            --        200,238           --                   --
  Changes in operating assets and
    liabilities, excluding effects from
    acquisitions:
    Accounts receivable................  (528,868)     422,110      (954,863)    (2,351,438)  (1,690,005)          (4,218,799)
    Due from employees.................        --           --            --             --           --              (15,382)
    Due to related parties and
      affiliate........................        --           --            --        288,438    1,117,656               64,477
    Other assets.......................   (38,021)     (25,895)     (196,852)       186,596      175,001             (402,178)
    Accounts payable and accrued
      expenses.........................   733,797     (522,434)    1,544,615      2,573,539   (1,419,639)           2,688,300
    Deferred revenue...................        --           --            --             --           --              307,716
                                        ---------  ------------  ------------  ------------  ------------         -----------
      Net cash provided by operating
        activities.....................   166,411      384,335       587,123        672,949      345,045              521,520
                                        ---------  ------------  ------------  ------------  ------------         -----------
Cash flows from investing activities:
  Additions to property and equipment,
    net................................  (115,511)     (31,367)     (132,244)    (1,045,073)    (323,094)            (756,033)
  (Funding) use of letter of credit....        --           --            --    (15,000,000)          --           15,000,000
  Business acquisitions, net of cash
    acquired...........................        --           --            --        (60,000)          --           (6,491,133)
                                        ---------  ------------  ------------  ------------  ------------         -----------
      Net cash (used in) provided by
        investing activities...........  (115,511)     (31,367)     (132,244)   (16,105,073)    (323,094)           7,752,834
                                        ---------  ------------  ------------  ------------  ------------         -----------
Cash flows from financing activities:
  Payments on capital lease............    (5,270)      (3,033)       (6,997)        (6,186)        (776)            (219,165)
  Stockholder distribution.............        --           --      (460,692)            --           --                   --
  Advances to related parties, net.....  (152,591)     (45,082)       11,003             --           --                   --
  Proceeds from note
    payable -- affiliated company......        --           --       175,000             --           --                   --
  Proceeds from the issuance and
    subscription of common stock.......        --           --       194,000             --           --                   --
  Distribution to Former Principal
    Stockholders.......................        --           --            --       (175,000)    (175,000)                  --
  Proceeds from sale of common and
    preferred stock....................        --           --            --      2,119,410        6,000            1,999,500
  Repayment of amount due to former
    stockholders.......................        --           --            --             --           --              (97,215)
  Borrowings under line of credit
    facility...........................        --           --            --             --           --            5,660,000
  Repayments under line of credit
    facility...........................        --           --            --             --           --             (250,000)
  Repayment of related party debt......        --           --            --             --           --          (15,000,000)
  Proceeds from subordinated notes
    payable............................        --           --            --     13,021,000           --            1,150,000
  Purchase of common shares............        --           --            --             --           --                 (143)
                                        ---------  ------------  ------------  ------------  ------------         -----------
      Net cash (used in) provided by
        financing activities...........  (157,861)     (48,115)      (87,686)    14,959,224     (169,776)          (6,757,023)
                                        ---------  ------------  ------------  ------------  ------------         -----------
      Net (decrease) increase in
        cash...........................  (106,961)     304,853       367,193       (472,900)    (147,825)           1,517,331
Cash, beginning of period..............   208,202      101,241       406,094        773,287      773,287              300,387
                                        ---------  ------------  ------------  ------------  ------------         -----------
Cash, end of period.................... $ 101,241   $  406,094    $  773,287   $    300,387  $   625,462         $  1,817,718
                                        =========  ============  ============  ============= =============        ============

Supplemental disclosure of cash flow
  information:
  Cash paid during the period for:
    Interest........................... $   3,308   $       --    $       --   $      8,335  $        --         $    659,000
                                       ==========  ============  ============  ============= ============         ===========

    Income taxes....................... $      --   $       --    $       --   $         --  $        --         $    950,500
                                       =========== ============  ============  ============= =============        ============



   The accompanying notes are an integral part of these financial statements.
                                      F-7

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
                     NOTES TO COMBINED FINANCIAL STATEMENTS
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION

     CulturalAccessWorldwide, Inc. ("CulturalAccess" or "the Company") is an outsourced marketing services company that assists clients in penetrating complex and hard-to-reach market segments. The Company plans and executes integrated marketing and customer support programs featuring market research, database analysis, strategic planning, telesales/services, direct mail, sales force support systems, sales territory management, sampling and fulfillment. The Company's customers are located throughout the United States.

  BASIS OF ACCOUNTING

     The combined financial statements present the financial position and results of operations of CulturalAccessWorldwide, Inc. (formerly "Telephone Access, Inc." or "TelAc" and incorporated in Delaware in 1983) and its subsidiaries. TelAc (which operates in Arlington, Virginia) was formed and was wholly-owned by several individuals (the "Former Principal Stockholders"). The Former Principal Stockholders also formed and wholly owned another corporation, TelAc, Inc. (incorporated in Delaware in June 1995), which operates in Dallas, Texas. On December 6, 1996, the Former Principal Stockholders merged TelAc, Inc. into TelAc. The merger was accounted for using the purchase method of accounting. See Note 3.


     On December 6, 1996, the Company was recapitalized. The recapitalization was effected by (i) the Company's issuance of common and preferred shares to a group of investors, previously unaffiliated with the Company (the "Investors"), for $2,100,000; (ii) the Company's issuance of common shares to the then current management of the Company for $7,410; (iii) the Company's borrowing of $13,000,000 from the Investors; and (iv) the purchase and cancellation of common shares from the individuals owning common shares before the recapitalization (the Former Principal Stockholders) for $18,000,000. After the recapitalization, the Former Principal Stockholders of the Company owned 18% of the outstanding common shares. See Note 2 for a more complete description of these transactions.


     On January 1, 1997, TLM Holdings Corp. ("TLM") purchased through a subsidiary certain assets and assumed certain liabilities of TeleManagement Services, Inc. ("TMS") for $7.8 million. In connection with the initial capitalization of TLM, the Investors purchased (a) 3,500,000 shares of common stock of TLM for an aggregate purchase price of $199,500 and (b) 18,000 shares of mandatorily redeemable preferred stock of TLM for an aggregate purchase price of $1,800,000. Since CulturalAccess and TLM are commonly controlled companies effective January 1, 1997, unaudited financial statements as of and for the nine months ended September 30, 1997 are presented on a combined basis. All intercompany transactions and balances have been eliminated. On October 21, 1997, the Investors merged their interests in CulturalAccess and TLM. As part of the merger, the Investors made a capital contribution to the Company of the 3,500,000 shares of TLM common stock which the Investors held. In addition, the 18,000 shares of TLM mandatorily redeemable preferred stock held by the Investors were converted into 18,000 shares of CulturalAccess mandatorily redeemable preferred stock. The remaining stockholders received a one-for-one share exchange of 100,000 shares of TLM voting common stock for CulturalAccess voting common stock. This merger was treated as a merger of entities under common control using the historical costs of the respective businesses in a manner similar to a pooling of interests. These combined financial statements reflect the results of TMS from the date of its acquisition by TLM. The acquisition of TMS by TLM was accounted for as a purchase business acquisition; these financial statements reflect TLM's basis in the assets acquired.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued
  INTERIM FINANCIAL INFORMATION (UNAUDITED)
     The interim financial statements are unaudited and certain information and disclosures normally included in annual financial statements have been omitted. In the opinion of management, the accompanying interim unaudited financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial position, results of operations and cash flows with respect to the interim financial statements and have been prepared on the same basis as the audited financial statements. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.
  ADVANCES ON BEHALF OF CUSTOMERS
     The Company provides rebate processing services on behalf of its customers. This service requires the Company to issue rebate checks to third parties for which the Company receives advances or reimbursements (depending on the customer) related to the rebates.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the remaining term of the facilities' lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs are expensed as incurred, while expenditures for major renewals that extend useful lives are capitalized.
  COMPUTER SOFTWARE
     The Company has developed certain computer software and technically-derived procedures intended to maximize the quality and efficiency of its services. Costs of purchased internal-use computer and telephone software are capitalized and costs of internally developed internal-use computer software are expensed as incurred.
  REVENUE RECOGNITION
     Revenue, which is received for market research, database analysis, strategic planning, telesales/services, direct mail, sales force, support systems, sales territory management and product sampling and fulfillment, is recognized when services have been rendered.
  DEFERRED INCOME
     Deferred income represents customer deposits for services that have been contracted for but have not been fully performed.
  ACQUISITIONS
     Assets and liabilities acquired in connection with business combinations accounted for under the purchase method are recorded at their respective fair values. The excess of the purchase price over the fair value of net assets acquired consists of noncompete agreements, customer lists, assembled workforce and goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which range from three to thirty-
                                      F-9

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued five years. The Company performs periodic assessments of the recoverability of long-lived assets, including goodwill, based on estimated future cash flows in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF.
  INCOME TAXES

     Beginning August 1, 1994 and through December 7, 1996, the Company elected to be taxed as an S Corporation for Federal tax purposes. As a result, no taxes were recorded by the Company. Instead, the stockholders paid tax on their respective shares of taxable income, even if such income was not distributed. Accordingly, no income tax provision has been recorded for the periods ended December 31, 1994 and 1995, and December 6, 1996.

     Effective December 7, 1996, the election to be treated as an S Corporation was discontinued and the Company began to account for income taxes in accordance with Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Accordingly, deferred tax assets and liabilities are recognized at applicable income tax rates based upon future tax consequences of temporary differences between the tax basis and financial reporting basis.
  PRO FORMA STATEMENT OF OPERATIONS INFORMATION (UNAUDITED)

     The pro forma tax provision has been calculated as if the Company was taxable as a C Corporation (the Company's tax status effective December 7, 1996 and prior to August 1, 1994) under the Internal Revenue Code of 1986, as amended, for the five months ended December 31, 1994, for the years ended December 31, 1995 and 1996 and for the unaudited nine month period ended September 30, 1996.


  RECLASSIFICATIONS


     Certain reclassifications have been made to the July 31, 1994 and December 31, 1994 financial statements to conform with the December 31, 1995 presentation.

  EARNINGS PER SHARE
     Net income (loss) per share has been computed in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83 ("SAB 83"). SAB 83 requires that common shares issued by the Company in the twelve months immediately preceding a proposed public offering plus the number of common equivalent shares which became issuable during the same period pursuant to the grant of stock options at prices substantially less than the initial public offering price be included in the calculation of common stock and common stock equivalent shares, as if they were outstanding for all periods presented, using the treasury stock method.

     Historical Net Income Per Common Share is computed by dividing net income applicable to common shares by the number of shares of common stock and common stock equivalents outstanding at January 15, 1998. Common equivalent shares consist of convertible notes (using the if-converted method) and stock options (using the treasury stock method). Common equivalent shares are included in the computation even if their effect is anti-dilutive.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued

     Unaudited Pro Forma Net Income (Loss) Per Common Share is computed by dividing net income (loss) applicable to common shares (as adjusted for a pro forma provision for income taxes) by the number of shares of common stock and common stock equivalents outstanding as of January 15, 1998.


     Unaudited Supplemental Pro Forma Net Loss Per Common Share is presented since the Company intends to use a portion of the net proceeds from the initial public offering of shares of its common stock to retire certain indebtedness and redeemable preferred stock. Unaudited Supplemental Net Income (Loss) Per Common Share is computed by dividing net income (loss), adjusted for the elimination of applicable interest expense (including dividends on preferred stock) related to the indebtedness assumed to be retired with the offering proceeds, net of related income tax effect, by total outstanding shares as of January 15, 1998 plus estimated additional shares required to be sold to retire outstanding debt.

  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
  STOCK-BASED COMPENSATION
     Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, ("FASB Statement No. 123") encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, ("APB 25") and related Interpretations.
  NEW ACCOUNTING PRONOUNCEMENTS
     Recently, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, EARNINGS PER SHARE ("FASB Statement No. 128") which will be effective for fiscal periods beginning after December 15, 1997. FASB Statement No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting principles. The Company will implement FASB Statement No. 128 in its quarter ending December 31, 1997 and management does not expect the implementation to have a material impact.
2. LEVERAGED RECAPITALIZATION
     On December 6, 1996, the Company consummated a leveraged recapitalization (the "Recapitalization") pursuant to the Recapitalization and Investment Agreement (the "Agreement"), among the Company, the Former Principal Stockholders and the Investors. The principal elements of the Recapitalization included the following:
                                      F-11

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
2. LEVERAGED RECAPITALIZATION -- Continued
(Bullet) Amendments to the certificate of incorporation to provide that the authorized capital consists of 1,000,000 shares of $.01 par value preferred stock of which 18,000 shares shall be designated as cumulative mandatorily redeemable preferred stock; 19,500,000 shares of $.01 par value voting common stock; and 500,000 shares of $.01 par value non-voting common stock.
(Bullet) The 2,000 shares of voting common stock held by the Former Principal Stockholders were split at a rate of 2,150 shares for each share then held which resulted in 4,300,000 voting common shares issued and outstanding.
(Bullet) The sale of newly issued shares of common stock (3,000,000 shares of voting stock and 500,000 shares of non-voting stock) and preferred stock (18,000 shares of 8% cumulative redeemable stock) for cash of $2,000,000 to the Investors. In addition, the Investors contributed $112,000 to the Company. (Bullet) The borrowing of $13,000,000 in 8% subordinated promissory notes from the Investors.
(Bullet) The repurchase and cancellation of 3,500,000 shares of voting common stock (out of 4,300,000 voting common shares) from the Former Principal Stockholders for $15,000,000 promissory notes due January 2, 1997 and $3,000,000 in 6% convertible subordinated notes. The Company secured the promissory notes with an irrevocable letter of credit and fully funded the letter of credit on December 6, 1996. This funding is classified as restricted cash as of December 31, 1996. The $15,000,000 was paid to the Former Principal Stockholders on January 2, 1997.
3. PURCHASE BUSINESS COMBINATIONS

     On December 6, 1996, TelAc, Inc. merged into TelAc and the Company purchased a computer services firm ("computer firm") from one of its stockholders. Effective January 1, 1997, the Company acquired TeleManagement Services, Inc. See Note 1. These acquisitions were accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair values. The financial statements reflect the results of the acquisitions from their respective dates of acquisition.

     Information with respect to businesses acquired in purchase transactions is as follows:

                                                                                                          FOR THE
                                                                                         FOR THE        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
                                                                                                        (UNAUDITED)
Fair value of consideration.........................................................   $ 11,057,143     $        --
Cash paid (net of cash acquired)....................................................        240,000       6,491,133
Notes issued........................................................................             --       1,300,000
Liabilities assumed.................................................................      1,944,645       1,866,607
                                                                                       ------------    -------------
                                                                                         13,241,788       9,657,740
Fair value of tangible assets acquired..............................................      1,850,906       1,806,242
                                                                                       ------------    -------------
Cost in excess of fair value of tangible assets acquired............................   $ 11,390,882     $ 7,851,498
                                                                                       ============   ==============


              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
3. PURCHASE BUSINESS COMBINATIONS -- Continued

                                                                                           AS OF            AS OF
                                                                        USEFUL LIFE     DECEMBER 31,    SEPTEMBER 30,
                                                                          IN YEARS          1996            1997
                                                                       --------------   ------------    -------------
                                                                                                         (UNAUDITED)
Goodwill............................................................         35         $ 11,390,882     $ 17,972,380
Customer lists......................................................         5                    --          400,000
Assembled workforce.................................................         3                    --          250,000
Noncompete agreements...............................................         7                    --          400,000
                                                                                        ------------    -------------
                                                                                          11,390,882       19,022,380
Less: Accumulated amortization......................................                         (27,055)        (574,195)
                                                                                        ------------    -------------
Net intangible assets...............................................                    $ 11,363,827     $ 18,448,185
                                                                                        ============    =============




     Amortization expense was $27,055 for the year ended December 31, 1996.


     Effective October 1, 1997, the Company purchased all the outstanding and issued shares of Hispanic Market Connections, Inc. ("HMC"), a California company. The purchase price was $1,500,000 in cash, $240,000 in the form of a 6.5% subordinated promissory note, and specified contingent payments based on certain net revenues and pre-tax earnings goals over the three full calendar year periods subsequent to the date of acquisition. The cash portion of this purchase was funded by debt financing provided by the Investors. Effective November 1, 1997, the Company purchased assets and liabilities of Phoenix Marketing Group, Inc. ("Phoenix"), a New Jersey company. The purchase price was $10,000,000 in cash (including an assumption of $1,000,000 in debt), a $2,500,000 redeemable note at 6.0% interest, a $2,500,000 convertible note at 6.0% interest automatically convertible into 192,308 shares of common stock at the closing of the initial public offering, and specified contingent payments based on certain net revenues and pre-tax earnings goals over the three full calendar year periods subsequent to the date of acquisition. The cash portion of this purchase was funded by debt financing provided by the Investors. These acquisitions will be accounted for using the purchase method of accounting.

     The unaudited results of operations on a pro forma basis as if each of the acquisitions had been made as of the beginning of the respective periods are as follows:

                                                                                                      NINE MONTHS
                                                                                 YEAR ENDED              ENDED
                                                                              DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                                                              -----------------    ------------------
                                                                                 (UNAUDITED)          (UNAUDITED)
Revenues...................................................................      $38,102,000          $ 38,801,000
Operating income...........................................................          450,000             4,215,000
Net (loss) income..........................................................         (937,000)              573,000
Net (loss) income per common share.........................................      $      (.19)         $        .12

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
4. PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and consist of the following:

                            USEFUL LIFE       JULY 31,      DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    SEPTEMBER 30,
                              IN YEARS          1994            1994            1995            1996            1997
                           --------------   ------------    ------------    ------------    ------------    -------------
                                                                                                             (UNAUDITED)
Furniture and fixtures..         7            $ 55,333        $ 59,167       $   64,490      $  247,210      $   389,281
Office equipment........        3-7            133,994         161,527          288,448         887,521        2,002,152
Leasehold
  improvements..........   life of lease         1,427           1,427            1,427           8,252           91,840
                                            ------------    ------------    ------------    ------------    -------------
                                               190,754         222,121          354,365       1,142,983        2,483,273
Less: Accumulated
  depreciation..........                       (71,631)        (99,757)        (154,027)        (15,744)        (425,811)
                                            ------------    ------------    ------------    ------------    -------------
Property and equipment,
  net...................                      $119,123        $122,364       $  200,338      $1,127,239      $ 2,057,462
                                           =============   =============   =============    ============    =============




     Depreciation expense was $40,911, $28,126, $54,270 and $157,001 for the year ended July 31, 1994, the five months ended December 31, 1994, and the years ended December 31, 1995 and 1996, respectively.

5. REVENUE FROM SIGNIFICANT CUSTOMER

     A substantial portion of the Company's revenue is derived from one customer. For the year ended July 31, 1994 the five months ended December 31, 1994, the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1997, revenues to that customer amounted to approximately 85%, 90%, 76%, 96% and 65% (unaudited) of revenues, respectively. At July 31, 1994, December 31, 1994, 1995 and 1996, and September 30, 1997, amounts due from that customer included in accounts receivable amounted to approximately 89%, 88%, 79%, 83% and 60% (unaudited) of accounts receivable, respectively. The Company does not require collateral or other security to support credit sales.

6. INCOME TAXES

     As discussed in Note 1, beginning August 1, 1994 and through December 7, 1996, the Company had elected to be treated as an S Corporation for Federal and state income tax purposes. Accordingly, the financial statements do not reflect a provision for Federal income taxes from August 1, 1994 through December 7, 1996.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
6. INCOME TAXES -- Continued
     The provision for income taxes consists of the following:

                                                                                                          FOR THE
                                                                                         FOR THE        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
                                                                                                        (UNAUDITED)
Current tax (benefit) expense:
  Federal...........................................................................     $     --        $ 808,469
  State.............................................................................           --           92,988
                                                                                       ------------    -------------
                                                                                               --          901,457
                                                                                       ------------    -------------
Deferred tax (benefit) expense:
  Federal...........................................................................      (74,604)          35,543
  State.............................................................................      (12,929)           3,916
                                                                                       ------------    -------------
                                                                                          (87,533)          39,459
                                                                                       ------------    -------------
                                                                                         $(87,533)       $ 940,916
                                                                                       ============   ===============


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
     Deferred tax assets (liabilities) are comprised of the following:

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
                                                                                                        (UNAUDITED)
Gross deferred tax assets:
  Depreciation......................................................................     $     --        $   7,669
  Allowance for doubtful accounts...................................................           --           66,558
  Net operating loss carryforwards..................................................       87,533               --
                                                                                       ------------    -------------
                                                                                           87,533           74,227
                                                                                       ------------    -------------
Gross deferred tax liabilities:
  Amortization of intangible assets.................................................           --          (33,153)
                                                                                       ------------    -------------
Net deferred tax asset..............................................................     $ 87,533        $  41,074
                                                                                       ============   ==============


     The effective tax rate was different from the Federal statutory rate as follows:

                                                                                                          FOR THE
                                                                                         FOR THE        NINE MONTHS
                                                                                        YEAR ENDED         ENDED
                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
                                                                                                        (UNAUDITED)
Statutory rate......................................................................         34%             34%
Income taxed directly to shareholders...............................................        (16)             --
State income taxes, net of Federal benefit..........................................          4               4
Preferred stock dividend treated as interest expense................................         --               4
Other items, net....................................................................          1               1
                                                                                       ------------    -------------
                                                                                             23%             43%
                                                                                       ============   ==============


              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
6. INCOME TAXES -- Continued
     At December 31, 1996, the Company had Federal tax net operating loss carryforwards available of $207,889.
7. INDEBTEDNESS

                                                                                      DECEMBER 31,    SEPTEMBER 30,
                                                                                          1996            1997
                                                                                      ------------    -------------
                                                                                                       (UNAUDITED)
Short-term borrowings consist of the following:
  Uncommitted line of credit facility in the amount of $6,000,000, short-term borrowings due to PNC Bank, on demand, bearing an interest rate at the option of the Company at (a) the greater of (x) PNC Bank's prime rate (8.5% at
     September 30, 1997) or (y) the Federal funds rate (5.68% at September 30,
     1997) plus 0.5% or (b) the eurodollar rate (5.66% at September 30, 1997 at the
     30 day rate) plus 2%..........................................................   $         --     $  5,410,000
                                                                                      =============  ===============

Long-term debt consists of the following:
  8% subordinated promissory notes due to the Investors; principal due December 1,
     2006; interest at 8% per year payable quarterly beginning at the earlier of the date of the closing of the initial public offering of the Company's common
     stock or December 1, 2000.....................................................   $ 13,021,000     $ 13,021,000
  Non-interest bearing notes payable to former shareholders due January 2, 1997....     15,000,000               --
  8% subordinated promissory notes due to the Investors; principal due January 15,
     2007 or, at the option of the holder, upon the date of the closing of the
     initial public offering of the Company's common stock.........................             --        1,150,000
  6% convertible subordinated promissory note due to stockholders; principal due in three equal installments of $60,000 beginning April 1, 1998 and due in full on
     April 1, 2000; interest at 6% per year payable quarterly......................        180,000          180,000
  6% subordinated promissory note due to a stockholder; principal due in two annual installments of $433,333 beginning January 15, 1998 and due in full on January
     15, 2000; interest at 6% per year.............................................             --        1,300,000
  6% convertible subordinated promissory notes due to Former Principal
     Stockholders; principal (and any outstanding accrued interest) due; at the request of the payee either: (i) ten days after the closing of the initial public offering of the Company's common stock or (ii) December 1, 2000;
     interest at 6% per year payable quarterly.....................................      3,000,000        3,000,000
  Amount due to former stockholder of TMS; principal due in monthly payments of
     $12,500 plus interest at 8% through February 1, 1999..........................             --          200,270
                                                                                      ------------    -------------
                                                                                        31,201,000       18,851,270
Less: current portion (due within one year)........................................    (15,000,000)      (1,780,255)
                                                                                      ------------    -------------
                                                                                      $ 16,201,000     $ 17,071,015
                                                                                     ==============  ==============



     The non-interest bearing notes payable to former stockholders relate to the repurchase of shares as part of the Recapitalization. The Company secured these promissory notes with a funded irrevocable letter of credit. See Note 2.


     The $180,000 6% convertible subordinated promissory note is convertible into shares of common stock at a price of $15 per share if the net revenues of the former computer firm's business for the years ended December 31, 1997 through 1999 exceed a specified target amount.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

7. INDEBTEDNESS -- Continued

     The 6% convertible subordinated promissory notes of $3,000,000 are convertible in whole (but not in part) at any time after the closing of the initial public offering of the Company's common stock and until payment in full into 200,000 shares of the Company's common stock. Any outstanding and unpaid interest accrued through the conversion date is payable in cash. Prior to the initial public offering, if earnings before interest and taxes of the Company as a percentage of net revenues for the years ending December 31, 1997 and 1998 are less than 5%, then the obligation of the Company to make any further payments to the holders of these notes automatically terminates as of the end of December 31, 1997 or 1998, without any further action on the part of the Company except to deliver to the holder 50,000 shares of common stock. This provision for automatic conversion terminates on the closing of the initial public offering of the Company's common stock.
     Aggregate annual principal maturities for indebtedness are as follows:

                         YEARS ENDING
                         DECEMBER 31,
                        ---------------
1997...........................................................   $  1,183,717
1998...........................................................        635,134
1999...........................................................        518,085
2000...........................................................        493,334
2001...........................................................      3,000,000
Thereafter.....................................................     13,021,000
                                                                  ------------
                                                                  $ 18,851,270
                                                                  ============


8. LEASES

  CAPITAL LEASE


     The Company leases a computer system pursuant to a lease agreement which bears interest at 19% and expires in October 1996 and provides for a monthly principal and interest payment of $743. The total cost of the computer equipment held under capital lease is $30,000 and accumulated depreciation is $21,000, $24,500 and $28,000 as of July 31, 1994, December 31, 1994 and December 31,
1995, respectively. The lease provides for accounting as a capital lease.


  OPERATING LEASES


     The Company also leases a telephone and computer system from an affiliated company under two leases. The first lease, beginning in August 1995, requires monthly payments of $26,460, plus sales tax. The monthly lease payment may be suspended for six months if the Company loses its customer. The lease expires in August 1997. Lease payments for the years ended December 31, 1995 and 1996 amounted to $257,872 and $343,713. Beginning on December 6, 1996, the lease provided for a transfer of ownership to the Company at the end of the lease term and, as such, has been accounted for as a capital lease beginning December 6, 1996. The second lease, beginning in January 1995 and expiring December 1996, requires monthly payments of $9,912, plus sales tax. Lease payments for the years ended December 31, 1995 and 1996 amounted to $128,862 and $118,949, respectively.


     The Company also leases office space and operating equipment under non-cancelable operating leases with terms ranging from three to seven years and expiring at various dates through May 31, 2001. Rent expense under operating leases was $334,651 for the years ended December 31, 1996.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP.
              NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
8. LEASES -- Continued
     Aggregate future minimum lease payments under all operating leases are as follows:

                          YEARS ENDING
                          DECEMBER 31,
                        ---------------
1997............................................................   $   121,692
1998............................................................       624,817
1999............................................................       619,406
2000............................................................       531,432
2001............................................................       182,269
                                                                   -----------
                                                                   $ 2,079,616
                                                                  =============



     The Company leases its office facilities under a noncancellable operating lease that expired prior to July 31, 1994. Total rent expense for the Company was $188,235 for the year ended July 31, 1994.

9. CULTURALACCESS CAPITAL STRUCTURE
  COMMON STOCK

     Prior to the recapitalization on December 6, 1996 (See Note 1), CulturalAccess authorized, issued and outstanding capital included 1,000 shares of $1 par value common stock at July 31, 1994 and December 31, 1994. At December 31, 1995, CulturalAccess authorized capital included 2,000 shares of $1 par value common stock, of which 1,670 shares were issued and outstanding and 330 shares were subscribed.


     Subsequent to the recapitalization on December 6, 1996 (See Note 1), CulturalAccess authorized capital includes 20,000,000 shares of common stock, $.01 par value per share, of which 19,500,000 are voting and 500,000 are non-voting. Each share of non-voting common stock is convertible at the option of the holder into a share of voting common stock at the rate of one share of voting common stock for each share of non-voting common stock. These shares become convertible at the earlier of December 31, 2000 or the closing of the CulturalAccess initial public offering. At December 31, 1996 and September 30, 1997, 3,930,000 shares and 4,164,000 shares (unaudited) of the voting stock were issued and 3,930,000 shares and 4,161,500 shares (unaudited) of the voting stock were outstanding, respectively.

  MANDATORILY REDEEMABLE PREFERRED STOCK

     Subsequent to the recapitalization, CulturalAccess has the authority to issue 1,000,000 shares of preferred stock, $.01 par value per share.

     The first series of preferred stock designated by CulturalAccess is 18,000 shares of non-voting cumulative mandatorily redeemable preferred stock, $.01 par value, non-voting. The holders of this stock are entitled to receive dividends in cash, when and as declared by the board of directors, at a rate of $8.00 per share per year payable quarterly commencing on March 31, 1997. Dividends are cumulative on these shares from the date of original issuance. CulturalAccess has the right to redeem all or part of the outstanding shares of the 8% cumulative preferred stock at any time at a price of $100 per share plus all accrued dividends. Any outstanding preferred stock is mandatorily redeemable at $100 per share on December 31, 2000 or upon the occurrence of the initial public offering of CulturalAccess common stock.
                                      F-18

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
10. TLM CAPITAL STRUCTURE
  COMMON STOCK

     TLM's authorized capital includes 20,000,000 voting shares of common stock, $.01 par value per share.

  MANDATORILY REDEEMABLE PREFERRED STOCK
     TLM has the authority to issue 1,000,000 shares of preferred stock, $.01 par value per share.

     The first series of preferred stock designated by TLM is 18,000 shares of non-voting, cumulative mandatorily redeemable preferred stock, $.01 par value. The holders of this stock are entitled to receive dividends in cash, when and as declared by the board of directors, at a rate of $8.00 per share per year payable quarterly commencing on March 31, 1997. Dividends are cumulative on these shares from the date of original issuance. TLM has the right to redeem all or part of the outstanding shares of the 8% cumulative preferred stock at any time at a price of $100 per share plus all accrued dividends. Any outstanding preferred stock is mandatorily redeemable at $100 on January 31, 2000 or upon the occurrence of the initial public offering of the TLM's common stock.

11. STOCK OPTION PLAN (UNAUDITED)
     Effective May 1, 1997, the Company adopted the 1997 Stock Option Plan ("the Plan") which is administered by the Compensation Committee of the Board of Directors of the Company. The aggregate maximum number of shares of common stock available for award under the Plan is 800,000. The exercise price of each option must equal or exceed the fair market value of the Company's stock on the date of the grant. An option's maximum term is 10 years. Vesting terms are determined by the Compensation Committee at the time of grant. The Plan terminates effective May 1, 2001.
     The Company applies APB 25 and related Interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for options granted under the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant dates for awards under the Plan consistent with the method of FASB Statement No. 123, excluding options with performance conditions, the Company's net income and earnings per share would have been reduced to the pro forma amounts of:

                                                                NINE MONTHS
                                                                   ENDED
                                                             SEPTEMBER 30, 1997
                                                             ------------------
Net income
     As reported..........................................       $1,004,357
     Pro forma............................................        1,000,242
Earnings per share
     As reported..........................................       $      .21
     Pro forma............................................              .21




     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in the nine months ended September 30, 1997: dividend yield of 0%; expected volatility of 0%; risk-free interest rate of 6.4% and expected life of 10 years.
                                      F-19

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED

11. STOCK OPTION PLAN (UNAUDITED) -- Continued

     A summary of the status of the Plan, excluding options with performance conditions, as of September 30, 1997 and changes during the period then ended is presented below.

                                                                           WEIGHTED AVERAGE
                                                                SHARES      EXERCISE PRICE
                                                                -------    ----------------
Outstanding at beginning of period...........................        --             --
Granted......................................................   124,000         $ 4.94
                                                                -------
Outstanding at end of period.................................   124,000
                                                                -------
                                                                -------
Options exercisable at period end............................        --             --
Weighted-average fair value of options granted during the
period.......................................................   $  1.27


     In addition to the options shown above, the Company has issued 242,500 options whose exercise is contingent upon the successful completion of an initial public offering of the Company's common stock, at the initial public offering price. Of these options, 60,000 would be exercisable immediately upon the completion of an initial public offering, while 182,500 would be exercisable over five years. If the Company completes an initial public offering, the estimated fair value of these options, at an assumed offering price of $13 per share and using the other assumptions disclosed above, would be approximately $1,474,400. Although the Company will not record any expense relative to these options, had compensation expense been recorded in accordance with FAS 123, $364,800 would be recorded at the date of the completion of the initial public offering and the balance would be recorded over the five-year vesting period. These amounts will be adjusted when the final exercise price is known and compliance with the performance conditions determined.


     Subsequent to September 30, 1997, the Company issued 36,000 options exercisable at $11 per share and 25,000 options exercisable at $8 per share, all of which options vest over five years. Using the assumptions above, the fair value of these options would be $353,540.

12. RELATED PARTY TRANSACTIONS

     The Company paid consulting fees to a company owned by a stockholder's brother totaling $70,164, $59,665, $155,799 and $216,432 for the year ended July 31, 1994, the five months ended December 31, 1994 and the years ended December 31, 1995 and 1996, respectively.


     Two companies, which are related by common ownership, were paid operating and administrative expenses of $74,379, $29,297 and $40,300 by the Company for the year ended July 31, 1994, the five months ended December 31, 1994 and the year ended December 31, 1995, respectively.


     The Company paid consulting fees to stockholders totaling $72,000 during the year ended July 31, 1994. The Company also paid management fees of $720,000, $1,500,000 and $1,175,000 to a partnership related by common interest during the years ended July 31, 1994 and December 31, 1995 and 1996, respectively.


     The Company has a note payable with an affiliated company amounting to $175,000. This unsecured loan bears interest at 10% per annum.


     For the year ended December 31, 1996, the Company paid professional fees and equipment rental fees of $342,000 and $462,662, respectively, to companies owned by Former Principal Stockholders.

              CULTURALACCESSWORLDWIDE, INC. AND TLM HOLDINGS CORP. NOTES TO COMBINED FINANCIAL STATEMENTS -- CONTINUED
12. RELATED PARTY TRANSACTIONS -- Continued

     The Company has agreed to pay a $750,000 fee to the Investors for their assistance in effecting the initial public offering of the Company's common stock, contingent upon the occurrence of the initial public offering of the Company. This fee will be charged against the proceeds of the Company's initial public offering.

13. DEFINED CONTRIBUTION PLANS
     The Company retains a defined contribution employee benefit plan which covers substantially all employees. The Company may make discretionary contributions to the plan. No amounts were contributed to the plan for the year ended December 31, 1996.
14. COMMITMENTS AND CONTINGENCIES
  EMPLOYMENT AGREEMENTS

     In connection with the acquisitions referred to in Note 3, the Company has entered into employment agreements with management employees, certain of whom are stockholders of the Company, which expire at various times through 2001. The employment agreements have terms of four years and require annual payments of $1,310,000 with bonus amounts of up to $138,500.

  CONTINGENT CONSIDERATION IN BUSINESS ACQUISITIONS
     In connection with the acquisitions referred to in Note 3 (see Notes 1 and 3), the Company has entered into contractual arrangements whereby shares of Company stock and cash may be issued to former owners of acquired businesses upon attainment of specified financial criteria over three year periods as set forth in the respective agreements. The amount of the shares and cash to be issued cannot be fully determined until the periods expire and the attainment of criteria is established. If the criteria are attained, but not exceeded, the amount of shares which could be issued and cash which could be paid under all agreements executed prior and subsequent to September 30, 1997 is 915,000 shares and $5,481,000, respectively. If the targets are exceeded by 20%, the amount of shares which could be issued and cash which could be paid under agreements executed prior and subsequent to September 30, 1997 is 1,303,000 shares and $8,725,000, respectively. The Company accounts for this additional consideration, when the specified financial criteria are achieved and it is probable it will be paid, as additional purchase price for the related acquisition.
15. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of fair value of financial investments, both assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value.
     The carrying amount of accounts receivable, other assets, advances on behalf of customers, due from employees, accounts payable, accrued expenses, due to related parties, capital lease obligations, amount due under line of credit facility and deferred income approximate fair value.
     The fair value of the Company's long-term debt is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for debt of the same maturities. The fair value of the Company's long-term indebtedness is $17,993,822 compared to a carrying value of $18,851,270.
                                      F-21

                       REPORT OF INDEPENDENT ACCOUNTANTS

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF TELEMANAGEMENT SERVICES, INC.
     In our opinion, the accompanying balance sheets and the related statements of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of TeleManagement Services, Inc. at December 31, 1995 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Philadelphia, PA
September 22, 1997
                                      F-22

                         TELEMANAGEMENT SERVICES, INC.
                                 BALANCE SHEETS

                                                                                               DECEMBER 31,
                                                                                         ------------------------
ASSETS                                                                                      1995          1996
                                                                                         ----------    ----------
Current assets:
  Cash................................................................................   $    8,854    $    8,867
  Accounts receivable, net of allowance for doubtful accounts of $0 and $94,734,
     respectively.....................................................................    1,041,577     1,459,670
  Advances on behalf of customers.....................................................      257,781        68,062
  Other assets........................................................................       19,303        12,120
                                                                                         ----------    ----------
     Total current assets.............................................................    1,327,515     1,548,719
  Property and equipment, net.........................................................      183,138       256,933
  Intangible asset, net...............................................................           --     1,350,853
                                                                                         ----------    ----------
     Total assets.....................................................................   $1,510,653    $3,156,505
                                                                                         ==========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable....................................................................   $   37,939    $   21,483
  Accrued salaries, wages and related taxes...........................................       51,605       146,653
  Other accrued expenses..............................................................        4,392       138,743
  Note payable to stockholder.........................................................       35,000            --
  Current portion of notes payable....................................................           --       211,020
                                                                                         ----------    ----------
     Total current liabilities........................................................      128,936       517,899
Long-term portion of notes payable....................................................           --       449,828
                                                                                         ----------    ----------
     Total liabilities................................................................      128,936       967,727
                                                                                         ----------    ----------
Commitments and contingencies (Note 4)
Stockholders' equity:
  Common stock, $1 par value: 120,000 shares authorized, 600 shares issued and
     outstanding......................................................................          600           600
  Additional paid-in capital..........................................................        9,400     1,394,890
  Loan receivable from stockholder....................................................           --      (633,330)
  Retained earnings...................................................................    1,371,717     1,426,618
                                                                                         ----------    ----------
     Total stockholders' equity.......................................................    1,381,717     2,188,778
                                                                                         ----------    ----------
     Total liabilities and stockholders' equity.......................................   $1,510,653    $3,156,505
                                                                                         ==========   ===========



   The accompanying notes are an integral part of these financial statements.
                                      F-23

                         TELEMANAGEMENT SERVICES, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                            FOR THE YEARS ENDED DECEMBER 31,
                                                                         ---------------------------------------
                                                                            1994           1995          1996
                                                                         -----------    ----------    ----------
Revenues..............................................................   $ 2,972,427    $3,849,493    $5,954,901
Cost of revenues......................................................     1,646,469     1,925,078     3,358,847
                                                                         -----------    ----------    ----------
  Gross profit........................................................     1,325,958     1,924,415     2,596,054
Selling, general and administrative expenses..........................       758,137     1,044,991     1,728,870
                                                                         -----------    ----------    ----------
  Income from operations..............................................       567,821       879,424       867,184
Interest income.......................................................         7,156        42,085        86,819
Interest expense......................................................        (5,600)       (4,391)      (61,347)
                                                                         -----------    ----------    ----------
  Net income..........................................................       569,377       917,118       892,656
Retained earnings, beginning of year..................................       387,222       756,599     1,371,717
Stockholder distributions.............................................      (200,000)     (302,000)     (837,755)
                                                                         -----------    ----------    ----------
Retained earnings, end of year........................................   $   756,599    $1,371,717    $1,426,618
                                                                        =============  ===========   ===========

Pro forma data (unaudited) Note 1:
     Historical income before taxes...................................   $   569,377    $  917,118    $  892,656
     Pro forma provision for income taxes.............................       216,363       348,505       339,209
                                                                         -----------    ----------    ----------
     Net income adjusted for pro forma income tax provision...........   $   353,014    $  568,613    $  553,447
                                                                         ===========   ===========   ===========



   The accompanying notes are an integral part of these financial statements.
                                      F-24

                         TELEMANAGEMENT SERVICES, INC.
                            STATEMENTS OF CASH FLOWS

                                                                             FOR THE YEARS ENDED DECEMBER 31,
                                                                          ---------------------------------------
                                                                            1994          1995           1996
                                                                          ---------    -----------    -----------
Cash flows from operating activities:
  Net income...........................................................   $ 569,377    $   917,118    $   892,656
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization.....................................      38,511         61,084        126,233
     Loss on sale of equipment.........................................       8,264             --             --
  Changes in operating assets and liabilities:
     Accounts receivable...............................................    (414,456)      (197,020)      (418,093)
     Advances on behalf of customers...................................          --       (257,777)       189,719
     Other assets......................................................      (1,223)        (9,005)         7,183
     Accounts payable and accrued expenses.............................      89,506        (18,028)       212,943
                                                                          ---------    -----------    -----------
       Net cash provided by operating activities.......................     289,979        496,372      1,010,641
                                                                          ---------    -----------    -----------
Cash flows from investing activities:
  Additions to property and equipment..................................    (101,561)      (153,038)      (165,391)
                                                                          ---------    -----------    -----------
       Net cash used in investing activities...........................    (101,561)      (153,038)      (165,391)
                                                                          ---------    -----------    -----------
Cash flows from financing activities:
  Distribution to stockholder..........................................    (200,000)      (302,000)      (837,755)
  Borrowings under line of credit facility.............................          --             --         27,518
  Repayment of notes payable to stockholder............................          --        (35,000)       (35,000)
                                                                          ---------    -----------    -----------
       Net cash used in financing activities...........................    (200,000)      (337,000)      (845,237)
                                                                          ---------    -----------    -----------
       Net (decrease) increase in cash.................................     (11,582)         6,334             13
Cash, beginning of year................................................      14,102          2,520          8,854
                                                                          ---------    -----------    -----------
Cash, end of year......................................................   $   2,520    $     8,854    $     8,867
                                                                          ==========   ============   ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
     Interest..........................................................   $   5,600    $        --    $    62,489
                                                                         ===========   ===========   ============



   The accompanying notes are an integral part of these financial statements.
                                      F-25

                         TELEMANAGEMENT SERVICES, INC.
                         NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1995 AND 1996
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION

     TeleManagement Services, Inc. ("TMS" or the "Company") was formed on April 23, 1992 as an S Corporation in the state of Florida. The Company is a full service telecommunications and marketing company that specializes in providing customized, cost effective telecommunications solutions for the physician and pharmacy markets throughout the United States.

  ADVANCES ON BEHALF OF CUSTOMERS
     The Company provides rebate processing services on behalf of its customers. This service requires the Company to issue rebate checks to third parties for which the Company receives advances or reimbursements (depending on the customer) related to the rebates.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets ranging from three to seven years. Leasehold improvements are amortized over the remaining term of the facilities' lease. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs are expensed as incurred while expenditures for major renewals that extend useful lives are capitalized.
  LOAN RECEIVABLE FROM STOCKHOLDER
     Simultaneously with the loan agreement entered into on February 16, 1996 (see Note 3), the Company loaned approximately $800,000 to the sole stockholder. The loan is due in full on February 16, 2000 and requires monthly principal payments of $16,667, with interest accruing at the prime rate (8.25% at December 31, 1996) plus one percentage point. At the end of the loan term, the remaining principal and accrued interest is due. As of December 31, 1996, $633,330 remained due to the Company. This amount has been reflected as a reduction of stockholders' equity.
  REVENUE RECOGNITION
     Revenue is recognized when services have been rendered.
  INCOME TAXES
     The Company elected to be taxed as an S Corporation for Federal and state income tax purposes. As a result, income is taxable to its stockholders. Accordingly, no income tax provision has been recorded in the Company's financial statements.
                                      F-26

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued

  PRO FORMA INCOME TAX PROVISION
     The pro forma tax provision has been calculated as if the Company were taxable as a C Corporation (the Company's tax status effective January 1, 1997) under the Internal Revenue Code of 1986, as amended, for all periods presented.
  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
  CONCENTRATION OF CREDIT RISK
     As part of its ongoing control procedures, the Company monitors concentrations of credit risk associated with clients with which it conducts business. Credit risk is minimal as the Company monitors the credit worthiness of its clients to which it grants terms in the normal course of business. The Company does not normally require collateral or other security to support credit sales.
  REVENUES FROM SIGNIFICANT CUSTOMERS
     The Company had revenues of approximately 52%, 58% and 50% from three, five and three customers for the years ended December 31, 1994, 1995 and 1996, respectively. Total receivables from these customers approximated 43%, 95% and 59% of the receivable balances as of December 31, 1994, 1995 and 1996, respectively.

  LONG-LIVED ASSETS


     The Company performs periodic assessments of the recoverability of long-lived assets including goodwill based on estimated future cash flows in accordance with Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS TO BE DISPOSED OF.

2. STOCKHOLDER PURCHASE

     On February 15, 1996, a stockholder purchased 300 shares (the remaining 50% of the shares issued and outstanding) of TMS stock from another stockholder to become the sole stockholder. This transaction was accounted for using the purchase method of accounting. Accordingly, the purchase price was allocated to the pro rata assets and liabilities acquired based on their estimated fair values. The excess of the purchase price over the fair value of net assets consists of goodwill and is amortized on a straight-line basis over the estimated useful lives of the assets which are thirty-five years. The financial statements reflect the results of this transaction from the date it occurred.

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
2. STOCKHOLDER PURCHASE -- Continued

     Information with respect to the shareholder purchase transaction is as follows:


                                                             FOR THE YEAR ENDED
                                                             DECEMBER 31, 1996
                                                             ------------------
Cash paid (net of cash acquired)..........................      $  1,423,277
Notes issued..............................................           700,000
Liabilities assumed.......................................            57,748
                                                             ------------------
                                                                   2,181,025
Fair value of tangible assets purchased...................           795,535
                                                             ------------------
Goodwill..................................................         1,385,490
LESS: Accumulated amortization............................           (34,637)
                                                             ------------------
                                                                $  1,350,853
                                                             ==================






     Amortization expense was $34,637 for the year ended December 31, 1996.

3. PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and consist of the following:

                                                                          DECEMBER 31,
                                                     USEFUL LIFE     ----------------------
                                                       IN YEARS        1995         1996
                                                    --------------   ---------    ---------
Office equipment.................................         7          $ 115,113    $ 155,503
Computer equipment...............................         5            113,893      191,409
Furniture and fixtures...........................         7             47,362       88,239
Computer software................................         3              7,508        7,508
Leasehold improvements...........................   life of lease       45,324       51,934
                                                                     ---------    ---------
                                                                       329,200      494,593
  LESS: Accumulated depreciation.................                     (146,062)    (237,660)
                                                                     ---------    ---------
  Property and equipment, net....................                    $ 183,138    $ 256,933
                                                                    ==========   ==========


     Depreciation expense was $38,511, $61,084 and $91,596 for the years ended December 31, 1994, 1995 and 1996, respectively.
4. NOTES PAYABLE
     As of December 31, 1994, TMS had two loans outstanding for $35,000 due to each of its two stockholders. These loans require monthly interest payments only with the principal due on demand. The Company incurred interest expense of $5,600, $4,391 and $384 for the years ended December 31, 1994, 1995 and 1996, respectively. One loan was paid in full in 1995 and the other was paid in full in 1996.
     On February 16, 1996, the Company, a related party, and its sole stockholder entered into a term loan agreement (the "loan") for $800,000 with Barnett Bank. Approximately $700,000 of the borrowed amount is secured by accounts receivable and all issued shares of the Company under a subordination agreement. The loan requires monthly principal payments of $16,667, with interest accruing at the lender's stated prime rate (8.25% at
                                      F-28

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
4. NOTES PAYABLE -- Continued
December 31, 1996) plus one percentage point. Any remaining principal and accrued interest is due in full on February 16, 2000. As of December 31, 1996, $633,330 remained outstanding.
     In addition, on June 25, 1996, the Company entered into a line of credit agreement with Barnett Bank for borrowings of up to $33,026. The agreement expires on June 25, 1999. The agreement requires monthly principal payments of $918, with interest accruing at the lender's stated prime rate (8.25% at December 31, 1996) plus one percentage point. This revolving line of credit is secured by accounts receivable and all issued shares of the Company. As of December 31, 1996, $27,518 remains outstanding.
     Aggregate annual principal maturities are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------
1997......................................   $211,020
1998......................................    211,020
1999......................................    205,490
2000......................................     33,318
                                             --------
                                             $660,848
                                            =========


5. OPERATING LEASES
     The Company is obligated under noncancelable operating leases for office space and operating equipment expiring on February 28, 2001 and November 15, 1999, respectively. Aggregate future minimum lease payments are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------
1997......................................   $163,992
1998......................................    162,704
1999......................................    161,947
2000......................................    105,820
2001......................................     16,798
                                             --------
                                             $611,261
                                            ==========


     Rent expense approximated $122,904, $125,027 and $223,641 for the years ended December 31, 1994, 1995 and 1996, respectively.
6. DEFINED CONTRIBUTION PLAN
     The Company maintains a profit sharing plan which covers substantially all full time employees. During 1996, the Company made a discretionary contribution of $12,604 to the plan for the year ended December 31, 1995.
                                      F-29

                         TELEMANAGEMENT SERVICES, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
7. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of the fair value of financial investments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value.
     The carrying amounts of accounts receivable, advances on behalf of customers, loan receivable from stockholder, other assets, accounts payable and accrued expenses approximate fair value.
     The fair value of the Company's notes payable and line of credit is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for notes payable of the same maturities. The fair value of the Company's notes payable approximates the carrying value.
8. RELATED PARTY TRANSACTIONS
     In 1994 and 1995, the two stockholders of the Company were also Company executives and received compensation in addition to normal stockholder distributions and entered into other transactions with the Company. In 1994, the two stockholders loaned the Company approximately $35,000 each to be used to finance the Company's operations. (See Note 3.)
9. SUBSEQUENT EVENT
     Effective January 1, 1997, TLM Holdings Corp. (TLM), through its wholly-owned subsidiary, TLM Acquisition Inc., purchased certain assets and assumed certain liabilities of the Company. In conjunction with this purchase, the Company discontinued its election to be treated as an S Corporation.

     On October 21, 1997, TLM was merged into a subsidiary of CulturalAccess.

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF HISPANIC MARKET CONNECTIONS, INC.
     In our opinion, the accompanying balance sheet and the related statement of operations and retained earnings and of cash flows present fairly, in all material respects, the financial position of Hispanic Market Connections, Inc. at September 30, 1997 and December 31, 1996, and the results of its operations and its cash flows for the nine months ended September 30, 1997 and for the year ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Philadelphia, PA
November 21, 1997
                                      F-31

                       HISPANIC MARKET CONNECTIONS, INC.
                                 BALANCE SHEETS

                                                                                       DECEMBER 31,    SEPTEMBER 30,
                                                                                           1996            1997
                                                                                       ------------    -------------
ASSETS
Current assets:
  Cash and cash equivalents.........................................................     $ 36,767        $  87,924
  Accounts receivable...............................................................      346,616          304,814
  Deferred tax asset................................................................       46,530           52,913
  Other assets......................................................................       19,553           25,540
                                                                                       ------------    -------------
     Total current assets...........................................................      449,466          471,191
Property and equipment, net.........................................................       84,644           89,192
                                                                                       ------------    -------------
     Total assets...................................................................     $534,110        $ 560,383
                                                                                       ============    =============

LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Amount due on line of credit facility.............................................     $ 40,508        $ --
  Accounts payable..................................................................      214,285          249,327
  Accrued salaries, wages and related benefits......................................       48,018           38,396
  Other accrued expenses............................................................        8,258            8,258
  Deferred revenue..................................................................      107,715           81,498
  Capital lease obligation..........................................................        6,974           13,759
  Due to affiliate..................................................................       --               50,000
                                                                                       ------------    -------------
     Total current liabilities......................................................      425,758          441,238
                                                                                       ------------    -------------
Commitments and contingencies (Note 5)
Stockholder's equity:
  Common stock, no par value: 1,000,000 shares authorized, 100,000 shares issued and
     outstanding....................................................................        1,728            1,728
  Retained earnings.................................................................      106,624          117,417
                                                                                       ------------    -------------
     Total stockholder's equity.....................................................      108,352          119,145
                                                                                       ------------    -------------
     Total liabilities and stockholder's equity.....................................     $534,110        $ 560,383
                                                                                       ============    =============


   The accompanying notes are an integral part of these financial statements.
                                      F-32

                       HISPANIC MARKET CONNECTIONS, INC.
                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                                         FOR THE       FOR THE NINE
                                                                                        YEAR ENDED     MONTHS ENDED
                                                                                       DECEMBER 31,     SEPTEMBER
                                                                                           1996          30, 1997
                                                                                       ------------    ------------
Revenues............................................................................    $2,811,566      $2,438,650
Cost of revenues....................................................................     1,563,616       1,256,175
                                                                                       ------------    ------------
  Gross profit......................................................................     1,247,950       1,182,475
General and administrative expenses.................................................     1,414,328       1,154,922
                                                                                       ------------    ------------
  (Loss) income from operations.....................................................      (166,378)         27,553
                                                                                       ------------    ------------
Interest expense....................................................................       (12,796)         (5,722)
Other expense.......................................................................        (1,768)           (773)
                                                                                       ------------    ------------
  (Loss) income before income taxes.................................................      (180,942)         21,058
Income tax benefit (expense)........................................................        38,272         (10,265)
                                                                                       ------------    ------------
  Net (loss) income.................................................................      (142,670)         10,793
Retained earnings, beginning of period..............................................       249,294         106,624
                                                                                       ------------    ------------
Retained earnings, end of period....................................................    $  106,624      $  117,417
                                                                                       =============   =============


   The accompanying notes are an integral part of these financial statements.
                                      F-33

                       HISPANIC MARKET CONNECTIONS, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                         FOR THE       FOR THE NINE
                                                                                        YEAR ENDED     MONTHS ENDED
                                                                                       DECEMBER 31,     SEPTEMBER
                                                                                           1996          30, 1997
                                                                                       ------------    ------------
Cash flows from operating activities:
  Net (loss) income.................................................................    $ (142,670)      $ 10,793
  Adjustments to reconcile net loss to net cash used in operating activities:
     Depreciation...................................................................        26,325         20,777
     Deferred tax benefit...........................................................       (38,272)        (6,383)
  Changes in operating assets and liabilities:
     Accounts receivable............................................................       126,253         41,802
     Other assets...................................................................         1,278         (5,987)
     Accounts payable and accrued expenses..........................................         1,776         25,420
     Deferred revenue...............................................................        63,201        (26,217)
     Capital lease obligation.......................................................         2,255          6,785
                                                                                       ------------    ------------
          Net cash provided by operating activities.................................        40,146         66,990
                                                                                       ------------    ------------
Cash flows from investing activities:
  Additions to property and equipment...............................................       (43,924)       (25,325)
                                                                                       ------------    ------------
          Net cash used in investing activities.....................................       (43,924)       (25,325)
                                                                                       ------------    ------------
Cash flows from financing activities:
  Borrowings under line of credit facility..........................................       100,012        (40,508)
  Repayments under line of credit facility..........................................      (159,504)        50,000
                                                                                       ------------    ------------
          Net cash used in financing activities.....................................       (59,492)         9,492
                                                                                       ------------    ------------
          Net decrease in cash and cash equivalents.................................       (63,270)        51,157
Cash and cash equivalents, beginning of year........................................       100,037         36,767
                                                                                       ------------    ------------
Cash and cash equivalents, end of year..............................................    $   36,767       $ 87,924
                                                                                       ============   ==============

Supplemental disclosures of cash flow information
  Cash paid during the period for:
     Interest.......................................................................    $   15,712       $  7,435
                                                                                       ============    ============

     Income taxes...................................................................    $    3,967       $ 10,360
                                                                                       ============    ============


   The accompanying notes are an integral part of these financial statements.
                                      F-34

                       HISPANIC MARKET CONNECTIONS, INC.
                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1996 AND SEPTEMBER 30, 1997
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION
     Hispanic Market Connections, Inc. ("HMC" or the "Company") was formed on April 27, 1988. The Company offers qualitative and quantitative research services throughout the United States, the Caribbean, and Latin America. The Company's services include focus groups; one-on-one, telephone, and door-to-door interviews; mall and point-of-purchase intercepts; copy testing for print and broadcast media; market studies; opinion polls and market consulting to the Hispanic consumer. The Company is owned by a sole stockholder who is also President of the Company.
  CASH AND CASH EQUIVALENTS
     Cash and cash equivalents consist of investments with maturities of 90 days or less at the date of purchase.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets, which range from five to seven years. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income for the period. Expenditures for maintenance and repairs are expensed as incurred while expenditures for major renewals that extend the useful lives are capitalized.
  REVENUE, EXPENSE AND DEFERRED INCOME RECOGNITION
     Revenue is recognized using the percentage of completion method as contract services are delivered. Expenses are recognized on the accrual basis of accounting. Deferred income represents customer deposits for services that have been contracted for but have not been fully performed.
  INCOME TAXES
     Income taxes are provided following the provisions of Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Accordingly, deferred tax assets and liabilities are recognized at the applicable income tax rates based upon future tax consequences of temporary differences between the tax basis and financial reporting basis. The Company recognizes revenue and expenses on the cash basis for the purpose of filing federal and state income taxes.
  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
                                      F-35

                       HISPANIC MARKET CONNECTIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued CONCENTRATION OF CREDIT RISK
     As part of its ongoing control procedures, the Company monitors concentrations of credit risk associated with clients with which it conducts business. Credit risk is minimal as the Company monitors the creditworthiness of its clients to which it grants terms in the normal course of business. The Company does not normally require collateral or other security to support credit sales.
     The Company has recorded no allowance for doubtful accounts or bad debt expense as of December 31, 1996 or as of September 30, 1997 as management anticipates that all the accounts receivable balances are collectible.
  REVENUES FROM SIGNIFICANT CUSTOMERS
     Approximately 12% of total revenues for the year ended December 31, 1996 were from one customer. Total receivables from this customer approximated 7% of total receivables at December 31, 1996. There were no significant customers for the nine months ended September 30, 1997.
2. PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost less accumulated depreciation and consist of the following:

                                                                 USEFUL LIFE
                                                                  IN YEARS      DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                                                 -----------    -----------------    ------------------
Office equipment..............................................       5-7            $  33,247            $   34,272
Computer equipment............................................       3-5              109,784               119,209
Furniture and fixtures........................................       5-7               56,024                70,898
                                                                                -----------------    ------------------
                                                                                      199,055               224,379
  LESS: Accumulated depreciation..............................                       (114,411)             (135,187)
                                                                                -----------------    ------------------
  Property and equipment, net.................................                      $  84,644            $   89,192
                                                                                =================   ===================


     Depreciation expense was $26,325 and $20,777 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
3. LINE OF CREDIT
     On April 17, 1995, the Company entered into a revolving line of credit with Wells Fargo Bank for $175,000 which matured on March 10, 1996. Subsequent to March 10, 1996, the line of credit was renewed for up to $250,000 and matured on April 10, 1997. The sole stockholder personally guaranteed $250,000. Interest per year accrued at the bank's prime rate (8.25% at December 31, 1996) plus two percentage points. Interest was due monthly on the outstanding principal balance and all accrued interest and principal was paid on April 10, 1997.
     On March 10, 1997 the Company entered into a revolving line of credit with Comerica Bank for $300,000. Interest per year accrues at the bank prime rate (8.5% at September 30, 1997) plus one and a half percentage points. Interest was due monthly on the outstanding principal balance and all accrued interest and principal was repaid. This line of credit has been closed by the Company.
                                      F-36

                       HISPANIC MARKET CONNECTIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
4. INCOME TAXES
     The provision for income taxes consists of the following:

                                             YEAR ENDED        NINE MONTHS ENDED
                                          DECEMBER 31, 1996    SEPTEMBER 30, 1997
                                          -----------------    ------------------
Current tax expense:
  Federal..............................       $   5,436             $ 10,851
  State................................           2,822                5,787
                                          -----------------    ------------------
                                                  8,258               16,638
                                          -----------------    ------------------
Deferred tax benefit:
  Federal..............................         (30,472)              (6,171)
  State................................         (16,058)                (202)
                                          -----------------    ------------------
                                                (46,530)              (6,373)
                                          -----------------    ------------------
Income tax benefit (expense)...........       $ (38,272)            $ 10,265
                                          =================   ===================


     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
     Deferred tax assets (liabilities) are comprised of the following:

                                                   DECEMBER 31,    SEPTEMBER 30,
                                                       1996            1997
                                                   ------------    -------------
Gross deferred tax assets:
  Cash versus accrual tax payer.................     $ 49,012         $55,395
                                                   ------------    -------------
Gross deferred tax liabilities:
  Depreciation..................................       (1,860)         (1,860)
  Contributions.................................         (622)           (622)
                                                   ------------    -------------
                                                       (2,482)         (2,482)
                                                   ------------    -------------
Net deferred asset..............................     $ 46,530         $52,913
                                                  =============    ==============


     The provision for income taxes was different from the Federal statutory rate applied to income before income taxes, and is reconciled as follows:

                                                                     FOR THE YEAR ENDED       FOR THE NINE MONTHS ENDED
                                                                     DECEMBER 31, 1996           SEPTEMBER 30, 1997
                                                                  ------------------------    -------------------------
Statutory rate.................................................                 15%                         15%
State income taxes, net of Federal benefit.....................                  8                           8
Non-deductible expenses........................................                 (1)                         18
                                                                        ----------                  ----------
                                                                                22%                         41%
                                                                        ==========                 ===========


                       HISPANIC MARKET CONNECTIONS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
5. OPERATING LEASE AND CAPITAL LEASE COMMITMENTS
     The Company is obligated under noncancelable operating leases for office space, a vehicle and operating equipment with terms ranging from three to five years and expiring at various dates through February, 2002. Aggregate future minimum lease payments are as follows:

YEARS ENDING
DECEMBER 31,
------------------------------------------------------------------
1997..............................................................   $ 43,414
1998..............................................................    177,746
1999..............................................................     80,013
2000..............................................................     78,434
2001..............................................................     76,973
Thereafter........................................................      6,628
                                                                     --------
                                                                     $463,208
                                                                     ========


     Rent expense was $96,285 and $123,491 for the year ended December 31, 1996 and the nine months ended September 30, 1997, respectively.
     The Company leases operating equipment under non-cancelable leases ending at various dates through August, 1999. The leases provide for a bargain purchase option to the Company at the end of the lease term and, as such, have been accounted for as a capital lease.
6. CAPITAL STRUCTURE
     The Company's authorized capital includes 1,000,000 shares of common stock, no par value per share and 1,000,000 shares of preferred stock, no par value. The Company's issued and outstanding capital consists of 100,000 shares of issued and outstanding common stock.
7. DEFINED CONTRIBUTION PLAN
     Effective January 1, 1996, the Company maintains a profit sharing plan which covers substantially all full-time employees. The Company made contributions of $2,563 and $5,223 to the plan for the plan year ended December 31, 1996 and during the nine months ended September 30, 1997, respectively.
8. FAIR VALUE OF FINANCIAL INSTRUMENTS
     Statement of Financial Accounting Standards No. 107, DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS, requires the disclosure of the fair value of financial investments, both assets and liabilities recognized and not recognized on the balance sheet for which it is practicable to estimate fair value.
     The carrying amounts of accounts receivable, other assets, accounts payable, and accrued expenses approximate fair value.
     The fair value of the Company's line of credit is determined by calculating the present value of expected future cash outlays associated with the debt instruments. The discount rate used is equivalent to the current rate offered to the Company for notes payable of the same maturities. The fair value of the Company's line of credit approximates the carrying value.
9. SUBSEQUENT EVENT

     Effective October 1, 1997, CulturalAccess purchased all the issued and outstanding shares of the Company's stock from the sole stockholder.

                       REPORT OF INDEPENDENT ACCOUNTANTS
TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
PHOENIX MARKETING GROUP, INC.
     In our opinion, the accompanying balance sheet and the related statements of operations and accumulated deficit and of cash flows present fairly, in all material respects, the financial position of Phoenix Marketing Group, Inc. at October 31, 1997 and December 31, 1996, and the results of its operations and its cash flows for the ten-month period ended October 31, 1997 and for each of the two years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
PRICE WATERHOUSE LLP
Morristown, New Jersey
November 30, 1997
                                      F-39

                         PHOENIX MARKETING GROUP, INC.
                                 BALANCE SHEETS

                                                                                DECEMBER 31, 1996    OCTOBER 31, 1997
                                                                                -----------------    ----------------
ASSETS
Current assets:
  Cash and cash equivalents..................................................      $   110,051          $  255,920
  Accounts receivable, net of allowance for doubtful accounts of $90,480 and
     $107,383, respectively..................................................        2,591,494           2,884,176
  Other current assets.......................................................          403,501             409,839
  Restricted cash............................................................               --             500,000
                                                                                -----------------    ----------------
     Total current assets....................................................        3,105,046           4,049,935
Property and equipment, net..................................................        1,717,384           1,528,206
Other assets.................................................................          182,636              87,515
                                                                                -----------------    ----------------
     Total assets............................................................      $ 5,005,066          $5,665,656
                                                                               ==================   ==================

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable and accrued expenses......................................      $   972,973          $  998,290
  Accrued salaries, wages and related benefits...............................           79,095              75,790
  Current portion of long-term borrowings....................................          741,830              44,142
  Customer deposits..........................................................          111,683              88,340
  Amounts due stockholders...................................................               --             162,253
                                                                                -----------------    ----------------
     Total current liabilities...............................................        1,905,581           1,368,815
Long-term borrowings.........................................................        1,065,581              42,186
Amounts due stockholders.....................................................        2,241,102                  --
Advance from CulturalAccessWorldwide.........................................               --          11,546,248
                                                                                -----------------    ----------------
     Total liabilities.......................................................        5,212,264          12,957,249
                                                                                -----------------    ----------------
Commitments and contingencies (Note 5)
Stockholders' deficit:
  Common stock
     Class A voting common stock, no par value: authorized 2,500 shares, 205
       shares issued and outstanding.........................................           41,000              41,000
     Class B non voting common stock, no par value: authorized 2,500 shares,
       45 shares issued and outstanding......................................            9,000               9,000
  Accumulated deficit........................................................         (212,198)         (7,296,593)
                                                                                -----------------    ----------------
     Subtotal................................................................         (162,198)         (7,246,593)
  Less treasury stock -- 50 shares of Class A common stock at cost...........          (45,000)            (45,000)
                                                                                -----------------    ----------------
     Total stockholders' deficit.............................................         (207,198)         (7,291,593)
                                                                                -----------------    ----------------
     Total liabilities and stockholders' deficit.............................      $ 5,005,066          $5,665,656
                                                                                =================   ==================



   The accompanying notes are an integral part of these financial statements.
                                      F-40

                         PHOENIX MARKETING GROUP, INC.
                STATEMENTS OF OPERATIONS AND ACCUMULATED DEFICIT

                                                               FOR THE YEARS ENDED
                                                                   DECEMBER 31,
                                                            --------------------------    FOR THE TEN MONTHS ENDED
                                                               1995           1996            OCTOBER 31, 1997
                                                            -----------    -----------    ------------------------
Revenues.................................................   $13,849,031    $13,048,989          $ 13,750,187
Cost of revenues.........................................     6,287,524      5,462,962             7,107,880
                                                            -----------    -----------    ------------------------
     Gross profit........................................     7,561,507      7,586,027             6,642,307
                                                            -----------    -----------    ------------------------
Selling, general and administrative expenses:
  Salaries, wages and related benefits...................     4,873,524      4,409,297             3,200,968
  Depreciation and amortization expense..................       435,180        526,473               380,342
  Other selling, general and administrative expenses.....     2,054,008      2,205,775             1,885,816
                                                            -----------    -----------    ------------------------
     Total selling, general and administrative expenses..     7,362,712      7,141,545             5,467,126
                                                            -----------    -----------    ------------------------
Loss on disposal of fixed assets.........................            --             --               103,181
                                                            -----------    -----------    ------------------------
     Income from operations..............................       198,795        444,482             1,072,000
Interest expense.........................................      (313,317)      (331,826)             (261,738)
Other income.............................................        38,546         44,592                37,982
                                                            -----------    -----------    ------------------------
     (Loss) income before income taxes...................       (75,976)       157,248               848,244
Income tax expense.......................................        (3,275)        (6,001)              (11,749)
                                                            -----------    -----------    ------------------------
     Net (loss) income...................................       (79,251)       151,247               836,495
Accumulated deficit, beginning of period.................      (284,194)      (363,445)             (212,198)
  Stockholder distributions..............................            --             --            (7,920,890)
                                                            -----------    -----------    ------------------------
Accumulated deficit, end of period.......................   $  (363,445)   $  (212,198)         $ (7,296,593)
                                                            ============   ============   ========================

Pro forma data (unaudited) Note 1:
     Historical (loss) income before taxes...............   $   (79,251)   $   151,247          $    836,495
     Pro forma provision for income taxes................        46,265        146,774               358,182
                                                            -----------    -----------    ------------------------
Net (loss) income adjusted for pro forma income tax
  provision..............................................   $  (125,516)   $     4,473          $    478,313
                                                            =============  ===========    ========================


   The accompanying notes are an integral part of these financial statements.
                                      F-41

                         PHOENIX MARKETING GROUP, INC.
                            STATEMENTS OF CASH FLOWS

                                                                FOR THE YEARS ENDED
                                                                    DECEMBER 31,
                                                              ------------------------    FOR THE TEN MONTHS ENDED
                                                                 1995          1996           OCTOBER 31, 1997
                                                              ----------    ----------    ------------------------
Cash flows from operating activities:
  Net (loss) income........................................   $  (79,251)   $  151,247          $    836,495
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities:
     Depreciation and amortization.........................      569,172       658,473               490,213
     Loss on disposal of equipment.........................           --            --               103,181
  Changes in operating assets and liabilities:
     Accounts receivable...................................      237,536       174,321              (292,682)
     Other current assets..................................      (75,805)     (178,737)              (44,325)
     Other assets..........................................      (36,798)       14,298                94,675
     Accounts payable and accrued expenses.................     (455,050)       40,813                25,317
     Accrued payroll and related taxes.....................          322       (25,719)               (3,305)
     Customer deposits.....................................       43,090        47,593               (23,343)
     Deferred compensation.................................      (30,000)      (15,000)                   --
                                                              ----------    ----------    ------------------------
       Net cash provided by operating activities...........      173,216       867,289             1,186,226
                                                              ----------    ----------    ------------------------
Cash flows from investing activities:
  Additions to property and equipment......................     (865,557)     (528,917)             (366,229)
  Employee loan (net of repayments)........................           --       (69,961)                  446
                                                              ----------    ----------    ------------------------
       Net cash used in investing activities...............     (865,557)     (598,878)             (365,783)
                                                              ----------    ----------    ------------------------
Cash flows from financing activities:
  Proceeds from bank borrowing.............................    1,050,000       850,000                    --
  Payments of bank borrowing...............................     (179,171)     (987,675)           (1,687,319)
  Payments of borrowing-former stockholders................     (375,540)     (122,106)                   --
  Proceeds from borrowing-stockholders.....................      508,985        82,750                    --
  Payments of borrowing-stockholders.......................      (97,200)     (145,500)           (2,078,849)
  Payments pursuant to restrictive covenant................           --        (8,837)              (23,422)
  Payments of obligation under capital lease...............      (42,019)      (11,459)              (10,342)
  Distributions to stockholders............................           --            --            (7,920,890)
  Advances from CulturalAccess.............................           --            --            11,546,248
                                                              ----------    ----------    ------------------------
       Net cash provided by (used in) financing
          activities.......................................      865,055      (342,827)             (174,574)
                                                              ----------    ----------    ------------------------
Net increase (decrease) in cash............................      172,714       (74,416)              645,869
Cash and cash equivalents, beginning of period.............       11,753       184,467               110,051
                                                              ----------    ----------    ------------------------
Cash and cash equivalents, end of period...................   $  184,467    $  110,051          $    755,920
                                                            ============    ==========   =========================

Supplemental disclosures of cash flow information:
  Cash paid during period for:
     Interest..............................................   $  318,785    $  331,826          $    101,364
                                                              ===========   ==========   =========================

Noncash activities:
  Debt obligation incurred on extension of covenant not to
     compete...............................................   $       --    $   91,168          $         --
                                                              ==========   ===========   =========================



   The accompanying notes are an integral part of these financial statements.
                                      F-42

                         PHOENIX MARKETING GROUP, INC.
                         NOTES TO FINANCIAL STATEMENTS
                     DECEMBER 31, 1996 AND OCTOBER 31, 1997
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES
  BUSINESS DESCRIPTION
     Phoenix Marketing Group, Inc. (the "Company") was formed in 1983 to provide database and other computer based marketing support to the health care industry. The majority of the Company's sales are made to the pharmaceutical sector, primarily in the United States.
  USE OF ESTIMATES
     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.
  CASH EQUIVALENTS
     The Company considers all highly liquid investments with a maturity of approximately three months or less from date of purchase to be cash equivalents.
  REVENUE RECOGNITION
     Revenue represents the total fees charged to clients for the services provided and is recognized upon fulfillment of the service requirements. Revenue from two major customers, as a percentage of total revenue, was 19% and 12% in 1995, 21% and 10% in 1996 and 30% and 9% for the ten months ended October 31, 1997.
  PROPERTY AND EQUIPMENT
     Property and equipment are carried at cost and are depreciated over their estimated useful lives, ranging from 5 to 10 years, using accelerated methods. Fully depreciated assets aggregating $1,307,227 were written off during the ten-month period ended October 31, 1997.
  INCOME TAXES
     For federal income tax purposes, the Company has elected to be treated as an S Corporation. Income, deductions and credits are, therefore, distributed, pro rata, to stockholders for inclusion on their individual income tax returns. A portion of the distributed amounts are subsequently reinvested in the Company by the stockholders as subordinated debt. Reinvested amounts were $82,750 in 1996. No amounts were reinvested during the ten months ended October 31, 1997. Accordingly, no provision for federal income taxes is required in the accompanying statements of operations. The Company is, however, subject to certain state income taxes.
  PRO FORMA INCOME TAX PROVISION
     The pro forma tax provision has been calculated as if the Company were taxable as a C Corporation (the Company's tax status effective October 31, 1997) under the Internal Revenue Code of 1986, as amended, for all periods presented.
                                      F-43

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
1. BUSINESS DESCRIPTION AND SIGNIFICANT ACCOUNTING POLICIES -- Continued
  PROFIT SHARING PLAN
     The Company sponsors a defined contribution Profit Sharing Plan covering substantially all its full-time employees. Contributions are made at the discretion of the Company. Plan expense for the year ended December 31, 1996 and the ten months ended October 31, 1997 totaled $79,800 and $113,271, respectively. No contributions were made for the year ended December 31, 1995. Additionally, the Company implemented a 401(k) deferred compensation plan in 1993. The Company incurred an expense of $48,839, $46,909, and $43,629 for the portion of employee contributions matched in 1995 and 1996 and the ten months ended October 31, 1997, respectively.
  FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS
     The carrying amounts of certain financial instruments (cash and cash equivalents, accounts receivable, accounts payable and accrued expenses, and notes payable) approximate fair value given the short-term nature of these instruments. The carrying amounts of long-term debt approximates fair value as the obligations bear interest at fair value rates. The Company does not have any financial instruments held or issued for trading purposes.
2. PROPERTY AND EQUIPMENT
     Property and equipment consist of the following:

                                                  USEFUL LIFE     DECEMBER 31,    OCTOBER 31,
                                                    IN YEARS          1996           1997
                                                 --------------   ------------    -----------
Equipment.....................................        5-10         $3,010,756     $ 1,937,073
Computer equipment held for lease.............        5-10            322,425         336,571
Furniture and fixtures........................        5-10            836,610         735,629
Leasehold improvements........................   life of lease        812,055         824,921
                                                                  ------------    -----------
                                                                    4,981,846       3,834,194
Less-accumulated depreciation.................                      3,264,462       2,305,988
                                                                  ------------    -----------
  Net property and equipment..................                     $1,717,384     $ 1,528,206
                                                                 ==============  ============


     Depreciation expense amounted to $569,172, $639,480 and $452,226 for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997, respectively.
     Property and equipment includes the following amounts held under capital leases:

                                                                 DECEMBER 31,    OCTOBER 31,
                                                                     1996           1997
                                                                 ------------    -----------
Equipment.....................................................     $ 68,331        $68,331
Less-accumulated depreciation.................................       21,151         30,913
                                                                 ------------    -----------
  Net.........................................................     $ 47,180        $37,418
                                                                =============   =============


     On June 10, 1997, the Company provided advance written notice of its intent to cancel its lease of certain warehouse space no later than December 15, 1997. The Company will lease larger warehouse space owned by a partnership comprised of stockholders and certain former stockholders. As a result of this lease cancellation, the Company expects to dispose of certain furniture and fixtures and leasehold improvements. The Company has recorded a loss on assets to be disposed in the amount of $103,181.
                                      F-44

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
3. BORROWINGS
     Borrowings consist of the following:

                                                                                         DECEMBER 31,    OCTOBER 31,
                                                                                             1996           1997
                                                                                         ------------    -----------
Equipment line for $600,000; interest only payable monthly to May 31, 1997 at prime
  (8.25% at December 31, 1996) plus .125%. At May 31, 1997, the line may be converted
  into a term loan....................................................................    $  400,000       $--
Term loan to bank for $400,000; repayable in 60 monthly installments of $6,667 plus
  interest at prime plus .125%........................................................       393,333        --
Working capital line of credit in the amount of $600,000, balance due at May 31, 1997
  plus interest at prime..............................................................       300,000        --
Term loan to bank for $250,000; repayable in 60 monthly installments of $4,167 plus
  interest at prime plus .5%..........................................................       199,996        --
Equipment revolver for $1,000,000; interest only payable monthly at prime plus .5%. At
  February 1, 1997, the balance was converted into an 18 month term loan..............       144,000        --
Term loan to bank for $500,000; repayable in 48 monthly installments of $10,417 plus
  interest at prime plus .5%..........................................................       125,000        --
Term loan to bank for $250,000; repayable in 60 monthly installments of $4,167 plus
  interest at prime plus 1%...........................................................       124,990        --
Note payable; repayable in monthly installments of $2,942 including interest at 10%
  through July 1999...................................................................        82,331        58,909
Capital lease payable in monthly installments of $1,276 through November 30, 1999.....        37,761        27,419
                                                                                         ------------    -----------
  Total...............................................................................     1,807,411        86,328
Less-current portion..................................................................       741,830        42,186
                                                                                         ------------    -----------
  Long-term borrowings................................................................    $1,065,581       $44,142
                                                                                         ============   ============


4. AMOUNTS DUE STOCKHOLDERS
     Amounts due stockholders consist of interest payable on stockholder notes accrued at 9%. Interest is paid annually in December. Stockholder notes were paid in full on October 17, 1997.
                                      F-45

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
5. COMMITMENTS AND CONTINGENCIES
     a) The Company leases its office and warehouse facilities under a long-term operating lease from a partnership comprising of stockholders and certain former stockholders. Rent expense under this agreement totaled $257,260, $269,420 and $224,517 for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997, respectively. The Company also leases certain computer and warehouse equipment under long-term capital leases. Minimum annual rentals under the operating leases, and minimum lease payments under the capitalized leases together with the present value of the net minimum lease payments as of October 31, 1997 are as follows:

                                                                                      ANNUAL RENTALS UNDER
                                                                                      --------------------
                                                                                      CAPITAL    OPERATING
                                                                                      LEASES      LEASES
                                                                                      -------    ---------
Two-month period ending December 31, 1997..........................................   $ 2,552    $  84,387
Year ending December 31, 1998......................................................    15,312      304,031
Year ending December 31, 1999......................................................    12,352       11,509
                                                                                      -------    ---------
  Total minimum lease payments.....................................................    30,216    $ 399,927
                                                                                                 =========

Less-portion representing interest.................................................     2,797
                                                                                      -------
Present value of minimum lease payments, including current maturity of $13,353.....   $27,419
                                                                                      ========


       Rent expense for the years ended December 31, 1995, 1996 and the ten months ended October 31, 1997 totaled $493,918, and $510,149 and $421,274, respectively.
     b) Under an agreement between the Company and the stockholders, upon the death of a stockholder, the Company is obligated to repurchase the stockholder's shares at a price equal to the value per share as defined in the stockholder's agreement. The Company maintains key-man life insurance policies on the primary stockholders in this regard.
6. STATE INCOME TAXES
     The provision for income taxes consists of current state income taxes of $3,275, $6,001 and $11,749 for the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997, respectively.
     Income tax expense for each of the years ended December 31, 1995 and 1996 and the ten months ended October 31, 1997 is reflective of the Company's election as an S Corporation for state income tax purposes effective January 1, 1994. Although the Company was granted S Corporation status, it continues to be liable for state income taxes, but at a reduced rate. The Company has determined that a provision for deferred income taxes is not necessary.
     Differences between the pre-tax accounting income and taxable income for state tax purposes primarily arise due to the restriction on the deductibility of interest paid to stockholders.
7. SUBSEQUENT EVENT

     On October 17, 1997, and effective as of the close of business on October 31, 1997, CulturalAccess (the "Purchaser") acquired substantially all of the assets and liabilities of the Company for $10,500,000 of cash and $5,000,000 of notes receivable. Additionally, the Purchaser repaid $1,046,248 of the Company's third-party debt.

                         PHOENIX MARKETING GROUP, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED
7. SUBSEQUENT EVENT -- Continued
The Company subsequently repaid $2,079,101 of principal amounts due to shareholders, and distributed $7,920,890 to its shareholders. As part of the sale agreement, the Company shall receive from the Purchaser contingent payments, payable in shares of the Purchaser's common stock, based upon the achievement of predefined earnings before interest, taxes and amortization targets for each of the years ending December 31, 1998, 1999 and 2000.
                                      F-47


                        GROWING IN A GROWTH ENVIRONMENT

                             GROWTH IN OUTSOURCING

                           GROWTH IN DIRECT MARKETING

                  GROWTH IN PHARMACEUTICAL MARKETING SPENDING

                    GROWTH IN ETHNIC AND MATURE POPULATIONS

                GROWTH IN ACCOUNTABILITY OF MARKETING AND SALES

                     GROWTH IN CUSTOMER-FOCUSED MANAGEMENT



                      [CULTURALACCESSWORLDWIDE, INC. LOGO]

                     Bridging Cultures and Building Profits

======================================================================
  NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OF COMMON STOCK TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.
                            ------------------------
                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary.............................     3
Risk Factors...................................     7
The Company....................................    12
Use of Proceeds................................    13
Dividend Policy................................    13
Capitalization.................................    14
Dilution.......................................    15
Selected Financial Information.................    16
Unaudited Pro Forma Financial
  Information..................................    18
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...................................    23
Business.......................................    29
Management.....................................    37
Certain Transactions...........................    45
Principal Stockholders.........................    48
Description of Capital Stock...................    50
Shares Eligible for Future Sale................    52
Underwriting...................................    53
Legal Matters..................................    54
Experts........................................    54
Available Information..........................    55
Index to Financial Statements..................   F-1


                            ------------------------

UNTIL MARCH   , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                4,000,000 SHARES

                                  COMMON STOCK
                            ------------------------
                                   PROSPECTUS
                            ------------------------
                            Bear, Stearns & Co. Inc.

                             NationsBanc Montgomery
                                 Securities LLC


                               February   , 1998

====================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
     The following are the estimated expenses in connection with the distribution of the securities being registered hereunder, other than underwriting discounts and commissions.

S.E.C. registration fee*..............................................................................   $  25,091
NASD filing fee*......................................................................................       8,780
Fee to Foster Management Company*.....................................................................     750,000
NASDAQ application fee*...............................................................................      41,435
Accounting fees and expenses..........................................................................          **
Legal fees and expenses...............................................................................          **
Printing and engraving expenses.......................................................................          **
Blue sky fees and expenses............................................................................          **
Transfer agent fees...................................................................................          **
Miscellaneous expenses................................................................................          **
                                                                                                         ---------
       Total..........................................................................................   $      **
                                                                                                        ===========


------------
 * Actual fee.
** To be supplied by amendment.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
     Article Sixth of the Certificate of Incorporation of the Company provides that the Company shall indemnify and hold harmless any director, officer, employee or agent of the Company from and against any and all expenses and liabilities that may be imposed upon or incurred by him in connection with, or as a result of, any proceeding in which he may become involved, as a party or otherwise, by reason of the fact that he is or was such a director, officer, employee or agent of the Company, whether or not he continues to be such at the time such expenses and liabilities shall have been imposed or incurred, to the extent permitted by the laws of the State of Delaware, as they may be amended from time to time.
     Article Eleventh of the Certificate of Incorporation of the Company contains a provision which eliminates the personal liability of a director of the Company to the Company or to any of its stockholders for monetary damages for a breach of his fiduciary duty as a director, except in the case in which the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit.
     The Underwriting Agreement provides for reciprocal indemnification between the Company and its controlling persons on the one hand and the Underwriters and their respective controlling persons on the other hand against certain liabilities in connection with the Offering, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
     On June 15, 1995, each of Joseph Morrow, John Jordan, Thomas Ficker, Thomas Ball and Ronald Knox purchased 989,000, 709,500, 236,500, 107,500 and 107,500 shares (as adjusted for stock splits) for $.0465 per share (as adjusted for stock splits).

     In connection with the Company's recapitalization in December 1996, Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"), Abbingdon Venture Partners Limited Partnership-II ("Abbingdon-II") and

Abbingdon Venture Partners Limited Partnership-III ("Abbingdon-III") purchased 3,000,000 shares of Voting Common Stock and 500,000 shares of Non-Voting Common Stock for an aggregate purchase price of $200,000, and 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000.
     In connection with the Company's recapitalization in December 1996, the Company issued 6% convertible promissory notes in the aggregate principal amount of $3,000,000 to Joseph Morrow, John Jordan, Thomas Ficker, Thomas Ball, Ronald Knox, Wallace Searle, the Estate of Dennis Dee and Nelson Mullins Riley & Scarborough L.L.P., which notes are convertible into an aggregate of 200,000 shares of Common Stock at any time after ten days after the closing of the Offering.
     On December 6, 1996, John Jordan, President of the TelAc Teleservices Group of the Company, purchased 75,000 shares of Common Stock for $4,275.
     On December 6, 1996, Jared Jordan purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, John Allen purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, Susan Bykofsky purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, Georges Andre purchased 10,000 shares of Common Stock for $570.
     On December 6, 1996, David Chong purchased 2,500 shares of Common Stock for $142.50.
     On December 6, 1996, Laura Kim purchased 2,500 shares of Common Stock for $142.50.
     On December 6, 1996, Christopher Purdy purchased 10,000 shares of Common Stock for $570.

     On December 6, 1996, as part of the consideration for all of the capital stock of Jordan Computer Specialists Incorporated ("JCSI"), the Company issued a 6% convertible subordinated promissory note in the principal amount of $180,000 to Jared Jordan, which note is convertible at $14.00 per share in the event certain financial criteria of JCSI are met over a three-year period.

     On January 1, 1997, Joseph Fitzpatrick purchased 4,000 shares of Common Stock for $228.

     In connection with the initial capitalization of TLM Holdings Corp., a Delaware corporation and a subsidiary of the Company ("TLM"), Abbingdon-II and Abbingdon-III (the "Partnerships") purchased an aggregate of (x) 3,500,000 shares of common stock $.01 par value (the "TLM Common Stock"), of TLM for an aggregate purchase price of $199,500 and (y) 18,000 shares of 8% Cumulative Preferred Stock for an aggregate purchase price of $1,800,000.

     On January 15, 1997, Lee Edelstein, President of the Professional Markets Group and a director of the Company, purchased 50,000 shares of TLM Common Stock for $2,850.
     On January 15, 1997, Brian Henderson purchased 15,000 shares of TLM Common Stock for $855.
     On January 15, 1997, Fran Lawrence purchased 10,000 shares of TLM for $570. On January 15, 1997, Robert Bronner purchased 10,000 shares of TLM Common
Stock for $510.
     On January 15, 1997, Barbara Ginn purchased 7,500 shares of TLM Common Stock for $427.50.
     On January 15, 1997, Mary Sanchez, Corporate Controller of the Company, purchased 7,500 shares of TLM Common Stock for $427.50.
     On April 1, 1997, John Fitzgerald purchased 230,000 shares of Common Stock for $13,110.

     On October 17, 1997, as part of the consideration for substantially all of the assets of Phoenix Marketing Group, Inc. ("Phoenix"), the Company issued a 6% convertible subordinated promissory note, in the principal amount of $2,500,000 to Phoenix, which note will be converted into 178,572 shares of Common Stock at the closing of the Offering.

     Registration under the Securities Act of the securities issued in the transactions described herein was not required because such securities were issued in transactions not involving any "public offering" within the meaning of
Section 4(2) of the Securities Act, in reliance on Rule 506 under the Securities Act. In connection therewith, the Registrant has obtained representations from all such acquirors to the effect that they are "accredited investors" as defined in Rule 501(a) under the Securities Act. In addition, there was no general solicitation or general advertising in connection with such issuances.
ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
     (a) Exhibits
     The Exhibits required to be filed as part of this Registration Statement are listed in the attached Index to Exhibits.
     (b) Financial Statement Schedules:
     Financial Statement Schedules have been omitted because they are inapplicable or the information is provided in the Financial Statements, including the Notes thereto, included in the Prospectus.
ITEM 17. UNDERTAKINGS.
     The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of its Certificate of Incorporation or By-laws or the laws of the State of Delaware, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
     The undersigned Registrant hereby undertakes that:
          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.
          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
                                      II-3

                                     SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, Commonwealth of Virginia, on the 23rd day of January, 1998.

                                             CULTURALACCESSWORLDWIDE, INC.
                                             By  /s/ JOHN FITZGERALD
                                                 -----------------------
                                                  JOHN FITZGERALD, PRESIDENT
                                                  AND CHIEF EXECUTIVE OFFICER
     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                       TITLE                        DATE
------------------------------------------------------  ----------------------------------   -----------------
          /s/               STEPHEN F. NAGY             Chairman of the Board and Director   January 23, 1998
------------------------------------------------------
                  (STEPHEN F. NAGY)

          /s/               JOHN FITZGERALD             President, Chief Executive Officer   January 23, 1998
------------------------------------------------------    and Director (principal
                  (JOHN FITZGERALD)                       executive officer)

          /s/               MICHAEL DINKINS             Chief Financial Officer and Senior   January 23, 1998
------------------------------------------------------    Vice President (principal
                  (MICHAEL DINKINS)                       financial and accounting
                                                          officer)

          /s/               LIAM S. DONOHUE             Director                             January 23, 1998
------------------------------------------------------
                  (LIAM S. DONOHUE)

          /s/               JOHN H. FOSTER*             Director                             January 23, 1998
------------------------------------------------------
                   (JOHN H. FOSTER)

          /s/              PETER D. BEWLEY*             Director                             January 23, 1998
------------------------------------------------------
                  (PETER D. BEWLEY)

           /s/              SHAWKAT RASLAN*             Director                             January 23, 1998
------------------------------------------------------
                   (SHAWKAT RASLAN)

          /s/                LEE EDELSTEIN*             Director                             January 23, 1998
------------------------------------------------------
                   (LEE EDELSTEIN)

           * By /s/         JOHN FITZGERALD
------------------------------------------------------
                   (JOHN FITZGERALD
                  ATTORNEY IN FACT)

                               INDEX TO EXHIBITS


EXHIBIT                                                                                PAGE
NUMBER                                                                                NUMBER
------                                                                               --------
 1(a)    Form of Underwriting Agreement                                               **
 2(a)    Agreement and Plan of Merger, dated as of December 6, 1996, by and
         between the Company and Telac, Inc.                                            *
 2(b)    Recapitalization and Investment Agreement, dated December 6, 1996, by and among Telephone Access, Inc., the shareholders of Telephone Access,
         Inc., Abbingdon Venture Partners Limited Partnership ("Abbingdon-I"),
         Abbingdon Venture Partners Limited Partnership II ("Abbingdon-II"), and
         Abbingdon Venture Partners Limited Partnership III ("Abbingdon-III).           *
 2(c)    Agreement of Purchase and Sale, dated as of January 1, 1997, by and among TeleManagement Services, Inc., Lee H. Edelstein and TLM Holdings
         Corp.                                                                          *
 2(d)    Agreement of Purchase and Sale, dated as of September 1, 1997, by and among Hispanic Market Connections, Inc., M. Isabel Valdes and the
         Company.                                                                       *
 2(e)    Agreement of Purchase and Sale, dated as of October 1, 1997, by and among Phoenix Marketing Group, Inc., Douglas Rebak, Joseph Macaluso and
         the Company.                                                                   *
 3(a)    Amended and Restated Certificate of Incorporation of the Company, as
         amended to date.                                                               *
 3(b)    By-Laws of the Company.                                                       *
 3(c)    Form of Certificate of Designation of Series 1998 Preferred Stock of the
         Company                                                                       **
 4       The Company's 1997 Stock Option Plan.                                          *
 5       Opinion of Haythe & Curley regarding legality.                                 *
10(a)    Form of 6% Convertible Subordinated Promissory Notes due December 1,
         2000 of the Company, dated December 6, 1996, payable to the order of
         Joseph Morrow and John E. Jordan, respectively.                                *
10(b)    Form of 8% Subordinated Promissory Notes due December 1, 2006 of the
         Company and Ash Creek, Inc., jointly and severally as the maker, dated
         December 6, 1996, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                   *
10(c)    Form of 8% Subordinated Promissory Notes due January 15, 2007 of the
         Company and Ash Creek, Inc., dated January 15, 1997, payable to the
         order of Abbingdon-II and Abbingdon-III, respectively.                         *
10(d)    Form of 8% Subordinated Promissory Notes due January 15, 2007 of the
         Company and Sturges Pond, Inc., jointly and severally as the maker, dated January 15, 1997, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                   *
10(e)    Form of 8% Subordinated Promissory Notes due October 15, 2007 of the
         Company and Ash Creek, Inc., jointly and severally as the maker, dated
         October 15, 1997, payable to the order of Abbingdon-II and
         Abbingdon-III, respectively.                                                   *
10(f)    $6,000,000 Discretionary Line of Credit Letter Agreement, dated January
         14, 1997, by and among TLM Holdings Corp., PNC Bank, National
         Association ("PNC"), Abbingdon-II, Abbingdon-III and TLM Acquisition
         Corp.                                                                          *
10(g)    Demand Note, dated January 14, 1997, in the principal amount of
         $6,000,000 executed by TLM Holdings Corp., payable to the order of PNC.        *
10(h)    Guaranty and Suretyship Agreement, dated as of January 14, 1997, made
         and given by Abbingdon-II and Abbingdon-III in favor of PNC.                   *

EXHIBIT                                                                                PAGE
NUMBER                                                                                NUMBER
------                                                                               --------
10(i)    6% Convertible Subordinated Promissory Note of the Company, dated
         October 17, 1997, payable to the order of Phoenix Marketing Group, Inc.        *
10(j)    6% Redeemable Subordinated Promissory Note of the Company, dated October
         17, 1997, payable to the order of Phoenix Marketing Group, Inc.                *
10(k)    Stock Purchase Agreement, dated December 6, 1996, by and between the
         Company and John E. Jordan.                                                    *
10(l)    Stock Purchase Agreement, dated January 15, 1997, between TLM Holdings
         Corp. and Lee H. Edelstein.                                                    *
10(m)    Stock Purchase Agreement, dated April 1, 1997, by and between the
         Company and John Fitzgerald.                                                   *
10(n)    Employment Agreement, dated December 6, 1996, by and between the Company
         and John E. Jordan.                                                            *
10(o)    Employment Agreement, dated January 15, 1997, by and between TLM
         Holdings Corp. and Lee Edelstein.                                              *
10(p)    Employment Letter Agreement, dated April 1, 1997, by and between the
         Company and John Fitzgerald.                                                   *
10(q)    Employment Agreement, dated August 1, 1997, by and between the Company
         and Michael Dinkins.                                                           *
10(r)    Employment Agreement, dated October 17, 1997, by and between the Company
         and Douglas Rebak.                                                             *
10(s)    Agreement, effective January 1, 1997, by and between the Company and
         Sprint/United Management Company, together with contract orders related `
         thereto.                                                                      **
10(t)    Commitment Letter dated December 22, 1997 between the Company and
         NationsBank, N.A.                                                             **
11       Statement regarding computation of per share earnings.                        **
16       Letter from Green, Holman, Frenia, and Company, L.L.P., dated December
         2, 1997, regarding change in certifying accountant.                            *
21       Subsidiaries of the Company.                                                   *
23(a)    Consent of Price Waterhouse LLP                                              **
23(b)    Consent of Green, Holman, Frenia and Company, L.L.P.                         **
23(c)    Consent of Haythe & Curley (included in Exhibit 5).                           *
24       Power of Attorney (see signature page to the Registration Statement).          *
27(a)    Financial Data Schedule for December 31, 1996                                **
27(b)    Financial Data Schedule for September 30, 1997                               **




------------
  * Previously filed.

 ** Filed herewith.